As filed with the Securities and Exchange Commission on April 6, 2012

Registration No. 333-176512

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-3

on Form S-1

REGISTRATION STATEMENTUNDERTHE SECURITIES ACT OF 1933

EPICEPT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2834	52-1841431
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road Tarrytown, NY 10591 (914) 606-3500	John V. Talley President and Chief Executive Officer EpiCept Corporation 777 Old Saw Mill River Road Tarrytown, NY 10591 (914) 606-3500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Adam D. Eilenberg, Esq.

Ted Chastain, Esq.

Eilenberg & Krause LLP

11 E. 44th Street, 19th Floor

New York, New York 10017

(212) 986-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 401(b) under the Securities Act of 1933, and in order to comply with Section 10(a)(3) of the Securities Act, the Registrant is filing this Post-Effective Amendment on Form S-1 because it is currently ineligible to file a registration statement on Form S-3.  Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Post-Effective Amendment on Form S-1 shall serve as a combined prospectus that also relates to, and this Post-Effective Amendment on Form S-1 shall act, upon effectiveness, as a post-effective amendment to, the Registrant’s previous Registration Statements on Form S-3, Registration Nos. 333-160571, 333-153895, 333-153256 and 333-145561.

EXPLANATORY NOTE

The prospectus contained in this registration statement serves as a combined prospectus relating to five previously filed registration statements.  Alternate versions of certain pages of the prospectus relating to registration statement No. 333-176512 appear following page F-29, and serve as replacement pages to form (i) the prospectus relating to registration statement No. 333-153256 as follows: page A-1 replaces the prospectus cover page; page A-2 replaces page 6; and pages A-3 through A-4 replace pages 25-32; and (ii) the prospectus relating to registration statement Nos. 333-160571, 333-153895 and 333-145561 as follows: page A-5 replaces the prospectus cover page; page A-6 replaces page 6; and page A-7 replaces pages 25-32.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 6, 2012

PROSPECTUS

$25,000,000

Common Stock, par value $0.0001 per share

Preferred Stock, par value $0.0001 per share

Convertible Debt Securities

Warrants

Units

This prospectus relates solely to the offer and sale, from time to time, of securities of EpiCept Corporation (“EpiCept” or the “Company”) by us. The securities are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act.

We may offer the securities from time to time in amounts and on terms as we may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 31 at prices different than prevailing market prices or at privately negotiated prices. The prices at which we may sell the securities may be determined by the prevailing market price for the shares at the time of sale.

Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of this offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplements will provide the specific terms of the plan of distribution.

Our common stock is dual-listed on the OTCQX® U.S. trading platform and the Nasdaq OMX Stockholm Exchange under the ticker symbol “EPCT.” The last reported sale price of our common stock on April 3, 2012 was $0.24 per share.

Investing in our securities involves risks. You should read “Risk Factors” beginning on page 7 of this prospectus and the risk factors described in any prospectus supplement or in other documents incorporated by reference herein or therein before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell the securities referenced herein in one or more offerings up to a total amount of $25,000,000. This prospectus includes a general description of the securities we may offer. Each time our securities are offered, we will provide a prospectus supplement. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. In addition, a prospectus supplement may include a discussion of any risk factors in addition to those described in this prospectus. You should read both this prospectus and any accompanying prospectus supplement or free writing prospectus together with the additional information described under the heading “Where You Can Find More Information”.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus and any prospectus supplement is accurate as of the date contained on the cover of such documents.  Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part, any prospectus supplement and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page 6 of this prospectus. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, EpiCept undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

ABOUT EPICEPT

This summary description of us and our business highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement or free writing prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision. As used herein, “we,” “us,” and “our” refer to EpiCept and its subsidiaries.

Our Company

We are a specialty pharmaceutical company focused on the clinical development and commercialization of pharmaceutical products for the treatment of pain and cancer. Our strategy is to focus on topically delivered analgesics targeting peripheral nerve receptors and on innovative cancer therapies.  Our lead product is Ceplene®, which when used concomitantly with low-dose interleukin-2, or IL-2, is intended as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, for adult patients who are in their first complete remission.  In addition to Ceplene®, we have AmiKet™, a late-stage pain product candidate for the treatment of peripheral neuropathies and two other oncology compounds in clinical development.  We believe this portfolio of pain management and oncology product candidates lessens our reliance on the success of any single product or product candidate.

Our late-stage pain product candidate, AmiKetTM cream (formerly known as EpiCeptTM NP-1) is a prescription topical analgesic cream designed to provide effective long-term relief of pain associated with peripheral neuropathies.  We presented data from our Phase IIb trial for AmiKetTM in chemotherapy-induced peripheral neuropathy, or CIPN, in February 2011. The multi-center, double-blind, randomized, placebo-controlled study was conducted within a network of approximately 25 sites under the direction of the NCI funded Community Clinical Oncology Program (“CCOP”).  More than 460 cancer survivors suffering from painful CIPN were enrolled in the six-week study. The results of the trial in the intent to treat, or ITT, population demonstrated that the change in average daily neuropathy intensity scores in the AmiKetTM group achieved a statistically significant reduction in CIPN intensity versus placebo (p<0.001), which was the trial’s primary endpoint. Secondary efficacy endpoints confirmed the superiority of AmiKetTM vs. placebo. Furthermore, the safety profile of AmiKetTM was comparable to placebo.

In December 2011, we met with the FDA and were granted permission by the FDA to initiate immediately the Phase III clinical development of AmiKetTM.  We received the final meeting minutes from our meeting with the FDA in January 2012 that included further encouraging guidance for the Phase III clinical and nonclinical development and subsequent New Drug Application, or NDA, filing of AmiKetTM in the treatment of CIPN.  The FDA indicated that a CIPN treatment protocol submitted by us will be reviewed expeditiously for a Special Protocol Assessment, or SPA. In the final meeting minutes, the FDA acknowledged that painful symptoms due to CIPN represent a significant unmet medical need and encouraged us to apply for Fast Track designation, which we submitted in February 2012. Further, the FDA waived several expensive and time consuming non-clinical toxicology studies, and indicated that a single four-arm factorial trial might suffice for regulatory approval if combined with other pivotal data in another neuropathy such as diabetic peripheral neuropathy.

The key element of the proposed Phase III clinical program is a 12-week, four-arm, factorial-designed trial in CIPN that would seek to demonstrate AmiKet’s superiority compared with placebo and with each of the component drugs of AmiKet™, amitriptyline and ketamine. We intend to submit the protocol for this trial to the FDA via a SPA. An additional two-arm efficacy study in another painful peripheral neuropathy may be performed as an alternative strategy to a second factorial-designed trial for the NDA filing, which could potentially lead to a broader label in the treatment of peripheral neuropathic pain. In addition to the positive outcome previously reported for AmiKet™ in CIPN, we have reported statistically significant positive results in the treatment of pain from post-herpetic neuralgia in several Phase II studies, the non-inferiority of AmiKet™ compared with gabapentin in another placebo controlled study, and a positive trend in the treatment of pain in a diabetic neuropathy Phase II study.

We engaged SunTrust Robinson Humphrey in January 2012 to assist in exploring strategic alternatives to maximize Amiket’s commercial opportunity. The engagement is concentrating on the identification and implementation of a strategy designed to optimize AmiKet’s value for our shareholders, which includes the evaluation of potential transactions involving the sale of our company.

Ceplene® is licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries, and to MegaPharm Ltd. to market and sell in Israel.  Ceplene® is currently on the list of pre-approved products in Germany, England, Sweden, Denmark, and Italy (a temporary approval); additionally, it is available on a named patient basis in many other countries in the European Union.  Reimbursement is being negotiated in France and Spain among other countries in the European Union.  Ceplene® is currently available on a named-patient basis in Israel.  Following Ministry of Health approval of labeling and other technical matters, Megapharm Ltd. is expected to commence the commercial launch of Ceplene® in Israel.

In order to obtain marketing approval in the United States of America, or U.S., the Food and Drug Administration, or FDA, is requiring that we undertake an additional Phase III study having overall survival as the primary endpoint.  In May 2011, we submitted to the FDA a detailed Phase III protocol and a request for Special Protocol Assessment, or SPA. We received initial written responses from the FDA in June 2011.  Among those responses, the FDA noted that in contrast to its earlier position it is now proposing that the trial attempt to isolate Ceplene’s effect by including an IL-2 monotherapy arm in the trial protocol.  We met with the FDA to reconcile the major protocol elements in September 2011.  At the meeting, the FDA indicated that as part of a registration study, the effect ofCeplene® must be isolated from the effect of IL-2, and that to meet that requirement the preferred study design is a comparison of Ceplene®/IL-2 vs. IL-2 monotherapy.  The FDA also recommended that the patients in the IL-2 monotherapy group receive the same IL-2 dosing regimen as those patients receiving Ceplene®/IL-2 in combination. To meet the FDA’s latest requirements we must commit significant funding and time to a new trial that will not yield results for several years.  Given the capital commitment required and the uncertainty with respect to clinical results and commercial success we do not intend to proceed with a Phase III trial for Ceplene® at this time.

Our other oncology compounds include crolibulinTM and AzixaTM.  CrolibulinTM is a novel small molecule vascular disruption agent, or VDA, and apoptosis inducer for the treatment of patients with solid tumors.  In December 2010, the National Cancer Institute, or NCI, initiated a Phase Ib/II clinical trial for crolibulinTM to assess the drug’s efficacy and safety in combination with cisplatin in patients with anaplastic thyroid cancer, or ATC.  Trial enrollment has progressed to the second dosing cohort and the combination is demonstrating good tolerability.  AzixaTM, an apoptosis inducer with VDA activity licensed by us to Myrexis, Inc., or Myrexis, as part of an exclusive, worldwide development and commercialization agreement, is currently in Phase II development for the treatment of brain cancer.  Myrexis announced in February 2012 that it has suspended company-wide operations pending the outcome of an evaluation of available strategic alternatives to enhance shareholder value that is being undertaken by the investment bank Stifel Nicolaus Weisel on behalf of Myrexis’ Board of Directors.  Myrexis is initiating an alignment of resources consistent with its decision to suspend further development activities. We are closely monitoring the developments and intend to enforce our rights as appropriate under our license agreement with Myrexis.

Other than the marketing approval of Ceplene® in the EU and Israel, none of our drug candidates have received FDA or foreign regulatory marketing approval.  In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that our clinical data and that of our collaborators establish the safety and efficacy of our drug candidates. Furthermore, our strategy includes entering into collaborative arrangements with third parties to participate in the clinical development and commercialization of our products. In the event that third parties have control over the preclinical development or clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under our control. We cannot forecast with any degree of certainty which of our drug candidates will be subject to future collaborations or how such arrangements would affect our development plan or capital requirements.

We have prepared our consolidated financial statements under the assumption that we are a going concern. We have devoted substantially all of our cash resources to research and development programs and selling, general and administrative expenses, and to date we have not generated any significant revenues from the sale of products. Since inception, we have incurred significant net losses each year. As a result, we have an accumulated deficit of $266.2 million as of December 31, 2011. Our recurring losses from operations and the accumulated deficit raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Our losses have resulted principally from costs incurred in connection with our development activities and from selling, general and administrative expenses. Even if we succeed in developing and commercializing one or more of our product candidates, we may never become profitable. We expect to continue to incur significant expenses over the next several years as we:

•                  continue to conduct clinical trials for our product candidates;

•                  seek regulatory approvals for our products and product candidates;

•                  develop, formulate, and commercialize our product candidates;

•                  implement additional internal systems and develop new infrastructure;

•                  acquire or in-licenses additional products or technologies or expand the use of our technologies; and

•                  maintain, defend and expand the scope of our intellectual property.

We believe that our cash at December 31, 2011, plus $1.8 million of net cash received in February 2012 from the issuance of 2,000 shares of our Series A 0% Convertible Preferred Stock, par value $.0001 per share and warrants to purchase 5.0 million shares of our Common Stock and $1.0 million of net cash received in April 2012 from the issuance of 1,065 shares of our Series B 0% Convertible Preferred Stock, par value $.0001 per share and warrants to purchase approximately 3.1 million shares of our Common Stock will be sufficient to fund our operations and meet our debt service requirements into the third quarter of 2012.  We are considering various financing opportunities to obtain additional cash resources to fund operations and clinical trials.

Our Corporate Information

Our executive offices are located at 777 Old Saw Mill River Road, Tarrytown, NY 10591, our telephone number at that location is (914) 606-3500, and our website can be accessed at www.epicept.com. Information contained in our website does not constitute part of this prospectus.

THE OFFERING

Securities Offered

We may, from time to time, offer under this prospectus, separately or together: common stock, preferred stock, convertible debt securities, warrants to purchase securities, and units. The aggregate initial offering price of the offered securities will not exceed $25,000,000.

Use of Proceeds

Unless we state otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to add substantially all of the net proceeds of the sale of securities by us to our general funds for general corporate purposes, including capital expenditures, working capital and the repayment or reduction of long-term and short-term debt. We may invest funds that we do not immediately require in short-term marketable securities.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described under the heading “Risk Factors” in the applicable prospectus supplement, and under the caption “Risk Factors” below before making an investment decision. Each of the risks described could adversely and materially affect our business, financial conditions and operating results. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our common stock.

Risks Relating to our Financial Condition

We have limited liquidity and, as a result, may not be able to meet our obligations.

We had approximately $6.4 million in cash and cash equivalents at December 31, 2011.  We received $1.8 million cash, net of $0.2 million in transaction costs, in February 2012 from the issuance of 2,000 shares of our Series A 0% Convertible Preferred Stock, at a price of $1,000 per share, and warrants to purchase 5.0 million shares of our Common Stock.  The Shares of Series A Preferred Stock were convertible into an aggregate of 10.0 million shares of our Common Stock.   We also received $1.0 million cash, net of $0.1 million in transaction costs, in April 2012 from the issuance of 1,065 shares of our Series B 0% Convertible Preferred Stock, at a price of $1,000 per share, and warrants to purchase approximately 3.1 million shares of our Common Stock.  The Shares of Series B Preferred Stock were convertible into an aggregate of approximately 6.3 million shares of our Common Stock.   Our anticipated average monthly cash operating expenses in 2012 is approximately $0.8 million per month.  We believe that our cash is sufficient to fund operations into the third quarter of 2012.  We are considering other financing opportunities, particularly those not reliant on the issuance of equity securities, to obtain additional cash resources to fund operations and for clinical trials.

We plan to out-license our AmiKetTM compound to a third party who will complete clinical development and commercialize the product upon receipt of necessary regulatory approvals.  Discussions with prospective partners are continuing, however at this time we are unable to determine whether or when such an agreement might be concluded or the amount of any fees that may be paid to us in connection with the agreement.

If additional funds are raised by issuing equity, substantial dilution to existing shareholders may result.  If we fail to obtain capital when required, we may be forced to delay, scale back, or eliminate some or all of our commercialization efforts for Ceplene® and our research and development programs or to cease operations entirely.

We have a history of losses and have never generated significant revenue from product sales and we expect to incur substantial losses in the future.

We have incurred significant losses since our inception, and we expect that we will experience net losses and negative cash flow for the foreseeable future. Since our inception in 1993, we have incurred significant net losses in each year. Our losses have resulted principally from expenses incurred in connection with our development activities and from general and administrative expenses associated with our operations. Our net loss was $15.7 million, $15.5 million and $38.8 million for the years ended December 31, 2011, 2010 and 2009, respectively. Our accumulated deficit was $266.2 million and $250.6 million at December 31, 2011 and 2010, respectively. We may never generate sufficient net revenue to achieve or sustain profitability.

We expect to continue to incur significant expenses over the next several years as we:

•                  continue to conduct clinical trials for our product candidates;

•                  seek regulatory approvals for our product candidates;

•                  develop, formulate and commercialize our product and product candidates;

•                  implement additional internal systems and develop new infrastructure;

•                  acquire or in-license additional products or technologies or expand the use of our technologies; and

•                  maintain, defend and expand the scope of our intellectual property.

We expect that we will have large fixed expenses in the future, including significant expenses for research and development and selling, general and administrative expenses. We will need to generate significant revenues to achieve and maintain profitability. If we cannot successfully develop, obtain regulatory approvals for and commercialize our product candidates, we will not be able to generate significant revenue from product sales or achieve profitability in the future. As a result, our ability to achieve and sustain profitability will depend on our ability to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels.

We may not be able to continue as a going concern.

Our recurring losses from operations and our stockholders’ deficit raise substantial doubt about our ability to continue as a going concern and as a result our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements for the year ended December 31, 2011, which is included herein, with respect to this uncertainty. We will need to generate significant revenue from the sale of Ceplene® or raise additional capital to continue to operate as a going concern.  In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to raise additional capital.

Our quarterly financial results are likely to fluctuate significantly, which could have an adverse effect on our stock price.

Our quarterly operating results will be difficult to predict and may fluctuate significantly from period to period, particularly because we are a relatively small company and we have not generated any meaningful revenue to date. The level of our revenues and expenses and our results of operations at any given time could fluctuate as a result of any of the following factors:

•                  research and development expenses incurred and other operating expenses;

•                  results of our clinical trials;

•                  our ability to obtain regulatory approval for our product candidates;

•                  our ability to achieve milestones under our strategic relationships on a timely basis or at all;

•                  timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•                  regulatory approvals and legislative changes affecting the products we may offer or those of our competitors;

•                  our ability to establish and maintain a productive sales force;

•                  demand and pricing of any of our products;

•                  physician and patient acceptance of our products;

•                  levels of third-party reimbursement for our products;

•                  interruption in the manufacturing or distribution of our products;

•                  the effect of competing technological and market developments;

•                  litigation involving patents, licenses or other intellectual property rights; and

•                  product failures or product liability lawsuits.

With the exception of Ceplene®, we have not yet obtained regulatory approval for any of our product candidates. In addition, we do not manufacture products ourselves or conduct significant sales and marketing activities. Consequently, it is difficult to make any predictions about our future success, viability or profitability based on our historical operations. It is also difficult to predict the timing of the achievement of various milestones under our strategic relationships. In addition, our operating expenses may continue to increase as we develop product candidates and build commercial capabilities. Accordingly, we may experience significant quarterly losses.

Because of these factors, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline significantly.

We have had limited operating activities, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Our activities to date have been limited to organizing and staffing our operations, acquiring, developing and securing our technology, licensing product candidates, and undertaking preclinical and clinical studies and clinical trials. With the exception of Ceplene®, we have not yet demonstrated an ability to obtain regulatory approval, manufacture products or conduct sales and marketing activities. Consequently, it is difficult to make any predictions about our future success, viability or profitability based on our historical operations.

Clinical and Regulatory Risks

Other than the marketing authorization for Ceplene® in the European Union and Israel, we currently have no products approved for sale and we cannot guarantee you that we will ever obtain regulatory approval for such other product candidates, which could delay or prevent us from being able to generate revenue from product sales.

All of our product candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining approvals from the U.S. Food and Drug Administration, or FDA, European Medicines Agency for the Evaluation of Medicinal Products, or EMA, and other governmental and similar international regulatory agencies is costly, time consuming, uncertain and subject to unanticipated delays. The FDA, EMA and similar international regulatory authorities may not ultimately approve the candidate for commercial sale in any jurisdiction. Despite the fact we received the marketing authorization for Ceplene® in the European Union and Israel, we may not receive regulatory approval outside of the European Union and Israel, including in the U.S. or Canada. The FDA, EMA and similar international regulators may refuse to approve an application for approval of a drug candidate if they believe that applicable regulatory criteria are not satisfied. The FDA, EMA or similar international regulators may also require additional testing for safety and efficacy. Any failure or delay in obtaining these approvals could prohibit or delay us from marketing product candidates. If our other product candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of these product candidates and we may not generate significant revenues from the commercial sale of any of our products.

To obtain regulatory approval for our other product candidates, we or our partners must conduct extensive human tests, which are referred to as clinical trials, as well as meet other rigorous regulatory requirements. Satisfaction of all regulatory requirements typically takes many years and requires the expenditure of substantial resources.

We currently have several product candidates in various stages of clinical testing. All of our product candidates are prone to the risks of failure inherent in drug development and testing. Product candidates in later-stage clinical trials may fail to show desired safety and efficacy traits despite having progressed through initial clinical testing. In addition, the data collected from clinical trials of our product candidates may not be sufficient to support regulatory approval, or regulators could interpret the data differently than we do. The regulators may require us or our partners to conduct additional clinical testing, in which case we would have to expend additional time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in regulatory policy that occur prior to or during regulatory review.

We and other drug development companies have suffered setbacks in late-stage clinical trials even after achieving promising results in early stage development. Accordingly, the results from completed preclinical studies and early stage clinical trials may not be predictive of results in later stage trials and may not be predictive of the likelihood of regulatory approval. Any failure or significant delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of our product candidates, may severely harm our business and delay or prevent us from being able to generate revenue from product sales, and our stock price will likely decline.

We may not be able to obtain regulatory approval in the U.S. for Ceplene®, our lead product candidate, which could delay or prevent us from being able to generate revenue from sales of Ceplene®, and require additional expenditures.

None of our products has received regulatory approval in the U.S.  In August 2010, we received a refusal to file letter from the FDA on our New Drug Application, or NDA, for Ceplene®.

In order to obtain marketing approval in the U.S., the FDA is requiring that EpiCept undertake an additional Phase III study having overall survival as the primary endpoint.  In May 2011, EpiCept submitted to the FDA a detailed Phase III protocol and a request for Special Protocol Assessment (“SPA”). The Company received initial written responses from the FDA in June 2011.  Among those responses, the FDA noted that in contrast to its earlier position it is now proposing that the trial attempt to isolate Ceplene’s effect by including an IL-2 monotherapy arm in the trial protocol.  The Company met with the FDA to reconcile the major protocol elements in September 2011.  At the meeting, the FDA indicated that as part of a registration study, the effect of Ceplene® must be isolated from the effect of IL-2, and that to meet that requirement the preferred study design is a comparison of Ceplene®/IL-2 vs. IL-2 monotherapy.  The FDA also recommended that the patients in the IL-2 monotherapy group receive the same IL-2 dosing regimen as those patients receiving Ceplene®/IL-2 in combination.  At this time, we do not intend to proceed with a Phase III trial for Ceplene®.

It will take a considerable amount of time and money to conduct a new trial, and we may not be able to obtain the necessary financing to see a new trial through to completion.  Even if we are able to complete a new trial, the trial may not be successful, and even if the new trial is successful and we submit a new NDA for Ceplene®, the FDA may nevertheless again issue a refusal to file, which means the FDA will not review our NDA, or even if it accepts our NDA for filing it may recommend that our NDA not be approved.

If the FDA accepts our submission, we may be unsuccessful in our efforts to obtain a marketing approval from the FDA. In the event we do not obtain marketing approval, we may appeal, but such an appeal may not be successful. A negative decision would delay or prevent us from generating revenue from product sales of Ceplene® in the U.S. for the foreseeable future and may require us to conduct additional costly and time-consuming clinical trials.

The FDA may also require additional testing for safety and efficacy. Any failure or delay in obtaining a filing decision or an approval could prohibit or delay us from marketing product candidates. If our product candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of these product candidates, and we may not generate significant revenues from the commercial sale of any of our products in the U.S.

We may not be able to maintain data protection in Canada for Ceplene®, which could limit our ability to generate revenue from sales of Ceplene® in Canada.

In November 2009, Health Canada accepted for review a New Drug Submission, or NDS, for Ceplene® for the treatment of AML in Canada.  We received a denial for data protection for Ceplene® in Canada in the fourth quarter of 2009.  We appealed this denial for data protection and, in November 2010, we withdrew our application for approval of Ceplene® in Canada.  We retain the right to re-file the application at any time over the next five years without prejudice.  If we are unable to maintain data protection in Canada for Ceplene®, we may never generate revenue from sales of Ceplene® in Canada.

Clinical trial designs that were discussed with regulatory authorities prior to their commencement may subsequently be considered insufficient for approval at the time of application for regulatory approval.

We or our partners discuss with and obtain guidance from regulatory authorities on clinical trial protocols. Over the course of conducting clinical trials, circumstances may change, such as standards of safety, efficacy or medical practice, which could affect regulatory authorities’ perception of the adequacy of any of our clinical trial designs or the data we develop from our studies. Changes in circumstances could affect our ability to conduct clinical trials as planned. Even with successful clinical safety and efficacy data, we may be required to conduct additional, expensive trials to obtain regulatory approval.

We may not be able to maintain European Union regulatory approval for Ceplene®, our lead product, which could delay or prevent us from being able to generate revenue from sales of Ceplene® and require additional expenditures.

In October 2008, Ceplene® was granted full marketing authorization by the European Commission, which allows Ceplene® to be marketed in the 27 member states of the European Union, as well as in Iceland, Liechtenstein and Norway. Ceplene® is to be administered in conjunction with low-dose interleukin-2 (IL-2). As part of granting the marketing authorization under Exceptional Circumstances, we have agreed to perform two post-approval clinical studies that have now been combined into a single clinical study. The first part of the study will seek to further elucidate the clinical pharmacology of Ceplene® by assessing certain biomarkers in AML patients in first remission. The second part of the study will assess the effect of Ceplene®/IL-2 on the development of minimal residual disease in the same patient population. We may not receive a positive outcome in this study, and our marketing authorization in the European Union may be terminated under certain circumstances. A negative outcome or terminated marketing authorization would delay or prevent us from generating revenue from product sales of Ceplene® and may require us to conduct additional costly and time-consuming clinical trials. There is no assurance that we will be able to maintain governmental regulatory approvals to market Ceplene® in Europe. If we are unable to maintain regulatory approval to market Ceplene® in Europe, our business, financial condition and results of operations would be materially and adversely affected.

If we receive regulatory approval, our marketed products will also be subject to ongoing FDA and/or foreign regulatory agency obligations and continued regulatory review, and if we fail to comply with these regulations, we could lose approvals to market any products, and our business would be seriously harmed.

Following initial regulatory approval of any of our product candidates, we will be subject to continuing regulatory review, including review of adverse experiences and clinical results that are reported after our products become commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our product candidates will also be subject to periodic review and inspection by the FDA or foreign regulatory agencies. If a previously unknown problem or problems with a product, manufacturing or laboratory facility used by us is discovered, the FDA or foreign regulatory agency may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often require FDA approval before the product, as modified, can be marketed. We and our manufacturers will be subject to ongoing FDA requirements for submission of safety and other post-market information. If we or our manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

•                        issue warning letters;

•                        impose civil or criminal penalties;

•                        suspend or withdraw regulatory approval;

•                        suspend any ongoing clinical trials;

•                        refuse to approve pending applications or supplements to approved applications;

•                        impose restrictions on operations;

•                        close the facilities of manufacturers; or

•                        seize or detain products or require a product recall.

In addition, the policies of the FDA or other applicable regulatory agencies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature, or extent of adverse government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad.

Any regulatory approval we receive for our product candidates will be limited to those indications and conditions for which we are able to show clinical safety and efficacy.

Any regulatory approval that we may receive for our current or future product candidates will be limited to those diseases and indications for which such product candidates are clinically demonstrated to be safe and effective. For example, in addition to the FDA approval required for new formulations, any new indication to an approved product also requires FDA approval. If we are not able to obtain regulatory approval for a broad range of indications for our product candidates, our ability to effectively market and sell our product candidates may be greatly reduced and may harm our ability to generate revenue.

Ceplene®, which when used concomitantly with low-dose interleukin-2, is intended only for remission maintenance therapy in the treatment of AML for adult patients in their first complete remission. Any other indications or uses of Ceplene® would require additional regulatory approval for us to market Ceplene® for these indications.

While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by regulatory authorities, our regulatory approvals will be limited to those indications that are specifically submitted to the regulatory agency for review. These “off-label” uses are common across medical specialties and may constitute the best treatment for many patients in varied circumstances. Regulatory authorities in the U.S. generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow regulatory rules and guidelines relating to promotion and advertising may cause the regulatory agency to delay its approval or refuse to approve a product, the suspension or withdrawal of an approved product from the market, recalls, fines, disgorgement of money, operating restrictions, injunctions or criminal prosecutions, any of which could harm our business.

The results of our clinical trials are uncertain, which could substantially delay or prevent us from bringing our product candidates to market.

Before we can obtain regulatory approval for a product candidate, we must undertake extensive clinical testing in humans to demonstrate safety and efficacy to the satisfaction of the FDA or other regulatory agencies. Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time consuming. The commencement and completion of our clinical trials could be delayed or prevented by several factors, including:

•                        delays in obtaining regulatory approvals to commence or continue a study;

•                        delays in reaching agreement on acceptable clinical trial parameters;

•                        slower than expected rates of patient recruitment and enrollment;

•                        inability to demonstrate effectiveness or statistically significant results in our clinical trials;

•                        unforeseen safety issues;

•                        uncertain dosing issues;

•                        inability to monitor patients adequately during or after treatment; and

•                        inability or unwillingness of medical investigators to follow our clinical protocols.

We cannot assure you that our planned clinical trials will begin or be completed on time or at all, or that they will not need to be restructured prior to completion. Significant delays in clinical testing will impede our ability to commercialize our product candidates and generate revenue from product sales and could materially increase our development costs. Completion of clinical trials may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including:

•                        the number of sites included in the trials;

•                        the length of time required to enroll suitable patient subjects;

•                        the number of patients that participate in the trials;

•                        the number of doses that patients receive;

•                        the duration of follow-up with the patient;

•                        the product candidate’s phase of development; and

•                        the efficacy and safety profile of the product.

The use of FDA-approved therapeutics in certain of our pain product candidates could require us to conduct additional preclinical studies and clinical trials, which could increase development costs and lengthen the regulatory approval process.

Certain of our pain product candidates utilize proprietary formulations and topical delivery technologies to administer FDA-approved pain management therapeutics. We may still be required to conduct preclinical studies and clinical trials to determine if our product candidates are safe and effective. In addition, we may also be required to conduct additional preclinical studies and Phase I clinical trials to establish the safety of the topical delivery of these therapeutics and the level of absorption of the therapeutics into the bloodstream. The FDA may also require us to conduct clinical studies to establish that our delivery mechanisms are safer or more effective than the existing methods for delivering these therapeutics. As a result, we may be required to conduct complex clinical trials, which could be expensive and time-consuming and lengthen the anticipated regulatory approval process.

In some instances, we rely on third parties, over which we have little or no control, to conduct clinical trials for our products and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of our product candidates.

The nature of clinical trials and our business strategy requires us to rely on clinical research centers and other third parties to assist us with clinical testing and certain research and development activities, such as our agreement with Myrexis, Inc. related to the MX90745 series of apoptosis-inducer anti-cancer compounds. As a result, our success is dependent upon the success of these third parties in performing their responsibilities. We cannot directly control the adequacy and timeliness of the resources and expertise applied to these activities by such third parties. If such contractors do not perform their activities in an adequate or timely manner, the development and commercialization of our product candidates could be delayed. In addition, we rely on Myrexis for research and development related to the MX90745 series of apoptosis-inducer anti-cancer compounds. We may enter into similar agreements from time to time with additional third parties for our other product candidates whereby these third parties undertake significant responsibility for research, clinical trials or other aspects of obtaining FDA approval. As a result, we may face delays if Myrexis or these additional third parties do not conduct clinical studies and trials, or prepare or file regulatory related documents, in a timely or competent fashion. The conduct of the clinical studies by, and the regulatory strategies of, Myrexis or these additional third parties, over which we have limited or no control, may delay or prevent regulatory approval of our product candidates, which would delay or limit our ability to generate revenue from product sales.

Risks Relating to Commercialization

We and our partners may not be able to successfully market and sell Ceplene®, which could harm our business.

Even though Ceplene® was granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission, our partner, Meda AB, may not be able to effectively market and sell Ceplene®.  We are reliant on Meda AB to generate revenue from sales of Ceplene® in Europe and certain other countries on our behalf.  We are also reliant on Megapharm Ltd. to market and sell Ceplene® in Israel.

We expect to incur substantial net losses, in the aggregate and on a per share basis, for the foreseeable future as Meda AB and Megapharm Ltd. launch and commercialize Ceplene®. We are unable to predict the extent of these future net losses, or when we may attain profitability, if at all. These net losses, among other things, have had and will continue to have an adverse effect on our stockholders’ deficit. We anticipate that for the foreseeable future our ability to generate revenues and achieve profitability will be dependent on the successful commercialization of Ceplene®. If we are unable to generate significant revenue from Ceplene®, or attain profitability, we may not be able to sustain our operations.

Ceplene® may fail to achieve market acceptance, which could harm our business.

Even though Ceplene® was granted full marketing authorization by the European Commission and the Ministry of Health for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission, physicians may choose not to prescribe this product, and third-party payers may choose not to pay for it. Accordingly, we may be unable to generate significant revenue or become profitable.

Acceptance of Ceplene® will depend on a number of factors including:

•                        acceptance of Ceplene® by physicians and patients as a safe and effective treatment;

•                        availability of reimbursement for our product from government or healthcare payors;

•                        cost effectiveness of Ceplene®;

•                        the effectiveness of our and Meda’s, Megapharm Ltd. or collaboration partners’ sales and marketing efforts;

•                        relative convenience and ease of administration;

•                        safety and efficacy;

•                        prevalence and severity of side effects; and

•                        availability of competitive products.

If Ceplene® fails to achieve market acceptance, our business, financial condition and results of operations would be materially and adversely affected.

We are dependent upon collaborative arrangements for the further development and commercialization of Ceplene®. These collaborative arrangements may place the development and commercialization of Ceplene® outside of our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

We have entered into a collaborative arrangement with Meda to market and sell Ceplene® in Europe and certain other countries and we may enter into other collaborations with third parties to further develop and commercialize Ceplene® and AmiKet™. We may not be able to enter into collaborative arrangements on attractive terms, on a timely basis or at all. Dependence on collaborators for the development and commercialization of our product candidates subjects us to a number of risks, including:

•                        we may not be able to control the amount and timing of resources that our collaborators devote to the development or commercialization of our product candidates or to their marketing and distribution, which could adversely affect our ability to obtain milestone and royalty payments;

•                  disputes may arise between us and our collaborators that result in the delay or termination of the commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•                  our collaborators may experience financial difficulties;

•                  our collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to expose us to potential litigation, jeopardize or lessen the value of our proprietary information, or weaken or invalidate our intellectual property rights;

•                  business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•                  a collaborator could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and

•                  the collaborations may be terminated or allowed to expire, which would delay product development and commercialization efforts.

If our arrangement with Meda is not successful or we are not able to enter into other collaborative arrangements on commercially attractive terms, on a timely basis or at all, or if any of the risks occur and we are unable to successfully manage such risks, our business, financial condition and results of operations would be materially and adversely affected.

If we fail to enter into and maintain successful strategic alliances for our product candidates, we may have to reduce or delay our product commercialization or increase our expenditures.

Our strategy for developing, manufacturing and commercializing potential product candidates in multiple therapeutic areas currently requires us to enter into and successfully maintain strategic alliances with pharmaceutical companies that have product development resources and expertise, established distribution systems and direct sales forces to advance our development programs and reduce our expenditures on each development program and market any products that we may develop. We have formed a strategic alliance with Myrexis with respect to the MX90745 series of apoptosis-inducer anti-cancer compounds and with DURECT for our intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. We may not be able to negotiate additional strategic alliances on acceptable terms, or at all.

We have entered into collaborative arrangements with respect to marketing or selling Ceplene® in Europe, certain Pacific Rim countries and Israel. We may rely on collaborative partners to market and sell Ceplene® in other international markets.  We cannot assure you that we will be able to enter into any more such arrangements on terms favorable to us, or at all.

If we are unable to maintain our existing strategic alliances or establish and maintain additional strategic alliances, we may have to limit the size or scope of, or delay, one or more of our product development or commercialization programs, or undertake the various activities at our own expense. In addition, our dependence on strategic alliances is subject to a number of risks, including:

•                  the inability to control the amount or timing of resources that our collaborators may devote to developing the product candidates;

•                  the possibility that we may be required to relinquish important rights, including intellectual property, marketing and distribution rights;

•                  the receipt of lower revenues than if we were to commercialize such products ourselves;

•                  our failure to receive future milestone payments or royalties should a collaborator fail to commercialize one of our product candidates successfully;

•                  the possibility that a collaborator could separately move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors;

•                  the possibility that our collaborators may experience financial difficulties;

•                  business combinations or significant changes in a collaborator’s business strategy that may adversely affect that collaborator’s willingness or ability to complete its obligations under any arrangement; and

•                  the chance that our collaborators may operate in countries where their operations could be negatively impacted by changes in the local regulatory environment or by political unrest.

If the market does not accept and use our product candidates, we will not achieve sufficient product revenues and our business will suffer.

If we receive regulatory approval to market our product candidates, physicians, patients, healthcare payors and the medical community may not accept and use them. The degree of market acceptance and use of any approved products will depend on a number of factors, including:

•                  perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our products;

•                  cost effectiveness of our products relative to competing products;

•                  relative convenience and ease of administration;

•                  availability of reimbursement for our products from government or healthcare payors; and

•                  effectiveness of marketing and distribution efforts by us and our licensees and distributors.

Because we expect to rely on sales and royalties generated by our current lead product, Ceplene®, for a substantial portion of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional funding to continue our other development programs.

Our product candidates could be rendered obsolete by technological change and medical advances, which would adversely affect the performance of our business.

Our product candidates may be rendered obsolete or uneconomical by the development of medical advances to treat the conditions that our product candidates are designed to address. Pain management therapeutics are the subject of active research and development by many potential competitors, including major pharmaceutical companies, specialized biotechnology firms, universities and other research institutions. Research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy we developed. Technological advances affecting costs of production could also harm our ability to cost-effectively produce and sell products.

We have no manufacturing capacity and anticipate continued reliance on third parties for the manufacture of our product candidates.

We do not currently operate manufacturing facilities for Ceplene® or any of our product candidates. We lack the resources and the capabilities to manufacture Ceplene® or any of our product candidates. We currently rely on one or more contract manufacturers for Ceplene® and each product candidate to supply, store and distribute drug supplies for commercial use and for our clinical trials. Any performance failure or delay on the part of our existing manufacturers could result in lost sales or delay clinical development or regulatory approval of our product candidates and their commercialization, producing additional losses and depriving us of potential product revenues.

If the FDA or other regulatory agencies approve any of our product candidates for commercial sale, the product will need to be manufactured in larger quantities. While Ceplene® and AmiKet™ have been manufactured on a commercial scale, our other product candidates have been manufactured in only small quantities for preclinical and clinical trials. In those cases, our third party manufacturers may not be able to successfully increase their manufacturing capacity in a timely or economical manner, or at all. We may be forced to identify alternative or additional third party manufacturers for Ceplene® or any of our product candidates, which may prove difficult because the number of potential manufacturers is limited and the FDA and EMA, in the case of Ceplene®,  must approve any replacement contractor prior to manufacturing our products. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our product candidates. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all. If we are unable to successfully increase the manufacturing capacity for a drug candidate in a timely and economical manner, the regulatory approval or commercial launch of any related products may be delayed or there may be a shortage in supply, both of which may have an adverse effect on our business.

Our product candidates require precise, high quality manufacturing. A failure to achieve and maintain high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business. Manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency and corresponding state and foreign agencies to ensure strict compliance with current Good Manufacturing Practice and other applicable government regulations and corresponding foreign standards; however, we do not have control over third party manufacturers’ compliance with these regulations and standards. If one of our manufacturers fails to maintain compliance, the production of our product candidates could be interrupted, resulting in delays, additional costs and potentially lost revenues. Additionally, third-party manufacturers must pass a pre-approval inspection before we can obtain marketing approval for any of our products in development.

Furthermore, our existing and future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our product candidates. We may not own, or may have to share, the intellectual property rights to such innovation. In the event of a natural disaster, equipment failure, power failure, strike or other difficulty, we may be unable to replace our third party manufacturers in a timely manner.

We may be the subject of costly product liability claims or product recalls, and we may be unable to obtain or maintain insurance adequate to cover potential liabilities.

The risk of product liability is inherent in the development, manufacturing and marketing of human therapeutic products. Regardless of merit or eventual outcome, product liability claims may result in:

•                  reduced revenues or a total withdrawal of a product from one or more markets;

•                  delays in, or failure to complete, our clinical trials;

•                  withdrawal of clinical trial participants;

•                  decreased demand for our product candidates;

•                  injury to our reputation;

•                  litigation costs;

•                  substantial monetary awards against us; and

•                  diversion of management or other resources from key aspects of our operations.

Product liability claims could result in an FDA investigation of the safety or efficacy of our products or our marketing programs. An FDA investigation could also potentially lead to a recall of our products or more serious enforcement actions, or limitations on the indications for which our products may be used, or suspension or withdrawal of approval.

We cannot be certain that the coverage limits of the insurance policies or those of our strategic partners will be adequate. We further intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates. We may not be able to obtain additional insurance or maintain our existing insurance coverage at a reasonable cost or at all. If we are unable to obtain sufficient insurance at an acceptable cost or if a claim is brought against us, whether fully covered by insurance or not, our business, results of operations and financial condition could be materially adversely affected.

The coverage and reimbursement status of newly approved healthcare drugs is uncertain and failure to obtain adequate coverage and reimbursement could limit our ability to market our products.

Our ability to commercialize any products successfully will depend in part on the extent to which reimbursement will be available from governmental and other third-party payors, both in the U.S. and in foreign markets. The amount reimbursed for our products may be insufficient to allow them to compete effectively with products that are reimbursed at a higher level. If the price we are able to charge for any product we develop is inadequate in light of our development costs, our profitability would be reduced.

Reimbursement by a governmental and other third-party payor may depend upon a number of factors, including the governmental and other third-party payor’s determination that the use of a product is:

•                  a covered benefit under its health plan;

•                  safe, effective and medically necessary;

•                  appropriate for the specific patient;

•                  cost-effective; and

•                  neither experimental nor investigational.

Obtaining reimbursement approval for a product from each third-party and governmental payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products to each payor. We may not be able to provide data sufficient to obtain reimbursement.

Eligibility for coverage does not imply that any drug product will be reimbursed in all cases or at a rate that allows us to make a profit. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not become permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost drugs that are already reimbursed, may be incorporated into existing payments for other products or services and may reflect budgetary constraints and/or Medicare or Medicaid data used to calculate these rates. Net prices for products also may be reduced by mandatory discounts or rebates required by government health care programs or by any future relaxation of laws that restrict imports of certain medical products from countries where they may be sold at lower prices than in the U.S.

The health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products. There have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect reimbursement levels for our future products. In addition, the Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates and may have sufficient market power to demand significant price reductions.

Foreign governments tend to impose strict price controls, which may adversely affect our future profitability.

In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our profitability would be reduced.

Risks Relating to Our Business and Industry

Our failure to attract and retain skilled personnel could impair our product development and commercialization efforts.

Our success is substantially dependent on our continued ability to attract, retain and motivate highly qualified management, scientific and technical personnel and our ability to develop and maintain important relationships with leading institutions, clinicians and scientists. We are highly dependent upon our key management personnel, particularly John V. Talley, our President and Chief Executive Officer, Robert W. Cook, our Senior Vice President and Chief Financial Officer, Dr. Stephane Allard, our Chief Medical Officer and Dr. Dileep Bhagwat, our Senior Vice President, Pharmaceutical Development.  We are also dependent on certain scientific and technical personnel. The loss of the services of any member of senior management, or scientific or technical staff may significantly delay or prevent the achievement of product development, commercialization and other business objectives. Messrs. Talley and Cook have entered into employment agreements with us. However, either of them may decide to voluntarily terminate his employment with us. We do not maintain key-man life insurance on any of our employees.

Our competitors may develop and market drugs that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any of our product candidates.

The biotechnology and pharmaceutical industries are highly competitive and characterized by rapid technological change. Because we anticipate that our research approach will integrate many technologies, it may be difficult for us to stay abreast of the rapid changes in technology. If we fail to stay at the forefront of technological change, we will be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of different approaches by one or more of our current or future competitors.

We will compete with Pfizer and Endo, among others, in the treatment of neuropathic pain. There are also many companies, both publicly and privately held, including well-known pharmaceutical companies and academic and other research institutions, engaged in developing pharmaceutical products for the treatment of life-threatening cancers and diseases.

Our competitors may:

•                  develop and market product candidates that are less expensive and more effective than our future product candidates;

•                  adapt more quickly to new technologies and scientific advances;

•                  commercialize competing product candidates before we or our partners can launch any product candidates developed from our product candidates;

•                  initiate or withstand substantial price competition more successfully than we can;

•                  have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•                  more effectively negotiate third-party licenses and strategic alliances; and

•                  take advantage of acquisition or other opportunities more readily than we can.

We will compete for market share against fully-integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new product candidates that will compete with our product candidates, as these competitors may operate larger research and development programs or have substantially greater financial resources than us. Our competitors may also have significantly greater experience in:

•                  developing drugs;

•                  undertaking preclinical testing and human clinical trials;

•                  building relationships with key customers and opinion-leading physicians;

•                  obtaining and maintaining FDA and other regulatory approvals of drugs;

•                  formulating and manufacturing drugs; and

•                  launching, marketing and selling drugs.

These and other competitive factors may negatively impact our financial performance.

EpiCept GmbH, our German subsidiary, is subject to various risks associated with its international operations, which could increase our costs of maintaining and operating our German subsidiary.

Our subsidiary, EpiCept GmbH, operates in Germany, and we face a number of risks associated with its operations, including:

•                  difficulties and costs associated in complying with German laws and regulations;

•                  changes in the German regulatory environment;

•                  increased costs associated with operating in Germany;

•                  increased costs and complexities associated with financial reporting; and

•                  difficulties in maintaining international operations.

Expenses incurred by our German operations are typically denominated in euros. As a result, our costs of maintaining and operating our German subsidiary increase if the value of the U.S. dollar relative to the euro declines.

Risks Relating to Intellectual Property

If we are unable to protect our intellectual property, our competitors could develop and market products with features similar to our products and demand for our products may decline.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents and trade secrets against third party challenges. We will only be able to protect our intellectual property from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. In addition, changes in either the patent laws or in interpretations of patent laws in the U.S. or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third party patents.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•                  we might not have been the first to make the inventions covered by each of its pending patent applications and issued patents, and we could lose our patent rights as a result;

•                  we might not have been the first to file patent applications for these inventions or our patent applications may not have been timely filed, and we could lose our patent rights as a result;

•                  others may independently develop similar or alternative technologies or duplicate any of our technologies;

•                  it is possible that none of our pending patent applications will result in issued patents;

•                  our issued patents may not provide a basis for commercially viable drugs or therapies, may not provide us with any protection from unauthorized use of our intellectual property by third parties, and may not provide us with any competitive advantages;

•                  our patent applications or patents may be subject to interference, opposition or similar administrative proceedings;

•                  we may not develop additional proprietary technologies that are patentable; or

•                  the patents of others may have an adverse effect on our business.

Moreover, the issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be afforded by our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in U.S. or foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the U.S. Patent and Trademark Office, or USPTO.

The defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the U.S. are costly, time consuming to pursue and result in diversion of resources. The outcome of these proceedings is uncertain and could significantly harm our business.

We will also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We will use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific partners and other advisors may unintentionally or willfully disclose its confidential information to competitors. Enforcing a claim that a third party improperly obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we are not able to defend the patent protection position of our technologies and product candidates, then we will not be able to exclude competitors from marketing product candidates that directly compete with our product candidates, and we may not generate enough revenue from our product candidates to justify the cost of their development and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome could increase our costs or have a negative impact on our business.

Our ability to commercialize our products depends on our ability to sell our products without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending applications, which are owned by third parties, exist with respect to the therapeutics utilized in our product candidates and topical delivery mechanisms. Because we are utilizing existing therapeutics, we will continue to need to ensure that we can utilize these therapeutics without infringing existing patent rights. Accordingly, we have reviewed related patents known to us and, in some instances, licensed related patented technologies. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that the combined organization’s product candidates may infringe. There could also be existing patents of which we are not aware that our product candidates may inadvertently infringe.

We cannot assure you that any of our product candidates does not infringe the intellectual property of others. There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we infringe on their technology, we could face a number of issues that could increase its costs or have a negative impact on its business, including:

•                  infringement and other intellectual property claims which, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management’s attention from our core business strategy;

•                  substantial damages for past infringement, which we may have to pay if a court determines that our products infringes a competitor’s patent;

•                  an injunction prohibiting us from selling or licensing our product unless the patent holder licenses the patent to us, which the holder is not required to do; and

•                  if a license is available from a patent holder, we may have to pay substantial royalties or grant cross licenses to our patents.

We may be subject to damages resulting from claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at other biotechnology or pharmaceutical companies, including competitors or potential competitors. We may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary claims, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain product candidates, which could severely harm our business. Litigation could result in substantial costs and be a distraction to management.

Risks Relating to our Common Stock

We expect that our stock price will fluctuate significantly due to external factors, which could cause the value of your investment to decline.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our operating performance.

Our common stock trades on the Nasdaq OMX Stockholm Exchange and the OTCQX® U.S. trading platform since September 19, 2011. Our common stock traded on The Nasdaq Capital Market from January 30, 2007 through September 18, 2011.  Our common stock traded on The Nasdaq National Market from January 5, 2006 through January 29, 2007. Our common stock did not trade on an exchange prior to January 4, 2006. Sales of substantial amounts of our common stock in the public market through equity financing or otherwise could adversely affect the prevailing market prices of the common stock and our ability to raise equity capital in the future. In particular, we have outstanding warrants to purchase approximately 34.3 million shares of our common stock as of March 23, 2012, and although most of these warrants are currently exercisable at prices that are higher than the current market price of our stock, their future exercise could have a negative impact on the market price of our common stock. These exercises or sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

If securities or industry analysts do not publish research or reports about us, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who covers us downgrades our stock or if our operating results do not meet their expectations, our stock price could decline.

Future sales of common stock may cause our stock price to fall.

We have outstanding and exercisable warrants to purchase approximately 20.3 million shares of our common stock with exercise prices ranging from $0.20 - $1.38 and warrants to purchase approximately 14.0 million shares of our common stock with exercise prices ranging from $1.64 - $8.79 as of March 23, 2012.  The market price of our common stock could decline as a result of exercises or sales by our existing warrant holders and stockholders in the market or the perception that these exercises or sales could occur.  These sales might also make it more difficult for us to sell equity securities or convertible debt securities at a time and price that we deem appropriate.  We may decide to sell new equity securities at a discount to the current market price of our common stock, which could have a negative impact on the market price of our common stock.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our management. These provisions include:

•                  a classified board of directors;

•                  a prohibition on stockholder action through written consent;

•                  a requirement that special meetings of stockholders be called only by the board of directors or a committee duly designated by the board of directors whose powers and authorities include the power to call such special meetings;

•                  advance notice requirements for stockholder proposals and nominations; and

•                  the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of us.

As a result of these provisions in our charter documents and Delaware law, the price investors may be willing to pay in the future for shares of our common stock may be limited.

The requirements of being a public company may strain our resources and distract management.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the listing requirements of The OTCQX® U.S. trading platform and the Nasdaq OMX Stockholm Exchange. The obligations of being a public company require significant additional expenditures and place additional demands on our management as we comply with the reporting requirements of a public company.

DESCRIPTION OF CAPITAL STOCK

General

Our Third Amended and Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”) authorizes 225,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value. The foregoing and the following description of capital stock give effect to the Certificate of Incorporation and the provisions of the applicable Delaware law.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority, without action by its stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock; any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•             restricting dividends on the common stock;

•             diluting the voting power of the common stock;

•             impairing the liquidation rights of the common stock; and

•             delaying or preventing a change in control of our company without further action by the stockholders.

Warrants

As of March 23, 2012, warrants to purchase approximately 34,317,482 shares of our common stock at a weighted exercise price of $1.65 per share were outstanding.

Anti-Takeover Provisions

Provisions of Delaware law and our Certificate of Incorporation and Amended and Restated By-Laws (our “By-Laws”) could make the acquisition of EpiCept through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits provided its ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Effects of Some Provisions of Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•             prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•             the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•             on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Provisions of the Charter Documents. Our Certificate of Incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Our Certificate of Incorporation also provides that directors may be removed with cause by the affirmative vote of the holders of 75% of the outstanding shares of common stock.

Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. Our By-Laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our By-Laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in our Certificate of Incorporation or our By-Laws. Our By-Laws authorize a majority of our board of directors, the chairman of the board or the chief executive officer to call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Delaware law provides that stockholders may execute an action by written consent in lieu of a stockholder meeting. However, Delaware law also allows us to eliminate stockholder actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since actions by written consent are not subject to the minimum notice requirement of a stockholder’s meeting. However, we believe that the elimination of stockholder written consents may deter hostile takeover attempts. Without the availability of stockholder actions by written consent, a holder controlling a majority of our capital stock would not be able to amend its bylaws or remove directors without holding a stockholders meeting. The holder would have to obtain the consent of a majority of the board of directors, the chairman of the board or the chief executive officer to call a stockholders meeting and satisfy the notice periods determined by the board of directors. Our Certificate of Incorporation provides for the elimination of actions by written consent of stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to add substantially all of the net proceeds of the sale of securities by us to our general funds for general corporate purposes, including capital expenditures, working capital and the repayment or reduction of long-term and short-term debt. We may invest funds that we do not immediately require in short-term marketable securities.

From time to time, we may engage in additional public or private financings of a character and amount which we may deem appropriate.

SECURITIES WE MAY OFFER

We may, from time to time offer under this prospectus, separately or together:

•       common stock;

•       preferred stock;

•       convertible debt securities;

•       warrants to purchase securities; and

•       units.

The aggregate initial offering price of the offered securities will not exceed $25,000,000.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

The following summary of the terms of the convertible debt securities describes general terms that apply to the convertible debt securities. The convertible debt securities offered pursuant to this prospectus will be unsecured obligations. The particular terms of any convertible debt securities will be described more specifically in each prospectus supplement relating to those convertible debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

Convertible debt securities will be issued under a convertible debt indenture which we summarize below. Since this is only a summary, it does not contain all of the information that may be important to you. A form of indenture relating to the convertible debt securities is an exhibit to the registration statement of which this prospectus is a part. We encourage you to read that document.

General

The indenture will not limit the aggregate principal amount of convertible debt securities we may issue and will provide that we may issue convertible debt securities thereunder from time to time in one or more series. The indenture will not limit the amount of other indebtedness or convertible debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the convertible debt securities of any series may differ and we, without the consent of the holders of the convertible debt securities of any series, may reopen a previous series of convertible debt securities and issue additional convertible debt securities of the series or establish additional terms of the series.

Unless otherwise provided in a prospectus supplement, the convertible debt securities will be our unsecured obligations and will be subordinated in right of payment to all of our senior indebtedness.

Our rights and the rights of our creditors (including the holders of convertible debt securities) and stockholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of convertible debt securities we are offering by that prospectus supplement. The terms may include:

•             the title and specific designation of the convertible debt securities;

•             any limit on the aggregate principal amount of the convertible debt securities or the series of which they are a part;

•             whether the convertible debt securities are to be issuable as registered securities, as bearer securities or alternatively as bearer securities and registered securities, and if as bearer securities, whether interest on any portion of a bearer security in global form will be paid to any clearing organizations;

•             the currency or currencies, or composite currencies, in which the convertible debt securities will be denominated and in which we will make payments on the convertible debt securities;

•             the date or dates on which we must pay principal;

•             the rate or rates at which the convertible debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•             the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•             the place or places where we must pay the convertible debt securities and where any convertible debt securities issued in registered form may be sent for transfer, conversion or exchange;

•             the terms and conditions on which we may, or may be required to, redeem the convertible debt securities;

•             the terms and conditions of modifications, amendments and waivers of any terms of the debt securities;

•             if other than in minimum denominations of $2,000 and any integral multiple of $1,000, the denominations in which we may issue the convertible debt securities;

•             the terms and conditions upon which conversion of the convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•             the amount we will pay if the maturity of the convertible debt securities is accelerated;

•             whether we will issue the convertible debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•             events of default or covenants (including relating to mergers, consolidations and sales of assets) that apply to the convertible debt securities; and

•             any other terms of the convertible debt securities and any other deletions from or modifications or additions to the indenture in respect of the convertible debt securities, including those relating to the subordination of any convertible debt securities.

Unless the applicable prospectus supplement specifies otherwise, the convertible debt securities will not be listed on any securities exchange.

Unless the applicable prospectus supplement specifies otherwise, we will issue the convertible debt securities in fully registered form without coupons.

Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the convertible debt securities at the office or agency we maintain for that purpose or the specified corporate trust office of the trustee. We may pay interest on convertible debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on convertible debt securities issued in registered form will be payable on any interest payment date to the registered owners of the convertible debt securities at the close of business on the regular record date for the interest payment. We will name in the prospectus supplement all paying agents we initially designate for the convertible debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the convertible debt securities are payable.

Unless otherwise stated in the prospectus supplement, the convertible debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other convertible debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose or the specified corporate trust office of the trustee. There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange.

Any transfer agent (in addition to the security registrar) we initially designate for any convertible debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the convertible debt securities are payable.

Unless otherwise stated in the prospectus supplement, we will issue the convertible debt securities only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000. The convertible debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled “Use of Global Securities.”

If the purchase price of any convertible debt securities is payable in one or more foreign currencies or currency units, or if any convertible debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the convertible debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the convertible debt securities and the foreign currency or currency units in the prospectus supplement.

We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase convertible debt securities at the option of the holders. Any such obligation applicable to a series of convertible debt securities will be described in the related prospectus supplement.

Conversion Rights

An applicable prospectus supplement will set forth the terms on which the convertible debt securities of any series are convertible into common stock or other securities. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares of our common stock to be received by the holders of the convertible debt securities will be calculated according to the market price of our common stock as of a time stated in the prospectus supplement or otherwise.

Use of Global Securities

The convertible debt securities of any series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the series prospectus supplement.

The specific terms of the depositary arrangement covering convertible debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions or similar provisions will apply to depositary arrangements relating to debt securities or convertible debt securities, although to the extent the terms of any arrangement differs from those described in this section, the terms of the arrangement shall supersede those in this section.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, to accounts in its book-entry registration and transfer system, the principal amounts of the convertible debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to such convertible debt securities or by us if such convertible debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.

As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the convertible debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have convertible debt securities registered in their names and will not be entitled to receive physical delivery of the convertible debt securities in definitive form.

We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, convertible debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assumes any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

We expect that the depositary for a series of convertible debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such convertible debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

The indenture may provide that:

•             the depositary notifies us that it is unwilling or unable to continue as depositary for a series of convertible debt securities, or if the depositary is no longer legally qualified to serve in that capacity, and we have not appointed a successor depositary within 90 days of written notice,

•             we determine that a series of convertible debt securities will no longer be represented by global securities and we execute and deliver an order to that effect to the trustee, or

•             an event of default with respect to a series of convertible debt securities occurs and continues,

the global securities for that series will be exchanged for registered convertible debt securities in definitive form. The definitive convertible debt securities may be registered in the name or names the depositary instructs the trustee. We expect that these instructions may be based upon directions the depositary receives from participants with respect to ownership of beneficial interests in global securities.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any, including any combination of common stock, preferred stock or convertible debt securities that we may sell under this prospectus. Warrants may be issued separately or together with other securities.

The warrants will be issued under warrant agreements to be entered into between us and the warrantholder as set forth in the applicable prospectus supplement relating to any or all warrants with respect to which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to a particular offering of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as an exhibit to a Current Report on Form 8-K.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described in this section, then the terms described in this section will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants with respect to which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•             the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•             the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•             the procedures and conditions relating to the exercise of the warrants;

•             the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•             the offering price, if any, of the warrants;

•             the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•             if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•             whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•             call provisions, if any, of the warrants;

•             antidilution provisions, if any, of the warrants; and

•             any other material terms of the warrants.

The description of warrants in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. If mentioned in the relevant prospectus supplement, securities may be surrendered as all or part of the exercise of the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised as indicated in the applicable prospectus supplement at any time up to the close of business, New York City time, on the expiration date set forth in the applicable prospectus supplement. After the close of business, New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates may be exchangeable for new warrant certificates of different denominations as indicated in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units to purchase one or more of the securities referenced herein. The terms of such units will be set forth in a prospectus supplement. The form of units and the applicable unit agreement will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as an exhibit to a Current Report on Form 8-K. We encourage you to read the applicable unit agreement and unit before you purchase any of our units.

PLAN OF DISTRIBUTION

We may, from time to time, sell any or all of our shares of common stock on the OTCQX® U.S. trading platform and the Nasdaq OMX Stockholm Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, prices that may be changed, market prices at the time of sale, prices related to prevailing market prices or negotiated prices.

We may use any one or more of the following methods when selling our securities:

•             direct sales to purchasers;

•             to or through underwriters or dealers;

•             through designated agents;

•             ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•             block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•             purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•             an exchange distribution in accordance with the rules of the applicable exchange;

•             privately negotiated transactions;

•             settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•             broker-dealers may agree with us to sell a specified number of such securities at a stipulated price per share;

•             through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•             a combination of any such methods of sale; or

•             any other method permitted pursuant to applicable law.

If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any option to purchase additional shares).

Broker-dealers engaged by us may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, we may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. We may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. We may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We may be required to pay certain fees and expenses incurred by us incident to the registration of the shares. We may agree to indemnify any underwriters or agents against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.

BUSINESS

We are a specialty pharmaceutical company focused on the clinical development and commercialization of pharmaceutical products for the treatment of pain and cancer.  Our strategy is to focus on topically delivered analgesics targeting peripheral nerve receptors and on innovative cancer therapies.  Our lead product is Ceplene®, which when used concomitantly with low-dose interleukin-2, or IL-2, is intended as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, for adult patients who are in their first complete remission.  In addition to Ceplene®, we have AmiKetTM, a late-stage pain product candidate for the treatment of peripheral neuropathies, and two other oncology compounds in clinical development.  We believe this portfolio of pain management and oncology product candidates lessens our reliance on the success of any single product or product candidate.

Product Portfolio

The following table illustrates the depth of our product pipeline at December 31, 2011:

Product	Indication	Strategic Partner	Status
Ceplene®	AML Remission Maintenance	Meda AB	Marketed (Europe)

Product Candidate	Indication	Strategic Partner	Status
AmiKetTM	Neuropathic Pain CIPN, PHN, DPN	n/a	Phase II
Ceplene®	AML Remission Maintenance	n/a	Phase III (U.S.)
AzixaTM	Brain Cancer	Myrexis, Inc.	Phase II
CrolibulinTM	Solid Tumors	n/a	Phase I

Peripheral Neuropathy

Peripheral neuropathy is a medical condition caused by damage to the nerves in the peripheral nervous system. The peripheral nervous system includes nerves that run from the brain and spinal cord to the rest of the body. A 2006 study conducted by Business Insight stated that peripheral neuropathy affects over 15 million people in the United States of America, or U.S., and is associated with conditions that injure peripheral nerves, including herpes zoster, or shingles, diabetes, HIV/AIDS and other diseases. It can also be caused by trauma or may result from surgical procedures or as a result of other therapies. Peripheral neuropathy is usually first felt as tingling and numbness in the hands and feet. Symptoms can be experienced in many ways, including burning, shooting pain, throbbing or aching. Peripheral neuropathy can cause intense chronic pain that, in many instances, is debilitating.

Cancer neuropathies represent a large unmet market. Neuropathic pain is caused by injury to, or compression of, the structures of the peripheral and central nervous system. Chemotherapy or radiotherapy treatments that patients receive for their cancer often results in neuropathic pain and is considered a side effect of the cancer treatment.  Chemotherapeutic agents, including vinca alkaloids, cisplatin and paclitaxel, are associated with peripheral neuropathies. Neuropathic pain is often described as sharp, tingling, burning or shooting. The National Cancer Institute estimates that 30-40% of cancer patients treated with chemotherapy experience symptoms of chemotherapy-induced peripheral neuropathy, or CIPN, which impairs their quality of life and ability to function. The debilitating, chronic pain of CIPN is one of the most common reasons why cancer patients stop their treatment early. More than one million breast cancer survivors in the U.S. alone suffer from this disease, for which there is no effective therapy.  AmiKetTM topical cream potentially fulfills this unmet need for a safe, well tolerated, and effective agent for CIPN.

Painful diabetic peripheral neuropathy, or DPN, is common in patients with long-standing Type 1 (juvenile) and Type 2 (adult onset) diabetes mellitus. An estimated 18.2 million people have diabetes mellitus in the U.S. The prevalence of neuropathy approaches 50% in those with diabetes mellitus for greater than 25 years. Specifically, the lifetime incidence of DPN is 11.6% and 32.1% for Type 1 and Type 2 diabetes, respectively. Common symptoms of DPN are sharp, stabbing, burning pain, or allodynia, which is pain to light touch, with numbness and tingling of the feet and sometimes the hands.

Various drugs are currently used in the treatment of DPN. These include tricyclic antidepressants, or TCA’s, such as amitriptyline, anticonvulsants such as gabapentin, serotonin and norepinephrine re-uptake inhibitors (e.g., duloxetine), and opioids (e.g., oxycodone). Unfortunately, the use of these drugs is often limited by the extent of the pain relief provided and the occurrence of significant central nervous system, or CNS, side effects such as dizziness, somnolence, and confusion. Because of its limited systemic absorption into the blood, AmiKetTM topical cream potentially fulfills the unmet need for a safe, well tolerated, and effective agent for painful DPN.

Post-herpetic neuralgia, or PHN, is one type of peripheral neuropathic pain associated with shingles which exists after the rash has healed. According to Datamonitor, PHN affects over 100,000 people in the U.S. each year. PHN causes pain on and around the area of skin that was affected by the shingles rash. Most people with PHN describe their pain as “mild” or “moderate.” However, the pain can be severe in some cases. PHN pain is usually a constant, burning or gnawing pain but can be an intermittent sharp or stabbing pain. Current treatments for PHN have limited effectiveness, particularly in severe cases and can cause significant adverse side effects. Our AmiKetTM product candidate has achieved statistically significant pain relief for the treatment of peripheral neuropathy in PHN patients.

AmiKetTM

AmiKetTM is a prescription topical analgesic cream containing a patented formulation of two FDA-approved drugs; amitriptyline, which is a widely-used antidepressant, and ketamine, an NMDA antagonist that is used as an intravenous anesthetic. AmiKetTM is designed to provide effective, long-term relief from the pain caused by peripheral neuropathies. Since each of these ingredients has been shown to have significant analgesic effects and because NMDA (N-methyl-D-aspartic acid) antagonists, such as ketamine, have demonstrated the ability to enhance the analgesic effects of amitriptyline, we believe the combination is a good candidate for the development of a new class of analgesics. We believe that AmiKetTM can be used effectively in conjunction with orally delivered analgesics, such as gabapentin.

AmiKetTM is an odorless, white vanishing cream that is applied twice daily and is quickly absorbed into the applied area. We believe the topical delivery of its patented combination represents a fundamentally new approach for the treatment of pain associated with peripheral neuropathy. In addition, we believe that the topical delivery of our product candidate will significantly reduce the risk of adverse side effects and drug to drug interactions associated with the systemic delivery of the active ingredients. The results of our clinical trials to date have demonstrated the safety of the cream for use for up to one year and a potent analgesic effect in subjects with CIPN, DPN and post-herpetic neuralgia.

In December 2011, we met with the FDA and were granted permission by the FDA to initiate immediately the Phase III clinical development of AmiKetTM in the treatment of CIPN.  We received the final meeting minutes from our meeting with the FDA in January 2012 that included further encouraging guidance for the Phase III clinical and nonclinical development and subsequent New Drug Application, or NDA, filing of AmiKetTM in the treatment of CIPN.  The FDA indicated that a CIPN treatment protocol submitted by us will be reviewed expeditiously for a Special Protocol Assessment, or SPA. In the final meeting minutes, the FDA acknowledged that painful symptoms due to CIPN represent a significant unmet medical need and encouraged us to apply for Fast Track designation, which we submitted in February 2012. Further, the FDA waived several expensive and time consuming non-clinical toxicology studies, and indicated that a single four-arm factorial trial might suffice for regulatory approval if combined with other pivotal data in another neuropathy such as diabetic peripheral neuropathy.

The key element of the proposed Phase III clinical program is a 12-week, four-arm, factorial-designed trial in CIPN that would seek to demonstrate AmiKet’s superiority compared with placebo and with each of the component drugs of AmiKet™, amitriptyline and ketamine. We intend to submit the protocol for this trial to the FDA via a SPA. An additional two-arm efficacy study in another painful peripheral neuropathy may be performed as an alternative strategy to a second factorial-designed trial for the NDA filing, which could potentially lead to a broader label in the treatment of peripheral neuropathic pain. In addition to the positive outcome previously reported for AmiKet™ in CIPN, we have reported statistically significant positive results in the treatment of pain from post-herpetic neuralgia in several Phase II studies, the non-inferiority of AmiKet™ compared with gabapentin in another placebo controlled study, and a positive trend in the treatment of pain in a diabetic neuropathy Phase II study.

The meeting minutes included a summary of the nonclinical program requirements to file an NDA, which notably included only a single dermal carcinogenicity study. The dermal photo-irritation/toxicity assessment may be waived, provided dermal photo-irritation is assessed in the clinical program. A COMET assay (Single Cell Gel Electrophoresis to detect DNA damage) study is required prior to initiation of the long-term open label clinical safety study.

In February 2011, we presented data from our Phase IIb trial for AmiKetTM in CIPN, which was conducted by National Cancer Institute, or NCI.  The multi-center, double-blind, randomized, placebo-controlled study was conducted within a network of approximately 25 sites under the direction of the NCI funded Community Clinical Oncology Program, or CCOP. More than 460 cancer survivors suffering from painful CIPN were enrolled in the six-week study. The results of the trial in the intent to treat, or ITT, population demonstrated that the change in average daily neuropathy intensity scores in the AmiKetTM group achieved a statistically significant reduction in CIPN intensity versus placebo (p<0.001), which was the trial’s primary endpoint. Additionally, a pre-specified subgroup of the ITT population, those patients who previously received taxane chemotherapy, also showed a statistically significant reduction in average daily neuropathy intensity scores (p=0.034). This subgroup constituted more than 50% of the ITT population. Secondary efficacy endpoints confirmed the superiority of AmiKetTM vs. placebo. Furthermore, the safety profile of AmiKetTM was comparable to placebo.

In January 2009, we completed a Phase IIb, multi-center, randomized, placebo controlled trial in approximately 360 patients evaluating the analgesic properties and safety of AmiKetTM cream in patients with PHN. This trial compared the efficacy and safety of AmiKetTM against both gabapentin, the leading drug prescribed for this indication, and placebo.  The first primary endpoint was the change in pain intensity over the four week duration of the trial. The data demonstrated that AmiKetTM achieved statistically significant superior efficacy compared with placebo (p=0.024). An additional primary endpoint, to demonstrate that AmiKetTM was not inferior to gabapentin in reducing pain, was also met. A key secondary endpoint measured in the trial from a responder analysis indicated that 63% of patients in the AmiKetTM treatment arm achieved a reduction in pain scores of at least 30%, significantly higher than that of patients in the placebo arm (p=0.033). Top-line results further indicate that AmiKetTM achieved a superior safety profile when compared with gabapentin, especially with regard to dizziness and somnolence, as evaluated by the reporting of adverse events.  AmiKetTM has received orphan drug protection for the treatment of PHN.

In February 2008, we completed a Phase II clinical trial in 215 patients suffering from DPN.  The results of this double-blind, placebo-controlled study demonstrated that the primary endpoint, the difference in changes in pain intensity between AmiKetTM and placebo over the four week duration of the trial, nearly reached statistical significance (p=0.0715).  The analgesic benefits of AmiKetTM continued to build over time during the course of the study.  Key secondary endpoints measured in the trial from a responder analysis indicate that 60% of patients in the AmiKetTM treatment arm achieved a reduction of pain scores of at least 30% compared with 48% of patients in the placebo arm (p=0.076).  In addition, 33% of patients in the AmiKetTM treatment arm achieved a reduction in pain scores of at least 50% compared with 21% of patients in the placebo arm (p=0.078).   All pain scores measured trended in favor of the AmiKetTM treated patients over the placebo group, indicative of an analgesic effect in this type of peripheral neuropathic pain.  We concluded that data derived from the trial support the continued study of AmiKetTM in late-stage pivotal clinical trials.

Subject to securing sufficient funds needed for the effort, we plan to initiate the Phase III program for AmiKet in the second half of 2012.  The Phase III program is anticipated to take approximately two years and, if successful, may lead to an NDA filing in 2014.

Cancer

Cancer is the second leading cause of death in the U.S. Half of all men and one third of all women in the U.S. will develop cancer during their lifetimes. Today, millions of people are living with cancer or have had cancer. Although there are many kinds of cancer, they are all caused by the out-of-control growth of abnormal cells. Normal body cells grow, divide, and die in an orderly fashion. During the early years of a person’s life, normal cells divide more rapidly until the person becomes an adult. After that, cells in most parts of the body divide only to replace worn-out or dying cells and to repair injuries. Because cancer cells continue to grow and divide, they are different from normal cells. Instead of dying, they outlive normal cells and continue to form new abnormal cells.

Cancer usually forms as a tumor. However, some cancers, like leukemia, do not form tumors. Instead, these cancer cells involve the blood and blood-forming organs and circulate through other tissues where they grow. Often, cancer cells travel to other parts of the body where they begin to grow and replace normal tissue. Different types of cancer can behave very differently. For example, lung cancer and breast cancer are very different diseases. They grow at different rates and respond to different treatments. That is why people with cancer need treatment that is aimed at their particular kind of cancer. The risk of developing most types of cancer can be reduced by changes in a person’s lifestyle, for example, by quitting smoking and following a better diet. The sooner a cancer is found and treatment begins, the better are the chances for long term survival.

Ceplene®

AML is the most deadly and most common type of acute leukemia in adults. There are approximately 40,000 AML patients in the European Union, or EU, with 16,000 new cases occurring each year. Additionally, there are approximately 13,000 new cases of AML and 9,000 deaths caused by this cancer each year in the U.S.  Once diagnosed with AML, patients typically receive induction and consolidation chemotherapy, with the majority achieving complete remission. However, about 70-80% of patients who achieve first complete remission will relapse, with the median time in remission before relapse with current treatments being only 12 months. Less than 15% of relapsed patients survive long-term.

Ceplene® (histamine dihydrochloride) is our proprietary product for the remission maintenance and prevention of relapse in adult patients with AML in first remission. Ceplene® is to be administered in conjunction with low-dose IL-2 and is designed to protect lymphocytes responsible for immune-mediated destruction of residual leukemic cells. Ceplene® reduces the formation of oxygen radicals from phagocytes, inhibiting nicotinamide adenine dinucleotide phosphate-oxidase, or NADPH oxidase, and protecting IL-2-activated Natural Killer cells, or NK-cells, and Thymus cells, or T-cells. These two kinds of cells, NK-cells and T-cells, possess an ability to kill and support the killing of cancer cells and virally infected cells.

In October 2008, we received a full marketing authorization from the European Commission for Ceplene®.  The approval allows Ceplene® to be marketed in the 27 member states of the EU, as well as in Iceland, Liechtenstein and Norway.  The approval by the European Commission is based, in part, on the results of the single pivotal 320-patient Phase III trial for Ceplene® in conjunction with low dose IL-2. The primary result of this trial was that treatment with Ceplene/IL-2 significantly reduced the occurrence of relapse among AML patients in complete remission. The improvement of long-term leukemia-free survival in patients receiving Ceplene/IL-2 exceeded 50%. Moreover, Ceplene® was well tolerated in this patient population and conferred an acceptable risk benefit profile for AML patients.

Ceplene is an Orphan Medicinal Product in the EU for the treatment of AML.  As a result of its designation, we have been granted market exclusivity in the EU until October 2018.  As part of receiving marketing authorization under Exceptional Circumstances for Ceplene®, we are required to perform a post-approval clinical study.  The first part of the study will seek to further elucidate the clinical pharmacology of Ceplene® by assessing certain immune biomarkers in AML patients in first remission. The second part of the study will assess the effect of Ceplene/IL-2 on the development of minimal residual disease in the same patient population.  More than 75 patients have been enrolled into this study to date.

Ceplene®  is licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries, and to MegaPharm Ltd. to market and sell in Israel where it was approved in 2011.  Ceplene® is currently on the list of pre-approved products in Germany, England, Sweden, Denmark, and Italy (a temporary approval); additionally, it is available on a named patient basis in many other countries in the European Union.  Reimbursement is being negotiated in France and Spain among other countries in the European Union.  Ceplene® is currently available on a named-patient basis in Israel.  Following Ministry of Health approval of labeling and other technical matters, Megapharm Ltd. is expected to commence the commercial launch of Ceplene® in Israel.

In order to obtain marketing approval in the U.S., the Food and Drug Administration, or FDA, is requiring that we undertake an additional Phase III study having overall survival as the primary endpoint.  In May 2011, we submitted to the FDA a detailed Phase III protocol and a request for Special Protocol Assessment, or SPA. We received initial written responses from the FDA in June 2011.  Among those responses, the FDA noted that in contrast to its earlier position it is now proposing that the trial attempt to isolate Ceplene’s effect by including an IL-2 monotherapy arm in the trial protocol.  We met with the FDA to reconcile the major protocol elements in September 2011.  At the meeting, the FDA indicated that as part of a registration study, the effect of Ceplene® must be isolated from the effect of IL-2 and that to meet that requirement the preferred study design will compare Ceplene®/IL-2 vs. IL-2 monotherapy.  The FDA also recommended that the patients in the IL-2 monotherapy group receive the same IL-2 dosing regimen as those patients receiving Ceplene®/IL-2 in combination.  To meet the FDA’s latest requirements we must commit significant funding and time to a new trial that will not yield results for several years.  Given the capital commitment required and the uncertainty with respect to clinical results and commercial success, we do not intend to proceed with a Phase III trial for Ceplene® at this time.

CrolibulinTM

CrolibulinTM is a novel small molecule vascular disruption agent, or VDA, and apoptosis inducer for the treatment of patients with solid tumors.  CrolibulinTM has shown promising vascular targeting activity with potent anti-tumor activity in pre-clinical in vitro and in vivo studies. The molecule has been shown to induce tumor cell apoptosis and selectively inhibit growth of proliferating cell lines, including multi-drug resistant cell lines. Murine models of human tumor xenografts demonstrated crolibulinTM inhibits growth of established tumors of a number of different cancer types. In preclinical tumored animal models, combination therapy has demonstrated synergistic activity.

In December 2010, the National Cancer Institute, or NCI, initiated a Phase II trial with crolibulinTM.  The trial will assess the drug’s efficacy and safety in combination with cisplatin in patients with anaplastic thyroid cancer, or ATC. The Phase II trial consists of two stages. The primary objective of the first stage is to assess the safety and tolerability of cisplatin and crolibulinTM given in 21-day treatment cycles. The study will assess the toxicities of crolibulinTM co-administered with cisplatin, evaluate dose-limiting toxicities, or DLTs, and determine the MTD for the combination. The primary objective in the second stage of the trial will be to compare the combination of crolibulinTM and cisplatin against cisplatin alone in adult ATC patients by assessing the duration of progression-free survival, or PFS. An important secondary objective is the comparison of the response rates evaluated by Response Evaluation Criteria in Solid Tumors, or RECIST. Up to 70 patients are planned to be enrolled in the trial.

In October 2007, we completed a Phase I clinical trial for crolibulinTM.  We successfully identified the maximum tolerated dose, or MTD, of crolibulinTM in the Phase I study.  The MTD was below the dose which produced the expected toxicity based on preclinical studies at higher doses.  CrolibulinTM was administered as a single agent in increasing doses to small cohorts of patients with advanced solid tumors. A total of seventeen patients were enrolled in the study. The drug was tested in a variety of cancer types including melanoma, prostate, lung, breast, colon, and pancreatic cancers. The study, which was initiated in December 2006, was conducted at three cancer centers in the U.S.

Azixa™

AzixaTM is a novel small molecule VDA and apoptosis inducer discovered internally and licensed to Myrexis Inc. for clinical development.  It is a lipophilic compound that collects in the brain at significant concentrations.  AzixaTM demonstrated a broad range of anti-tumor activities against many tumor types in various animal models as well as activity against different types of multi-drug resistant cell lines. In March 2007, Myrexis initiated two Phase II clinical trials for AzixaTM in patients with primary brain cancer and in patients with melanoma that has spread to the brain.  The trials were designed to assess the safety profile of AzixaTM and the extent to which it can improve the overall survival of these patients.

Myrexis announced in February 2012 that it has suspended company-wide operations pending the outcome of an evaluation of available strategic alternatives to enhance shareholder value that is being undertaken by the investment bank Stifel Nicolaus Weisel on behalf of Myrexis’ Board of Directors.  Myrexis is initiating an alignment of resources consistent with its decision to suspend further development activities. We are closely monitoring the developments and intend to enforce our rights as appropriate under our license agreement with Myrexis.

Our Strategic Alliances

Meda AB

In January 2010, we entered into an exclusive commercialization agreement for Ceplene® with Meda AB, a leading international specialty pharmaceutical company based in Stockholm, Sweden.  Under the terms of the agreement, we granted Meda the right to market Ceplene® in Europe and several other countries including Japan, China, and Australia.  Pursuant to the terms of the agreement, we received a $3 million fee on signing and an additional $2 million milestone payment in May 2010 upon the first commercial sale of Ceplene® in a major European market.  Additional potential payments include a $5 million payment upon achievement of a regulatory milestone and up to $30 million in sales-based milestones that commence upon attainment of at least $50 million in annual sales.  We will receive an escalating percentage royalty on net sales in the covered territories ranging from the low teens to the low twenties and will be responsible for Ceplene®’s commercial supply.  The initial term of this agreement is ten years and is subject to automatic two year extensions at Meda’s option. The agreement can be terminated at any time by Meda upon six months’ prior written notice.  The agreement can also be terminated by mutual agreement or for cause.

Myrexis, Inc.

We licensed the MX90745 series of caspase-inducer anti-cancer compounds to Myrexis in 2003, including Azixa™. Under the terms of the agreement, we granted to Myrexis a research license to develop and commercialize any drug candidates from the series of compounds with a non-exclusive, worldwide, royalty-free license, without the right to sublicense the technology. Myrexis is responsible for the worldwide development and commercialization of any drug candidates from the series of compounds. We also granted to Myrexis a worldwide royalty bearing development and commercialization license with the right to sublicense the technology.  The agreement requires that Myrexis make licensing, research and milestone payments to the Company totaling up to $27 million, of which $3.0 million was paid and recognized as revenue, assuming the successful commercialization of the compound for the treatment of cancer, as well as pay an escalating mid to high single digit percentage royalty on product sales.   Myrexis announced in February 2012 that it has suspended company-wide operations pending the outcome of an evaluation of available strategic alternatives to enhance shareholder value that is being undertaken by the investment bank Stifel Nicolaus Weisel on behalf of Myrexis’ Board of Directors.  Myrexis is initiating an alignment of resources consistent with its decision to suspend further development activities. We are closely monitoring the developments and intend to enforce our rights as appropriate under our license agreement with Myrexis.

DURECT Corporation

In December 2006, we entered into a license agreement with DURECT Corporation, pursuant to which we granted DURECT the exclusive worldwide rights to certain of our intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. Under the terms of the agreement, we received a $1.0 million upfront payment.  In September 2008, we amended our license agreement with DURECT.  Under the terms of the amended agreement, we granted DURECT royalty-free, fully paid up, perpetual and irrevocable rights to the intellectual property licensed as part of the original agreement in exchange for a cash payment of $2.25 million from DURECT.

Endo Pharmaceuticals, Inc.

In December 2003, we entered into a license agreement with Endo under which we granted Endo (and its affiliates) the exclusive (including as to us and our affiliates) worldwide right to commercialize LidoPAIN BP, a lidocaine patch developed by EpiCept for the treatment of acute back pain. We also granted Endo worldwide rights to use certain of our patents for the development of certain other non-sterile, topical lidocaine patches, including Lidoderm®, Endo’s non-sterile topical lidocaine-containing patch for the treatment of chronic lower back pain. Upon the execution of the Endo agreement, we received a non-refundable payment of $7.5 million.  Other potential compensation under this agreement includes additional milestone payments of up to $82.5 million related to both our LidoPAIN BP product and Lidoderm® and a royalty on net sales of LidoPAIN BP.

The last published clinical study of Lidoderm® in back pain occurred in 2005.  We believe that no measurable progress has occurred with Lidoderm® for back pain and do not expect further revenue from this license at this time.

Manufacturing

We currently intend to outsource all of our manufacturing activities. We believe that this strategy will enable us to direct operational and financial resources to the development of our product candidates rather than diverting resources to establishing a manufacturing infrastructure.  Under the terms of a supply agreement with Meda, we are responsible for supplying commercial quantities of Ceplene® based on Meda’s estimate of sales in the licensed territories.

We have entered into arrangements with qualified third parties for the manufacture of Ceplene® and for the formulation and manufacture of our clinical supplies. We may enter into additional written supply agreements in the future . We generally purchase our supplies from current suppliers pursuant to purchase orders. We plan to use a single, separate third party manufacturer for Ceplene® and each of our product candidates for which we are responsible for manufacturing. In some cases, the responsibility to manufacture product, or to identify suitable third party manufacturers, may be assumed by our licensees. We cannot assure you that our current manufacturers can successfully increase their production to meet full commercial demand. We believe that in most cases there are several manufacturing sources available to us, including our current manufacturers, which can meet our commercial supply requirements on commercially reasonable terms. We will continue to look for and secure the appropriate manufacturing capabilities and capacity to ensure commercial supply at the appropriate time.

Ben Venue Laboratories, the contract manufacturer of Ceplene®, was recently identified by EMA as having “shortcomings in quality assurance” at its facility in Bedford, Ohio.  Ceplene® has not been included in the product recall issued by the EMA in connection to its findings and no complaints or any other issue relating to product quality have been reported for Ceplene®.  As part of its interim recommendations, the EMA’s Committee for Medicinal Products for Human Use (CHMP) noted that it considers supplies of Ceplene® to be essential for patients and that existing stocks in the European Union should remain available to them. Adequate supplies of Ceplene® continue to be available and no immediate shortage is anticipated.  As a precaution, and at the direction of the EMA, we have distributed a Direct Healthcare Professional Communication to all sites where Ceplene® is being used alerting them to strictly follow directions already provided in the Summary of Product Characteristics (SPC) of examining each vial for particulates before use.

Sales and Marketing

In order to commercially market Ceplene® or any of our product candidates in the U.S. upon receipt of marketing approval, we must either develop an internal sales and marketing infrastructure or collaborate with third parties with sales and marketing expertise. We have retained the rights to commercialize AmiKetTM and crolibulinTM worldwide and to market Ceplene® globally except for Europe and certain Pacific rim countries. In addition, we have granted Myrexis exclusive worldwide commercialization rights, with rights to sublicense, for AzixaTM. We will likely market our products in international markets outside of North America through collaborations with third parties. We intend to make decisions regarding internal sales and marketing of our product candidates on a product-by-product and country-by-country basis.

Intellectual Property

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and drug candidates as well as successfully defending these patents against third-party challenges. We have various compositions of matter and use patents, which have claims directed to our product candidates or their methods of use. Our patent policy is to retain and secure patents for the technology, inventions and improvements related to our core portfolio of product candidates. We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position.

The following is a summary of the patent position relating to our three in-house product candidates:

AmiKetTM — We own a U.S. patent with claims directed to a formulation containing a combination of amitriptyline and ketamine, which can be used as a treatment for the topical relief of pain, including neuropathic pain, that expires in August 2021. We also have a license to additional patents, which expire in September 2015 and May 2018, and which have claims directed to topical uses of tricyclic antidepressants, such as amitriptyline, and NMDA antagonists, such as ketamine, as treatments for relieving pain, including neuropathic pain.

Ceplene® — The intellectual property protection surrounding our histamine technology includes 24 U.S. patents issued or allowed, with the term for the latest one expiring in February 2023. Patents issued or pending in the international markets concern specific therapeutic areas or manufacturing. Claims include the therapeutic administration of histamine or any H2 receptor agonist in the treatment of cancer, infectious diseases and other diseases, either alone or in combination therapies, the novel synthetic method for the production of pharmaceutical-grade histamine dihydrochloride, the mechanism of action including the binding receptor and pathway, and the rate and route of administration.

CrolibulinTM — The intellectual property protection regarding this compound is covered by two issued U.S. patents , with the latest one expiring in May 2022 and one application pending covering the composition and uses of this compound and structurally related analogs. Additional foreign patent applications are pending in major pharmaceutical markets outside the U.S.

We may seek to protect our proprietary information by requiring our employees, consultants, contractors, outside partners and other advisers to execute, as appropriate, nondisclosure and assignment of invention agreements upon commencement of their employment or engagement. We also require confidentiality or material transfer agreements from third parties that receive our confidential data or materials.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, partners and other advisors may unintentionally or willfully disclose information to competitors. Enforcing a claim that a third party illegally obtained and is using trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

The pharmaceutical, biotechnology and other life sciences industries are characterized by the existence of a large number of patents and frequent litigation based upon allegations of patent infringement. While our drug candidates are in clinical trials, and prior to commercialization, we believe our current activities fall within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the U.S. and Section 55.2(1) of the Canadian Patent Act, each of which covers activities related to developing information for submission to the FDA and its counterpart agency in Canada. As our drug candidates progress toward commercialization, the possibility of an infringement claim against us increases. While we attempt to ensure that our drug candidates and the methods we employ to manufacture them do not infringe other parties’ patents and other proprietary rights, competitors or other parties may assert that we infringe on their proprietary rights.

For a discussion of the risks associated with our intellectual property, see Item 1A. “Risk Factors — Risks Relating to Intellectual Property.”

License Agreements

We have in the past licensed and will continue to license patents from collaborating research groups and individual inventors.

Epitome/Dalhousie

In August 1999, we entered into a sublicense agreement with Epitome Pharmaceuticals Limited under which we were granted an exclusive license to certain patents for the topical use of tricyclic anti-depressants and NMDA antagonists as topical analgesics for neuralgia that were licensed to Epitome by Dalhousie University. These and other patents cover the combination treatment consisting of amitriptyline and ketamine in AmiKetTM. This technology has been incorporated into AmiKetTM.  In July 2007, we converted the sublicense agreement previously established with Epitome Pharmaceuticals Limited, related to AmiKetTM, into a direct license with Dalhousie University.  Under this new arrangement, we gained more favorable terms, including a lower maintenance fee obligation and reduced royalty rate on future product sales.

We have been granted worldwide rights to make, use, develop, sell and market products utilizing the licensed technology in connection with passive dermal applications. We are obligated to make payments to Dalhousie totaling $0.9 million, of which $0.2 million has been paid, upon achievement of specified milestones and to pay single-digit royalties based on annual net sales derived from the products incorporating the licensed technology. We are obligated to pay Dalhousie an annual maintenance fee of $0.5 million until the license agreement expires or is terminated, or an NDA for AmiKetTM is filed with the FDA, otherwise Dalhousie will have the option to terminate the contract. The license agreement with Dalhousie terminates upon the expiration of the last to expire licensed patent.  The sublicense agreement with Epitome terminated in July 2007.  We paid Epitome a fee of $0, $0 and $0.3 million during 2011, 2010 and 2009, respectively.  We paid Dalhousie a maintenance fee of $0.5 million during each of the years 2011, 2010 and 2009, respectively.  These payments were expensed to research and development.

Hellstrand

In October 1999, we entered into a royalty agreement with Dr. Kristoffer Hellstrand under which we have an exclusive license to certain patents for Ceplene® configured for the systemic treatment of cancer, infectious diseases, autoimmune diseases and other medical conditions. Under this agreement, we paid Dr. Hellstrand $1 million in 1999 and will owe a royalty of 1% of net sales. In November 2009 we expanded our collaboration with Dr. Hellstrand by concluding a new agreement in which we acquired rights to develop certain new compounds.  As compensation for this agreement and for providing certain ongoing consulting services, we awarded Dr. Hellstrand options to purchase 50,000 shares of our common stock and agreed to pay a monthly consulting fee.  In November 2011, we terminated the November 2009 collaboration agreement with Dr. Hellstrand.  We paid Dr. Hellstrand royalties based on net sales of Ceplene® of $0.1 million in 2010 and inconsequential amounts in 2011 and 2009 .

Shire Biochem

In March 2004 and as amended in January 2005, we entered into a license agreement reacquiring the rights to the MX2105 series of apoptosis inducer anti-cancer compounds from Shire BioChem, Inc., formerly known as BioChem Pharma, Inc., which had previously announced that oncology would no longer be a therapeutic focus of the company’s research and development efforts. Under the agreements, Shire BioChem agreed to assign and/or license to us rights it owned under or shared under its oncology research program. The agreement requires that we provide Shire BioChem a portion of any sublicensing payments we receive if we relicense the series of compounds, and make milestone payments to Shire BioChem totaling up to $26 million, assuming the successful commercialization of a compound for the treatment of a cancer indication, as well as pay a royalty on product sales.  We accrued a license fee of $0.7 million at December 31, 2011, payable as a result of the commencement of a Phase I clinical trial for crolibulinTM in 2006.

Government Regulation

U.S.

The FDA and comparable state and local regulatory agencies impose substantial requirements upon the clinical development, manufacture, marketing and distribution of drugs. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our product candidates. In the U.S., the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, and implementing regulations. The process required by the FDA before our product candidates may be marketed in the U.S. generally involves the following:

•             completion of extensive pre-clinical laboratory tests, pre-clinical animal studies and formulation studies all performed in accordance with the FDA’s good laboratory practice, or GLP, regulations;

•             submission to the FDA of an Investigational New Drug, or IND, application that must become effective before clinical trials may begin;

•             performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•             submission of an NDA to the FDA;

•             satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced to assess compliance with current GMP, or cGMP, regulations; and

•             FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Pre-clinical Activities. Pre-clinical activities include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals. The results of pre-clinical tests, together with manufacturing information and analytical data, are submitted as part of an IND application to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND, or those of our collaborators, may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development, and the FDA must grant permission before each clinical trial can begin. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center, and it must monitor the study until completed. The FDA, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive Good Clinical Practice, or GCP, regulations and regulations for informed consent of subjects.

Clinical Trials. For purposes of NDA submission and approval, clinical trials are typically conducted in the following three sequential phases, which may overlap:

•                  Phase I: Studies are initially conducted in a limited population to test the drug candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in subjects. In some cases, a sponsor may decide to run what is referred to as a “Phase Ib” evaluation, which is a second safety-focused Phase I clinical trial typically designed to evaluate the impact of the drug candidate in combination with currently approved drugs.

•                  Phase II: Studies are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the drug candidate for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials. In some instances, a sponsor may decide to run what is referred to as a “Phase IIa” clinical trial, which is designed to provide dose-ranging and additional safety and pharmaceutical data. In other cases, a sponsor may decide to run what is referred to as a “Phase IIb” evaluation, which is a second, confirmatory Phase II clinical trial that could, if positive and accepted by the FDA, serve as a pivotal clinical trial in the approval of a drug candidate.

•                  Phase III: These are commonly referred to as pivotal studies. When Phase II clinical trials demonstrate that a dose range of the drug candidate is effective and has an acceptable safety profile, Phase III clinical trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites.

In some cases, the FDA may give conditional approval of an NDA for a drug candidate on the sponsor’s agreement to conduct additional clinical trials to further assess the drug’s safety and effectiveness after NDA approval. Such post-approval trials are typically referred to as Phase IV clinical trials.

New Drug Application. The results of drug candidate development, pre-clinical testing, chemistry and manufacturing controls and clinical trials are submitted to the FDA as part of an NDA. The NDA also must contain extensive manufacturing information. The FDA has 60 days to decide whether to file the NDA so that it can be reviewed. The FDA can refuse to file an application that is incomplete. In accordance with the Prescription Drug User Fee Act (PDUFA), the FDA’s Center for Drug Evaluation and Research (CDER) expects to review and act on at least 90 percent of NDAs for standard drugs no later than 10 months after the applications are received. The review goal is six months for priority drugs. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The FDA may deny approval of an NDA if the applicable regulatory criteria are not satisfied, or it may require additional clinical data or an additional pivotal Phase III clinical trial. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we do. Once issued, the FDA may withdraw drug approval if ongoing regulatory requirements are not met or if safety problems occur after the drug reaches the market. In addition, the FDA may require testing, including Phase IV clinical trials, and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a drug based on the results of these post-marketing programs. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require us to develop additional data or conduct additional pre-clinical studies and clinical trials.

Satisfaction of FDA regulations and requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of drug candidates for a considerable period of time and impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approvals for new indications for our drug candidates on a timely basis, if at all. Even if a drug candidate receives regulatory approval, the approval may be significantly limited to specific usages, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a drug may result in restrictions on the drug or even complete withdrawal of the drug from the market. Delays in obtaining, or failures to obtain, regulatory approvals for any of our drug candidates would harm its business. In addition, we cannot predict what additional governmental regulations may arise from future U.S. governmental action.

Any drugs manufactured or distributed by us or our collaborators pursuant to FDA approvals are subject to continuing regulation by the FDA, including record keeping requirements and reporting of adverse experiences associated with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to potential legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action or civil penalties. We cannot be certain that we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution, or withdraw approval of the NDA for that drug.

The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the drug’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use.

Section 505(b)(2) Drug Applications. Once an FDA-approved new drug is no longer patent-protected, another company may sponsor a new indication, a new use or put the drug in a new dosage form. Each new indication from a different company requires an NDA filing. As an alternate path to FDA approval for new or improved formulations of previously approved products, a company may file a Section 505(b)(2) NDA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. However, this NDA does not have to contain all of the information or data that was submitted with the original NDA because of the FDA’s prior experience with the drug product. An original NDA for an FDA-approved new drug would have required numerous animal toxicology studies that have been reviewed by the FDA. These can be referenced in the 505(b)(2) NDA submitted by the new applicant. Many studies in humans that support the safety of the drug product may be in the published literature. The FDA allows the new sponsor company to submit these publications to support its 505(b)(2) NDA. By allowing the new sponsor company to use this information, the time and cost required to obtain approval for a drug product for the new indication can be greatly reduced. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. If the applicant does not challenge the listed patents, the Section 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired.

Foreign Regulation

Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary greatly from country to country. Although governed by the applicable country, clinical trials conducted outside of the U.S. typically are administered with the three-phase sequential process that is discussed above under “Government Regulation — U.S.” However, the foreign equivalent of an IND is not a prerequisite to performing pilot studies or Phase I clinical trials.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is required for oncology products and is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all member states. This authorization is a marketing authorization application, or MAA. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure.

In addition, regulatory approval of prices is required in most countries other than the U.S. We face the risk that the resulting prices would be insufficient to generate an acceptable return to us or our collaborators.

Corporate Information

We were incorporated in Delaware in March 1993. We have two wholly-owned subsidiaries, EpiCept GmbH, based in Munich, Germany, which is engaged in commercial activities on our behalf, and Maxim Pharmaceuticals, Inc., which is currently inactive. Our principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, NY, and our telephone number is (914) 606-3500. Our website address is www.epicept.com. Our website, and the information contained in our website, is not a part of this prospectus.

Employees

Our workforce consists of 11 full-time employees as of March 23, 2012, three of whom hold a Ph.D. or M.D. We have no collective bargaining agreements with our employees and have not experienced any work stoppages. We believe that our relations with our employees are good.

Research and Development

Since our inception, we have made substantial investments in research and development.  We incurred research and development expenses of $7.9 million, $8.1 million and $11.6 million during the years 2011, 2010 and 2009, respectively.  We will need to make additional investments in research and development to bring our product candidates to market.

Availability of SEC Filings

We have filed reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at SEC Headquarters, Public Reference Section, 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov. We will also provide copies of our Forms 8-K, 10-K, 10-Q, Proxy and Annual Report at no charge available through our website at www.epicept.com as soon as reasonably practicable after filing electronically such material with the SEC. Copies are also available, without charge, from EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, NY, 10591.

PROPERTIES

We lease approximately 10,000 square feet located at 777 Old Saw Mill River Road, Tarrytown, NY; the lease expired in February 2012, however we have entered into an amendment to this lease that extends into August 2012.  We also lease approximately 3,000 square feet in Munich, Germany; the lease expires in July 2014.  We currently lease approximately 23,500 rentable square feet of laboratory and office space in San Diego, California that we are attempting to sublease; the lease expires in October 2013.  Other than the leased space in San Diego that we are attempting to sublease, we believe that our existing facilities are adequate to accommodate our business needs for the foreseeable future.

LEGAL PROCEEDINGS

On November 25, 2008 plaintiffs Kenton L. Crowley and John A. Flores filed a complaint against us in the United States District Court, New Jersey, which was transferred on March 20, 2009 to the United States District Court for the Southern District of California.  The complaint alleged breach of contract, breach of covenant of good faith and fair dealing, fraud, and rescission of contract with respect to the development of a topical cream containing ketamine and butamben, known as EpiCept NP-2.  Discovery was conducted in 2010 and 2011 and is now complete.  We filed a motion for summary judgment on April 29, 2011, which was granted in our favor on January 24, 2012.  Therefore, in 2011 we reversed the reserve of approximately $0.2 million that was previously recorded.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Price Range of Common Stock

Our common stock is traded on both the Nasdaq OMX Stockholm Exchange and the OTCQX under the symbol “EPCT.” Our common stock began trading on the OTCQX on September 19, 2011; prior to that date, it was traded on The Nasdaq Capital Market. The following table sets forth the range of high and low sales prices per share for our common stock as reported on, as applicable, the OTCQX (since September 19, 2011) and The Nasdaq Capital Market (prior to September 19, 2011) during the periods indicated. For ease of comparison, all of the prices in the following table have been adjusted to reflect the 1:3 reverse split of our common stock, which was effective for the start of trading on January 15, 2010, as if such reverse split had been in effect during the periods indicated.  Prior to January 4, 2006, all of our common stock, par value $.0001 per share, was privately held.  We have never declared or paid dividends on our common stock and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. On March 8, 2012, there were approximately 21,000 record holders of our common stock and approximately 4,000 beneficial owners of our common stock, based upon the number of shares of common stock held in “street name”.

	Price Range
	High	Low
For Year Ended December 31, 2011
First Quarter	$0.93	$0.57
Second Quarter	0.75	0.42
Third Quarter	0.57	0.29
Fourth Quarter	0.41	0.26

	Price Range
	High	Low
For Year Ended December 31, 2010
First Quarter	$2.73	$1.74
Second Quarter	2.12	0.95
Third Quarter	1.15	0.52
Fourth Quarter	1.09	0.33

The high and low sales prices for the Common Stock during the first quarter of 2012 (through March 23, 2012) were $0.39 and $0.20 respectively. The closing price on March 23, 2012 was $0.25.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those set forth under the section entitled “Risk Factors” and elsewhere in this report, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a specialty pharmaceutical company focused on the clinical development and commercialization of pharmaceutical products for the treatment of pain and cancer. Our strategy is to focus on topically delivered analgesics targeting peripheral nerve receptors and on innovative cancer therapies.  Our lead product is Ceplene®, which when used concomitantly with low-dose interleukin-2, or IL-2, is intended as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, for adult patients who are in their first complete remission.  In addition to Ceplene®, we have AmiKet™, a late-stage pain product candidate for the treatment of peripheral neuropathies and two other oncology compounds in clinical development.  We believe this portfolio of pain management and oncology product candidates lessens our reliance on the success of any single product or product candidate.

Our late-stage pain product candidate, AmiKetTM cream (formerly known as EpiCeptTM NP-1) is a prescription topical analgesic cream designed to provide effective long-term relief of pain associated with peripheral neuropathies.  We presented data from our Phase IIb trial for AmiKetTM in chemotherapy-induced peripheral neuropathy, or CIPN, in February 2011. The multi-center, double-blind, randomized, placebo-controlled study was conducted within a network of approximately 25 sites under the direction of the NCI funded Community Clinical Oncology Program (“CCOP”).  More than 460 cancer survivors suffering from painful CIPN were enrolled in the six-week study. The results of the trial in the intent to treat, or ITT, population demonstrated that the change in average daily neuropathy intensity scores in the AmiKetTM group achieved a statistically significant reduction in CIPN intensity versus placebo (p<0.001), which was the trial’s primary endpoint. Secondary efficacy endpoints confirmed the superiority of AmiKetTM vs. placebo. Furthermore, the safety profile of AmiKetTM was comparable to placebo.

In December 2011, we met with the FDA and were granted permission by the FDA to initiate immediately the Phase III clinical development of AmiKetTM.  We received the final meeting minutes from our meeting with the FDA in January 2012 that included further encouraging guidance for the Phase III clinical and nonclinical development and subsequent New Drug Application, or NDA, filing of AmiKetTM in the treatment of CIPN.  The FDA indicated that a CIPN treatment protocol submitted by us will be reviewed expeditiously for a Special Protocol Assessment, or SPA. In the final meeting minutes, the FDA acknowledged that painful symptoms due to CIPN represent a significant unmet medical need and encouraged us to apply for Fast Track designation, which we submitted in February 2012. Further, the FDA waived several expensive and time consuming non-clinical toxicology studies, and indicated that a single four-arm factorial trial might suffice for regulatory approval if combined with other pivotal data in another neuropathy such as diabetic peripheral neuropathy.

The key element of the proposed Phase III clinical program is a 12-week, four-arm, factorial-designed trial in CIPN that would seek to demonstrate AmiKet’s superiority compared with placebo and with each of the component drugs of AmiKet™, amitriptyline and ketamine. We intend to submit the protocol for this trial to the FDA via a SPA. An additional two-arm efficacy study in another painful peripheral neuropathy may be performed as an alternative strategy to a second factorial-designed trial for the NDA filing, which could potentially lead to a broader label in the treatment of peripheral neuropathic pain. In addition to the positive outcome previously reported for AmiKet™ in CIPN, we have reported statistically significant positive results in the treatment of pain from post-herpetic neuralgia in several Phase II studies, the non-inferiority of AmiKet™ compared with gabapentin in another placebo controlled study, and a positive trend in the treatment of pain in a diabetic neuropathy Phase II study.

We engaged SunTrust Robinson Humphrey in January 2012 to assist in exploring strategic alternatives to maximize Amiket’s commercial opportunity. The engagement is concentrating on the identification and implementation of a strategy designed to optimize AmiKet’s value for our shareholders, which includes the evaluation of potential transactions involving the sale of our company.

Ceplene® is licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries, and to MegaPharm Ltd. to market and sell in Israel.  Ceplene® is currently on the list of pre-approved products in Germany, England, Sweden, Denmark, and Italy (a temporary approval); additionally, it is available on a named patient basis in many other countries in the European Union.

Reimbursement is being negotiated in France and Spain among other countries in the European Union.  Ceplene® is currently available on a named-patient basis in Israel.  Following Ministry of Health approval of labeling and other technical matters, Megapharm Ltd. is expected to commence the commercial launch of Ceplene® in Israel.

In order to obtain marketing approval in the United States of America, or U.S., the Food and Drug Administration, or FDA, is requiring that we undertake an additional Phase III study having overall survival as the primary endpoint.  In May 2011, we submitted to the FDA a detailed Phase III protocol and a request for Special Protocol Assessment, or SPA. We received initial written responses from the FDA in June 2011.  Among those responses, the FDA noted that in contrast to its earlier position it is now proposing that the trial attempt to isolate Ceplene’s effect by including an IL-2 monotherapy arm in the trial protocol.  We met with the FDA to reconcile the major protocol elements in September 2011.  At the meeting, the FDA indicated that as part of a registration study, the effect of Ceplene® must be isolated from the effect of IL-2, and that to meet that requirement the preferred study design is a comparison of Ceplene®/IL-2 vs. IL-2 monotherapy.  The FDA also recommended that the patients in the IL-2 monotherapy group receive the same IL-2 dosing regimen as those patients receiving Ceplene®/IL-2 in combination. To meet the FDA’s latest requirements we must commit significant funding and time to a new trial that will not yield results for several years.  Given the capital commitment required and the uncertainty with respect to clinical results and commercial success we do not intend to proceed with a Phase III trial for Ceplene® at this time.

Our other oncology compounds include crolibulinTM and AzixaTM.  CrolibulinTM is a novel small molecule vascular disruption agent, or VDA, and apoptosis inducer for the treatment of patients with solid tumors.  In December 2010, the National Cancer Institute, or NCI, initiated a Phase Ib/II clinical trial for crolibulinTM to assess the drug’s efficacy and safety in combination with cisplatin in patients with anaplastic thyroid cancer, or ATC.  Trial enrollment has progressed to the second dosing cohort and the combination is demonstrating good tolerability.  AzixaTM, an apoptosis inducer with VDA activity licensed by us to Myrexis, Inc., or Myrexis, as part of an exclusive, worldwide development and commercialization agreement, is currently in Phase II development for the treatment of brain cancer.  Myrexis announced in February 2012 that it has suspended company-wide operations pending the outcome of an evaluation of available strategic alternatives to enhance shareholder value that is being undertaken by the investment bank Stifel Nicolaus Weisel on behalf of Myrexis’ Board of Directors.  Myrexis is initiating an alignment of resources consistent with its decision to suspend further development activities. We are closely monitoring the developments and intend to enforce our rights as appropriate under our license agreement with Myrexis.

Other than the marketing approval of Ceplene® in the EU and Israel, none of our drug candidates have received FDA or foreign regulatory marketing approval.  In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that our clinical data and that of our collaborators establish the safety and efficacy of our drug candidates. Furthermore, our strategy includes entering into collaborative arrangements with third parties to participate in the clinical development and commercialization of our products. In the event that third parties have control over the preclinical development or clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under our control. We cannot forecast with any degree of certainty which of our drug candidates will be subject to future collaborations or how such arrangements would affect our development plan or capital requirements.

We have prepared our consolidated financial statements under the assumption that we are a going concern. We have devoted substantially all of our cash resources to research and development programs and selling, general and administrative expenses, and to date we have not generated any significant revenues from the sale of products. Since inception, we have incurred significant net losses each year. As a result, we have an accumulated deficit of $266.2 million as of December 31, 2011. Our recurring losses from operations and the accumulated deficit raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Our losses have resulted principally from costs incurred in connection with our development activities and from selling, general and administrative expenses. Even if we succeed in developing and commercializing one or more of our product candidates, we may never become profitable. We expect to continue to incur significant expenses over the next several years as we:

•                  continue to conduct clinical trials for our product candidates;

•                  seek regulatory approvals for our products and product candidates;

•                  develop, formulate, and commercialize our product candidates;

•                  implement additional internal systems and develop new infrastructure;

•                  acquire or in-licenses additional products or technologies or expand the use of our technologies; and

•                  maintain, defend and expand the scope of our intellectual property.

We believe that our cash at December 31, 2011, plus $1.8 million of net cash received in February 2012 from the issuance of 2,000 shares of our Series A 0% Convertible Preferred Stock, par value $.0001 per share and warrants to purchase 5.0 million shares of our Common Stock will be sufficient to fund our operations and meet our debt service requirements into the third quarter of 2012.  We are considering various financing opportunities to obtain additional cash resources to fund operations and clinical trials.

We have two wholly-owned subsidiaries, Maxim Pharmaceuticals, Inc., which is currently inactive, and EpiCept GmbH, based in Munich, Germany, which is engaged in commercial activities on our behalf.

Common Stock Listing

We announced that Nasdaq OMX Stockholm AB had approved our request for a primary listing of our common stock on the Nasdaq OMX Stockholm Exchange on September 7, 2011.  We previously had a secondary listing on Nasdaq OMX Stockholm.  We sought the change in status in recognition of our large Swedish shareholder base and the historical trading volume of our common stock on the Exchange.  The change in status became effective September 5, 2011 and did not affect our short name and order book I.D. on the Exchange.  We will continue to make quarterly and other regulatory filings with the Securities and Exchange Commission, or SEC.

We notified Nasdaq that we were transferring the listing of our common stock in the U.S. from the Nasdaq Capital Market to the OTCQX® U.S. trading platform effective September 19, 2011.  Our ticker symbol on OTCQX® remains “EPCT”.  We maintain our primary listing on the Nasdaq OMX Stockholm Exchange.

Recent Events

We filed a Certificate of Designation in Delaware on February 8, 2012, which designated 2,000 shares of our authorized preferred shares as Series A 0% Convertible Preferred Stock.

We received $1.8 million cash, net of $0.2 million in transaction costs, in February 2012 from the issuance of 2,000 shares of our Series A 0% Convertible Preferred Stock, at a price of $1,000 per share, and warrants to purchase 5.0 million shares of our Common Stock.  The shares of Preferred Stock were convertible into an aggregate of 10.0 million shares of our Common Stock.  A total of 1,224 shares of Preferred Stock were converted into approximately 6.1 million shares of our Common Stock as of March 23, 2012.

We reduced the exercise price and extended the expiration date of our outstanding Series B Common Stock Purchase Warrants that were issued in a registered direct offering that closed on June 30, 2010 (the “Series B Warrants”) effective January 9, 2012. The Series B Warrants, which originally would have expired at the close of business on January 9, 2012, are exercisable for up to 6,136,363 shares of our common stock; the original exercise price was $1.64 per share. The exercise price has been reduced to $0.20 per share, and the expiration date has been extended to the close of business on the earlier of (i) April 9, 2012 or (ii) a date selected by us in our sole discretion, with respect to which date we provide written notice to the warrant holder not less than ten business days in advance.  A total of 3.8 million warrants were exercised for proceeds of $0.8 million as of March 23, 2012.

License Agreements

Meda AB.  We entered into an exclusive commercialization agreement for Ceplene® with Meda AB, a leading international specialty pharmaceutical company based in Stockholm, Sweden in January 2010.  Under the terms of the agreement, we granted Meda the right to market Ceplene® in Europe and several other countries including Japan, China, and Australia.  We received a $3 million fee on signing and received an additional $2 million upon the first commercial launch of Ceplene® in a major European market, which have been deferred and are being recognized as revenue ratably over the life of the commercialization agreement with Meda.  Additional potential payments include a $5 million payment upon achievement of a regulatory milestone and up to $30 million in sales-based milestones that commence upon attainment of at least $50 million in annual sales. We will also receive an escalating percentage royalty on net sales in the covered territories ranging from the low teens to the low twenties and we will be responsible for Ceplene®’s commercial supply. The initial term of this agreement is ten years and is subject to automatic two year extensions at Meda’s option. The agreement can be terminated at any time by Meda upon six months prior written notice.  The agreement can also be terminated by mutual agreement or for cause.

Myrexis Inc.  In connection with our merger with Maxim Pharmaceuticals on January 4, 2006, we acquired a license agreement with Myrexis under which we licensed the MX90745 series of caspase-inducer anti-cancer compounds to Myrexis. Myrexis has initiated clinical trials for AzixaTM, a MX90745 series compound, for the treatment of brain cancer. Under the terms of the agreement, Maxim granted to Myrexis a research license to develop and commercialize any drug candidates from the series of compounds during the Research Term (as defined in the agreement) with a non-exclusive, worldwide, royalty-free license, without the right to sublicense the technology. Myrexis is responsible for the worldwide development and commercialization of any drug candidates from the series of compounds. Maxim also granted to Myrexis a worldwide royalty bearing development and commercialization license with the right to sublicense the technology. The agreement requires that Myrexis make licensing, research and milestone payments to us totaling up to $27 million, of which $3.0 million was paid and recognized as revenue by Maxim prior to the merger on January 4, 2006, assuming the successful commercialization of the compound for the treatment of cancer, as well as pay an escalating mid to high single digit percentage royalty on product sales.  We received a milestone payment of $1.0 million following dosing of the first patient in a Phase II registration sized clinical trial in March 2008, which has been deferred and is being recognized as revenue ratably over the life of the last to expire patent that expires in July 2024.  Myrexis announced in February 2012 that it has suspended company-wide operations pending the outcome of an evaluation of available strategic alternatives to enhance shareholder value that is being undertaken by the investment bank Stifel Nicolaus Weisel on behalf of Myrexis’ Board of Directors.  Myrexis is initiating an alignment of resources consistent with its decision to suspend further development activities. We are closely monitoring the developments and intend to enforce our rights as appropriate under our license agreement with Myrexis.  We recorded inception to date revenue of $0.2 million related to this license agreement as of December 31, 2011.

DURECT Corporation.  We entered into a license agreement with DURECT in December 2006, pursuant to which we granted DURECT the exclusive worldwide rights to certain of our intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. Under the terms of the agreement, we received a $1.0 million payment. We amended our license agreement with DURECT in September 2008.  Under the terms of the amended agreement, we granted DURECT royalty-free, fully paid up, perpetual and irrevocable rights to the intellectual property licensed as part of the original agreement in exchange for a cash payment of $2.25 million from DURECT.  We recorded inception to date revenue of $1.0 million related to this license agreement as of December 31, 2011.

Endo Pharmaceuticals Holding, Inc.  We entered into a license agreement with Endo in December 2003 under which we granted Endo (and its affiliates) the exclusive (including as to us and our affiliates) worldwide right to commercialize LidoPAIN BP. We also granted Endo worldwide rights to certain of our other patents used by Endo in the development of certain Endo products, including Lidoderm®, Endo’s topical lidocaine-containing patch, for the treatment of chronic lower back pain. Upon the execution of the Endo agreement, we received a non-refundable payment of $7.5 million, which has been deferred and is being recognized as revenue on the proportional performance method. We may receive payments of up to $52.5 million upon the achievement of various milestones relating to product development and regulatory approval for both our LidoPAIN BP product candidate and licensed Endo product candidates, including Lidoderm®, so long as, in the case of Endo’s product candidate, our patents provide protection thereof. We are also entitled to receive royalties from Endo based on the net sales of LidoPAIN BP. These royalties are payable until generic equivalents to the LidoPAIN BP product are available or until expiration of the patents covering LidoPAIN BP, whichever is sooner. We are also eligible to receive milestone payments from Endo of up to approximately $30.0 million upon the achievement of specified net sales milestones for licensed Endo products, including Lidoderm®, so long as our patents provide protection thereof. The future amount of milestone payments we are eligible to receive under the Endo agreement is $82.5 million. We recorded inception to date revenue related to this license agreement in the amount of $1.7 million as of December 31, 2011, of which $27,000 was recorded as revenue during 2011.

Under the terms of the license agreement, we are responsible for continuing and completing the development of LidoPAIN BP, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials and the preparation and submission of the NDA in order to obtain regulatory approval for LidoPAIN BP. Endo remains responsible for continuing and completing the development of Lidoderm® for the treatment of chronic lower back pain, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials.  No progress in the development of LidoPAIN BP or Lidoderm with respect to back pain has been reported. Accordingly, we do not expect to receive any further cash compensation pursuant to this license agreement.

Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. Therefore, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships. We do not have relationships or transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires that we make estimates and judgments affecting the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our consolidated financial statements included in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period and stock-based compensation. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue relating to our collaboration agreements in accordance with the SEC Staff Accounting Bulletin, or SAB 104, “Revenue Recognition”, Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 605-25, “Revenue Recognition -  Multiple Element Arrangements” (“ASC 605-25”), and Accounting Standards Update, or ASU, 2009-13, “Multiple Revenue Arrangements - a Consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”).  ASU 2009-13 supersedes certain guidance in ASC 605-25, and requires an entity to allocate arrangement consideration to all of its deliverables at the inception of an arrangement based on their relative selling prices (i.e., the relative-selling-price method).  We adopted the provisions of ASU 2009-13 beginning on January 1, 2011.  The adoption of ASU 2009-13 did not have a material effect on our financial statements. Revenue under collaborative arrangements may result from license fees, milestone payments, research and development payments and royalties.

Our application of these standards involves subjective determinations and requires management to make judgments about value of the individual elements and whether they are separable from the other aspects of the contractual relationship. We evaluate our collaboration agreements to determine units of accounting for revenue recognition purposes. For collaborations containing a single unit of accounting, we recognize revenue when the fee is fixed or determinable, collectibility is assured and the contractual obligations have occurred or been rendered. For collaborations involving multiple elements, our application requires management to make judgments about value of the individual elements and whether they are separable from the other aspects of the contractual relationship. To date, we have determined that our upfront non-refundable license fees cannot be separated from our ongoing collaborative research and development activities to the extent such activities are required under the agreement and, accordingly, do not treat them as a separate element. We recognize revenue from non-refundable, up-front licenses and related payments, not specifically tied to a separate earnings process, either on the proportional performance method with respect to our license with Endo, or ratably over either the development period or the later of (1) the conclusion of the royalty term on a jurisdiction by jurisdiction basis; and (2) the expiration of the last EpiCept licensed patent as we do with respect to our license with DURECT, Myrexis and GNI, Ltd., or GNI.

Proportional performance is measured based on costs incurred compared to total estimated costs over the development period which approximates the proportion of the value of the services provided compared to the total estimated value over the development period. The proportional performance method currently results in revenue recognition at a slower pace than the ratable method as many of our costs are incurred in the latter stages of the development period. We periodically review our estimates of cost and the length of the development period and, to the extent such estimates change, the impact of the change is recorded at that time. We increased the estimated development period with respect to our license with Endo by an additional twelve months to reflect additional time required to obtain clinical data from our partner during each of the years 2011, 2010 and 2009.

We will recognize milestone payments as revenue upon achievement of the milestone only if (1) it represents a separate unit of accounting as defined in ASC 605-25; (2) the milestone payments are nonrefundable; (3) substantive effort is involved in achieving the milestone; and (4) the amount of the milestone is reasonable in relation to the effort expended or the risk associated with the achievement of the milestone. If any of these conditions are not met, we will recognize milestones as revenue in accordance with our accounting policy in effect for the respective contract. At the time of a milestone payment receipt, we will recognize revenue based upon the portion of the development services that are completed to date and defer the remaining portion and recognize it over the remainder of the development services on the proportional or ratable method, whichever is applicable. When payments are specifically tied to a separate earnings process, revenue will be recognized when the specific performance obligation associated with the payment has been satisfied. Deferred revenue represents the excess of cash received compared to revenue recognized to date under licensing agreements.

We have chosen early adoption of the milestone method of revenue recognition as defined in ASC 605-28, “Revenue Recognition -  Milestone Method” on a prospective basis as of January 1, 2010. Under this method of revenue recognition, we will recognize into revenue research-related milestone payments for which there is substantial uncertainty at the date the arrangement is entered into that the event will be achieved, when that event can only be achieved based in whole or in part on our performance or a specific outcome resulting from our performance and, if achieved, would result in additional payments being due to us. This accounting will be applicable to research milestones under the license agreement entered into with Meda AB in 2010.

Pursuant to the Meda AB agreement, we received a $3.0 million upfront payment and a $2.0 million payment upon launch of Ceplene® in a major country in the European Union, and are entitled to receive other milestone payments and royalties on sales of Ceplene®.  The $3.0 million upfront payment received in the first quarter of 2010 and the $2.0 million payment upon launch of Ceplene® in a major country in the European Union received in the second quarter of 2010 have been deferred and are being recognized as revenue ratably over the life of the commercialization agreement with Meda AB.

Royalty revenue is recognized in the period the sales occur, provided that the royalty amounts are fixed or determinable, collection of the related receivable is reasonably assured and we have no remaining performance obligations under the arrangement providing for the royalty. If royalties are received when we have remaining performance obligations, they would be attributed to the services being provided under the arrangement and, therefore, recognized as such obligations are performed under either the proportionate performance or straight-line methods, as applicable.

Stock-Based Compensation

We record stock-based compensation expense at fair value in accordance with the FASB issued ASC 718-10, “Compensation — Stock Compensation” (“ASC 718-10”).  We utilize the Black-Scholes valuation method to recognize compensation expense over the vesting period. Certain assumptions need to be made with respect to utilizing the Black-Scholes valuation model, including the expected life, volatility, risk-free interest rate and anticipated forfeiture of the stock options.  The expected life of the stock options was calculated using the method allowed by the provisions of ASC 718-10.  In accordance with ASC 718-10, the simplified method for “plain vanilla” options may be used where the expected term is equal to the vesting term plus the original contract term divided by two. The risk-free interest rate is based on the rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the options. Estimates of pre-vesting option forfeitures are based on our experience. We will adjust our estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

We account for stock-based transactions with non-employees in which services are received in exchange for the equity instruments based upon the fair value of the equity instruments issued, in accordance with ASC 718-10 and ASC 505-50, “Equity-Based Payments to Non-Employees.” The two factors that most affect charges or credits to operations related to stock-based compensation are the estimated fair market value of the common stock underlying stock options for which stock-based compensation is recorded and the estimated volatility of such fair market value. The value of such options is periodically remeasured and income or expense is recognized during the vesting terms.

Accounting for stock-based compensation granted by us requires fair value estimates of the equity instrument granted or sold. If our estimate of the fair value of stock-based compensation is too high or too low, it will have the effect of overstating or understating expenses. When stock-based grants are granted in exchange for the receipt of goods or services, we estimate the value of the stock-based compensation based upon the value of our common stock.

We issued approximately 1.4 million and 0.8 million stock options during the years 2011 and 2010, respectively, with varying vesting provisions to certain of our employees and directors. Based on the Black-Scholes valuation method (volatility — 110.0%, risk free rate — 1.93% - 2.06%, dividends — zero, weighted average life — 5 years; forfeiture — 10%), for the grants issued in 2011, we estimated $0.8million of share-based compensation will be recognized as compensation expense over the vesting period, which will be amortized over the weighted average remaining requisite service period of 2.75 years. We recognized total share-based compensation of approximately $0.9 million during each of the years 2011and 2010 related to the options granted during 2010, 2009, 2008, 2007 and 2006. Future grants of options will result in additional charges for stock-based compensation that will be recognized over the vesting periods of the respective options.

Following the departure of a former director, we agreed to extend the period during which he is entitled to exercise certain vested stock options to purchase our common stock from three months following the effective date of his resignation, June 14, 2011, to the expiration date of each option granted to the former director.  Additionally, all options that were not vested on the date of his resignation will continue to vest.  We recorded compensation expense related to the modification of the exercise period and vesting period of $32,000 in the second quarter of 2011.  Additional compensation expense of $30,000 will be recognized over the remaining vesting period of one year for the non-vested options.

Derivatives

As a result of certain financings, derivative instruments were created that we have measured at fair value and mark to market at each reporting period. Fair value of the derivative instruments will be affected by estimates of various factors that may affect the respective instrument, including our cost of capital, the risk free rate of return, volatility in the fair value of our stock price, future foreign exchange rates of the U.S. dollar to the euro and future profitability of our German subsidiary. At each reporting date, we review applicable assumptions and estimates relating to fair value and record any changes in the statement of operations and comprehensive loss.

Foreign Exchange Gains and Losses

We have a 100%-owned subsidiary in Germany, EpiCept GmbH, that performs certain commercialization activities on our behalf. EpiCept GmbH has generally been unprofitable since its inception. Its functional currency is the euro. The process by which EpiCept GmbH’s financial results are translated into U.S. dollars is as follows: income statement accounts are translated at average exchange rates for the period and balance sheet asset and liability accounts are translated at end of period exchange rates. Translation of the balance sheet in this manner affects the stockholders’ deficit account, referred to as the cumulative translation adjustment account. This account exists only in EpiCept GmbH’s U.S. dollar balance sheet and is necessary to keep the foreign balance sheet stated in U.S. dollars in balance.

Certain of our debt instruments, which were repaid in 2011, were denominated in euros. Changes in the value of the euro relative to the value of the U.S. dollar affected the U.S. dollar value of our indebtedness at each reporting date as substantially all of our assets are held in U.S. dollars. These changes were recognized by us as a foreign currency transaction gain or loss, as applicable, and are reported in other expense or income in our consolidated statements of operations and comprehensive loss.

Research and Development Expenses

We expect that a large percentage of our future research and development expenses will be incurred in support of current and future preclinical and clinical development programs. These expenditures are subject to numerous uncertainties in timing and cost to completion. We test our product candidates in numerous preclinical studies for toxicology, safety and efficacy. We then conduct early stage clinical trials for each drug candidate. As we obtain results from clinical trials, we may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus resources on more promising product candidates or programs. Completion of clinical trials may take several years but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including:

•                  the number of sites included in the trials;

•                  the length of time required to enroll suitable patients;

•                  the number of patients that participate in the trials;

•                  the number of doses that patients receive;

•                  the duration of follow-up with the patient;

•                  the product candidate’s phase of development; and

•                  the efficacy and safety profile of the product.

Expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct clinical trials on the our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, estimates of expenses are modified accordingly on a prospective basis.

Other than Ceplene®, none of our drug candidates has received FDA or foreign regulatory marketing approval. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that our clinical data and that of our collaborators establish the safety and efficacy of our drug candidates. Furthermore, our strategy includes entering into collaborations with third parties to participate in the development and commercialization of our products. In the event that third parties have control over the preclinical development or clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under our control. We cannot forecast with any degree of certainty which of our drug candidates will be subject to future collaborations or how such arrangements would affect our development plan or capital requirements.

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income” which amends Topic 220, Comprehensive Income.  ASU 2011-05 gives an entity the option to present the total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  We adopted the provisions of ASU 2011-05 on a retrospective basis in the year ended December 31, 2011. The adoption of ASU 2011-05 did not have a material impact on our consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and IFRS”, which amends ASC 820 “Fair Value Measurement”.  ASU 2011-04 improves the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards. The amended guidance changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements.  ASU 2011-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  We adopted the provisions of ASU 2011-04 beginning on January 1, 2012. The adoption of ASU 2011-04 did not have a material impact on our consolidated financial statements.

On October 7, 2009, the FASB issued ASU 2009-13, “Multiple Revenue Arrangements - a Consensus of the FASB Emerging Issues Task Force” which supersedes certain guidance in ASC 605-25, “Revenue Recognition-Multiple Element Arrangements,” and requires an entity to allocate arrangement consideration to all of its deliverables at the inception of an arrangement based on their relative selling prices (i.e., the relative-selling-price method). The use of the residual method of allocation will no longer be permitted in circumstances in which an entity recognized revenue for an arrangement with multiple deliverables subject to ASC 605-25. ASU 2009-13 also requires additional disclosures. We adopted the provisions of ASU 2009-13 beginning on January 1, 2011. Based on our current revenue arrangements, the adoption of ASU 2009-13 did not have a material impact on our financial statements.

Results of Operations

Years Ended December 31, 2011 and 2010

Revenues. We recognized revenue of approximately $0.9 million and $0.8 million in 2011 and 2010, respectively, from prior upfront licensing fees and milestone payments received from our strategic alliances and royalties with respect to certain technology; and $39,000 and $0.2 million in 2011 and 2010, respectively, in product revenues from the sales of Ceplene® to Meda. We recognized revenue from our agreement with Endo using the proportional performance method with respect to LidoPAIN BP, from our agreement with Meda using the milestone method and on a straight line method over the life of the last to expire patent with

Myrexis, DURECT and GNI. We recognized revenue of $29,000 and $33,000 during the years 2011 and 2010, respectively, from royalties with respect to acquired Maxim technology.

The current portion of deferred revenue at December 31, 2011 of $0.9 million represents our estimate of revenue to be recognized over the next twelve months primarily related to the upfront payments from our strategic alliances.

Cost of goods sold. Cost of goods sold was $0.7 million and $1.0 million in 2011 and 2010, respectively.  Cost of goods sold related solely to the costs of sales of Ceplene®, including manufacturing costs and royalty expense related to sales of Ceplene®.  We expensed $0.7 million and $0.9 million in 2011 and 2010, respectively, of Ceplene® inventory as we believe such inventory will not be sold prior to reaching its product expiration date.

Selling, general and administrative expense. Selling, general and administrative expense decreased by 10%, or $0.7 million, to $6.5 million for 2011 from $7.2 million in 2010. The decrease was primarily attributable to $0.6 million in lower salary expenses due to a reduction in bonus payments to employees and selling expenses were reduced by approximately $0.4 million to zero in 2011, partially offset by higher administrative expenses of $0.4 million related to fees incurred while exploring alternative financing opportunities.

Research and development expense. Research and development expense decreased by 2%, or $0.2 million, to $7.9 million in 2011 from $8.1 million in 2010. The decrease was primarily attributable to $0.2 million in lower salary expenses due to a reduction in bonus payments to employees and lower patent maintenance fees of $0.1 million. Our research and development efforts in 2011 were focused on our open label trial of Ceplene® that is intended to meet our post-approval requirements with the EMA and on preparation of the protocol for AmiKet™ that was discussed at a meeting with the FDA in December 2011.  Our research and development efforts in 2010 were focused on our open label trial of Ceplene® that is intended to meet our post-approval requirements with the EMA and on preparation of the NDA for Ceplene® that was submitted in June 2010.

We incurred the following research and development expense in 2011 and 2010:

	2011	2010
	(in thousands)
Direct Expenses:
Ceplene®	$3,759	$4,081
AmiKet™	881	523
CrolibulinTM	399	131
Other projects	—	16
	5,039	4,751
Indirect Expenses:
Staffing	1,332	1,492
Other indirect	1,482	1,884
	2,814	3,376
Total Research & Development	$7,853	$8,127

Direct expenses consist primarily of fees paid to vendors and consultants for services related to preclinical product development, clinical trials, and manufacturing of the respective products. Generally, we have flexibility with respect to the timing and magnitude of a significant portion of our direct expenses. Indirect expenses are those expenses we incur that are not allocated by project, which consist primarily of the salaries and benefits of our research and development staff and related premises.

Other income (expense), net. Our other income (expense), net consisted of the following 2011 and 2010:

	2011	2010
	(in thousands)
Other income (expense), net consist of:
Interest expense	$(1,271)	$(361)
Change in value of warrants and derivatives	—	—
Interest income	12	7
Other Income	—	733
Foreign exchange loss	(340)	(538)
Other expense, net	$(1,599)	$(159)

We recorded other expense, net of $1.6 million in 2011 as compared to other expense, net of $0.2 million in 2010.  The $1.4 million increase in other expense, net was primarily related to higher interest expense of $0.9 million related to the senior secured term loan that we entered into in May 2011 and amortization of debt issuance costs that was accelerated as a result of the prepayment of the remaining $0.5 million in principal amount of our February 2009 convertible debt.  Amortization of debt issuance costs was accelerated in December 2010 as a result of the termination of the Equity Distribution Agreement with Maxim Group LLC.  Other income (expense) was positively impacted by a $0.2 million change in foreign exchange losses though it was substantially offset by $0.7 million of other income that was recorded in 2010 from the Qualifying Therapeutic Discovery Project Program, or QTDP.

We were notified by the Internal Revenue Service in October 2010 that our application for the QTDP was certified and a grant in the amount of $0.7 million was approved.  This grant was provided under a new section of the Internal Revenue Code that was enacted as part of the Patient Protection and Affordable Care Act of 2010.  The program, which provided for grants and tax credits, was intended to benefit discovery projects that show a reasonable potential to result in new therapies to treat areas of unmet medical need, or detect or treat chronic or acute diseases and conditions; reduce long-term growth of health care costs in the U.S.; or significantly advance the goal of curing cancer within 30 years.  We received the grant in November 2010.

Income Taxes. Income tax expense in each of the years 2011 and 2010 was $4,000.  We had federal net operating loss carryforwards, or NOLs, of $134.2 and $120.9 million, state NOLs of $129.4 and $115.6 million, and foreign NOLs of $16.7 and $15.6 million as of December 31, 2011 and 2010, respectively, available to reduce future taxable income. Our federal and state NOLs will begin to expire after 2012 through 2031. In accordance with ASC 740, “Income Taxes,” we have provided a valuation allowance for the full amount of our net deferred tax assets because it is not more likely than not that we will realize future benefits associated with these deferred tax assets at December 31, 2011 and 2010.

Years Ended December 31, 2010 and 2009

Revenues. We recognized revenue of approximately $0.8 million and $0.4 million in 2010 and 2009, respectively, from prior upfront licensing fees and milestone payments received from our strategic alliances and royalties with respect to certain technology; and $0.2 million and $0 in 2010 and 2009, respectively, in product revenues from the sales of Ceplene® to Meda. We recognized revenue from our agreement with Endo using the proportional performance method with respect to LidoPAIN BP, from our agreement with Meda using the milestone method and on a straight line method over the life of the last to expire patent with Myrexis, DURECT and GNI. We recognized revenue of $33,000 and $40,000 in 2010 and 2009, respectively, from royalties with respect to acquired Maxim technology.

The current portion of deferred revenue at December 31, 2010 of $0.9 million represents our estimate of revenue to be recognized over the next twelve months primarily related to the upfront payments from Meda, Myrexis, Endo, DURECT and GNI, Ltd.

Cost of goods sold. Cost of goods sold was $1.0 million and $0 in 2010 and 2009, respectively.  Cost of goods sold related solely to the costs of sales of Ceplene®, including manufacturing costs and royalty expense related to sales of Ceplene®.  We expensed $0.9 million of Ceplene® inventory in 2010 as we believe such inventory will not be sold prior to reaching its product expiration date.

Selling, general and administrative expense.  Selling, general and administrative expense decreased by 4%, or $0.3 million, to $7.2 million in 2010 from $7.5 million in 2009. The overall decrease in administrative expense can be attributed to continued cost reduction efforts in 2010.  Stock-based compensation charges amounted to $0.7 million in 2010, or a decrease of $0.2 million from 2009.  In addition, our accounting, investor relations and public reporting expense decreased $0.3 million in 2010 as compared to the same period in 2009, partially offset by higher legal and other administrative expenses of $0.3 million related to exploring alternative financing opportunities.  Selling expenses have been significantly reduced, and we expect general and administrative expenses to remain at approximately current levels over the next few quarters.

Research and development expense. Research and development expense decreased by 30%, or $3.5 million, to $8.1 million in 2010 from $11.6 million in 2009. The decrease was primarily attributable to $2.0 million in lower salary and salary related expenses and facility costs related to closing our research facility in San Diego in 2009, lower clinical trial expenses for Ceplene® of $0.9 million, lower license fees of $0.5 million and lower stock-based compensation charges of $0.2 million, partially offset by higher regulatory fees of $0.3 million. Our research and development efforts in 2010 were focused on our open label trial of Ceplene® that is intended to meet our post-approval requirements with the EMA and on preparation of the NDA for Ceplene® that was submitted in June 2010.  Our clinical efforts in 2009 were focused on the completion of our clinical trials of AmiKetTM and our Phase I clinical trial of crolibulinTM and the commencement of our open label trial of Ceplene® that is intended to meet our post-approval requirements with the EMA.

We incurred the following research and development expense in 2010 and 2009:

	2010	2009
	(in thousands)
Direct Expenses:
Ceplene®	$4,081	$3,896
AmiKet™	523	971
CrolibulinTM	131	705
Other projects	16	46
	4,751	5,618
Indirect Expenses:
Staffing	1,492	2,591
Other indirect	1,884	3,394
	3,376	5,985
Total Research & Development	$8,127	$11,603

Direct expenses consist primarily of fees paid to vendors and consultants for services related to preclinical product development, clinical trials, and manufacturing of the respective products. Generally, we have flexibility with respect to the timing and magnitude of a significant portion of our direct expenses. Indirect expenses are those expenses we incur that are not allocated by project, which consist primarily of the salaries and benefits of our research and development staff and related premises.

Other income (expense), net. Our other income (expense), net consisted of the following in 2010 and 2009:

	2010	2009
	(in thousands)
Other income (expense), net consist of:
Interest expense	$(361)	$(20,021)
Change in value of warrants and derivatives	—	(305)
Interest income	7	32
Other Income	733	—
Foreign exchange gain (loss)	(538)	221
Other expense, net	$(159)	$(20,073)

We recorded other expense, net of $0.2 million in 2010 as compared to other expense, net of $20.1 million in 2009.  The $19.9 million decrease in other expense, net was primarily related to $10.5 million in amortization of debt issuance costs and discount and $9.3 million in interest expense, which was paid from restricted cash, as a result of the conversion of $24.5 million of our 7.5556% convertible subordinated notes due 2014 into approximately 9.1 million shares of our common stock in 2009.  Amortization of debt issuance costs was accelerated in December 2010 as a result of the termination of the Equity Distribution Agreement with Maxim Group LLC, which established an at-the-market program through which we had the right to sell, from time to time and at our sole discretion, shares of our common stock having an aggregate offering price of up to $15 million.  Other income (expense) was negatively impacted by a $0.8 million change in foreign exchange gains though it was substantially offset by $0.7 million of other income from the Qualifying Therapeutic Discovery Project Program, or QTDP.

We were notified by the Internal Revenue Service in October 2010 that our application for the QTDP was certified and a grant in the amount of $0.7 million was approved.  This grant was provided under a new section of the Internal Revenue Code that was enacted as part of the Patient Protection and Affordable Care Act of 2010.  The program, which provided for grants and tax credits, was intended to benefit discovery projects that show a reasonable potential to result in new therapies to treat areas of unmet medical need, or detect or treat chronic or acute diseases and conditions; reduce long-term growth of health care costs in the U.S.; or significantly advance the goal of curing cancer within 30 years.  We received the grant in November 2010.

Income Taxes. Income tax expense in each of the years 2010 and 2009 was $4,000. We had federal net operating loss carryforwards, or NOLs, of $120.9 and $90.8 million, state NOLs of $115.6 and $95.5 million, and foreign NOLs of $15.6 and $15.0 million at December 31, 2010 and 2009, respectively, available to reduce future taxable income. Our federal and state NOLs will begin to expire after 2012 through 2031. In accordance with ASC 740, “Income Taxes,” we have provided a valuation allowance for the full amount of our net deferred tax assets because it is not more likely than not that we will realize future benefits associated with these deferred tax assets at December 31, 2010 and 2009.

Liquidity and Capital Resources

We have devoted substantially all of our cash resources to research and development programs and general and administrative expenses. To date, we have not generated any significant revenues from the sale of products and may not generate any such revenues for a number of years, if at all. As a result, we have incurred an accumulated deficit of $266.2 million as of December 31, 2011, and we anticipate that we will continue to incur operating losses in the future. Our recurring losses from operations and our stockholders’ deficit raise substantial doubt about our ability to continue as a going concern. Should we be unable to generate sufficient revenue from the sale of Ceplene® or raise adequate financing in the future, operations will need to be scaled back or discontinued. Since our inception, we have financed our operations primarily through the proceeds from the sales of common and preferred securities, debt, revenue from collaborative relationships, investment income earned on cash balances and short-term investments and the sales of a portion of our New Jersey net operating loss carryforwards.

The following table describes our liquidity and financial position at December 31, 2011 and 2010.

	December 31, 2011	December 31, 2010
	(in thousands)
Working capital (deficit)	$(5,500)	$(1,887)
Cash and cash equivalents	6,378	2,435
Notes and loans payable, current portion	8,022	524
Notes and loans payable, long term portion	—	448

Working Capital (Deficit)

We had a working capital deficit of $5.5 million at December 31, 2011, consisting of current assets of $6.7 million and current liabilities of $12.2 million. This represents a negative change in working capital of approximately $3.6 million from our working capital deficit of $1.9 million consisting of current assets of $2.9 million and current liabilities of $4.8 million at December 31, 2010.  We funded our working capital deficit and the cash portion of our 2011 operating loss with the cash proceeds from our May 2011 senior secured term loan and $13.7 million in gross proceeds from our March 2011, February 2011 and November 2010 financings.  Our current liabilities include approximately $5.0 million in principal amount due more than twelve months from the date of these financial statements on our May 2011 senior secured term loan and a $0.3 million fee payable on maturity of this loan as a result of classifying all payments due under this loan as a current liability because of the likelihood that the due date could be accelerated in accordance with a subjective acceleration clause in this loan agreement.

Cash and Cash Equivalents

Our cash and cash equivalents totaled $6.4 million and $2.4 million at December 31, 2011 and 2010, respectively. Our cash and cash equivalents consist primarily of an interest bearing account.  We borrowed $8.6 million in May 2011 through a senior secured term loan and issued common stock purchase warrants, which was offset by transaction related payments of $0.2 million.  We sold approximately 7.1 million shares of common stock and warrants to purchase 5.7 million shares of common stock for gross proceeds of $4.6 million, $4.3 million net of $0.3 million in transaction costs in March 2011.  We sold approximately 8.9 million shares of common stock and warrants to purchase 4.0 million shares of common stock for gross proceeds of $7.1 million, $6.6 million net of $0.5 million in transaction costs in February 2011.

We received $3.0 million from Meda in January 2010 in connection with the signing of the Ceplene® European marketing and distribution agreement and we received $2.0 million from Meda in May 2010 in connection with the launch of Ceplene® in Europe.  We sold approximately 6.1 million shares of common stock and warrants to purchase 11.0 million shares of common stock for gross proceeds of $6.7 million, $6.2 million net of $0.5 million in transactions costs in June 2010.  We sold approximately 3.3 million shares of common stock and warrants to purchase 1.5 million shares of common stock for gross proceeds of $2.0 million, $1.9 million net of $0.1 million in transactions costs in November 2010.  We sold approximately 31,000 shares of common stock through our at-the-market program for gross proceeds of $0.1 million and we received proceeds of $0.8 million from the exercise of approximately 1.4 million warrants in 2010.

Current and Future Liquidity Position

We raised gross proceeds of $20.3 million, $19.3 million net of $1.0 million in transaction costs in 2011.  We had approximately $6.4 million in cash and cash equivalents at December 31, 2011.  We reduced the exercise price and extended the expiration date of our outstanding Series B Common Stock Purchase Warrants that were issued in a registered direct offering that closed on June 30, 2010 in January 2012.  A total of 3.8 million warrants were exercised for proceeds of $0.8 million as of March 23, 2012.  We received $1.8 million cash, net of $0.2 million in transaction costs, in February 2012 from the issuance of 2,000 shares of our Series A 0% Convertible Preferred Stock, at a price of $1,000 per share, and warrants to purchase 5.0 million shares of our Common Stock.  The Shares of Preferred Stock were convertible into an aggregate of 10.0 million shares of our Common Stock.  A total of 1,224 shares of Preferred Stock were converted into approximately 6.1 million shares of our Common Stock as of March 23, 2012.  Our anticipated average monthly cash operating expenses in 2012 is approximately $0.8 million per month.  In addition, we are required to make monthly interest and principal payments on our senior secured term loan in the amount of approximately $0.4 million. We believe that our cash is sufficient to fund operations into the third quarter of 2012.  We are considering various financing opportunities to obtain additional cash resources to fund operations and clinical trials.

We engaged SunTrust Robinson Humphrey in January 2012 to assist in exploring strategic alternatives to maximize the commercial opportunity of AmiKet™, our prescription topical cream intended for the treatment of chemotherapy-induced peripheral neuropathy, or CIPN, following taxane-based therapy. The engagement will focus on the identification and implementation of a strategy designed to optimize AmiKet’s value for our shareholders, which includes the evaluation of potential transactions involving the sale of our company.

If additional funds are raised by issuing equity, substantial dilution to existing shareholders may result.  If we fail to obtain capital when required, we may be forced to delay, scale back, or eliminate some or all of our commercialization efforts for Ceplene® and our research and development programs or to cease operations entirely.

Our future capital uses and requirements depend on numerous forward-looking factors. These factors include, but are not limited to, the following:

•                  revenues generated from the sale of Ceplene® in Europe, including payments from our marketing partner;

•                  manufacturing costs of Ceplene®

•                  the timing, receipt and amount of front-end fees and milestone payments that may become payable through an AmiKetTM license;

•                  progress in our research and development programs, as well as the magnitude of these programs;

•                  the timing, receipt and amount of milestone and other payments, if any, from present and future collaborators, if any;

•                  the ability to establish and maintain additional collaborative arrangements;

•                  the resources, time and costs required to successfully initiate and complete our preclinical and clinical trials, obtain regulatory approvals, protect our intellectual property;

•                  the cost of preparing, filing, prosecuting, maintaining and enforcing patent claims; and

•                  the timing, receipt and amount of sales and royalties, if any, from our potential products.

Our ability to raise additional capital will depend on financial, economic and market conditions and other factors, many of which are beyond our control. We cannot be certain that such additional funding will be available upon acceptable terms, or at all. To the extent that we raise additional capital by issuing equity securities, our then-existing stockholders may experience further dilution. Our sales of equity have generally included the issuance of warrants, and if these warrants are exercised in the future, stockholders may experience significant additional dilution. We may not be able to raise additional capital through the sale of our securities which would severely limit our ability to fund our operations. Debt financing, if available, may subject us to restrictive covenants that could limit our flexibility in conducting future business activities. Given our available cash resources, existing indebtedness and results of operations, obtaining debt financing may not be possible. To the extent that we raise additional capital through collaboration and licensing arrangements, it may be necessary for us to relinquish valuable rights to our product candidates that we might otherwise seek to develop or commercialize independently.

Operating Activities

Net cash used in operating activities was $14.0 million in 2011, as compared to $10.4 million in 2010 and $29.5 million in 2009. Cash was primarily used to fund our net loss in 2011 resulting from research and development, general, administrative and other expenses. The 2011 net loss was partially offset by non-cash charges of $0.9 million in stock-based compensation, $0.9 million in amortization of deferred financing costs and discount on loans and $0.1 million of depreciation and amortization expense. The 2011 net loss was also partially offset by a $0.7 million expense for excess inventory of Ceplene® that we believe will not be sold prior to reaching its product expiration date and $0.3 million in foreign exchange loss.  Deferred revenue decreased by $0.9 million to account for the portion of the deferred revenue received from our strategic partners that was recognized as revenue. Accounts payable and accrued expenses also decreased by $0.2 million as a result of payments to our vendors and the reversal of a legal reserve.

Cash was primarily used to fund our net loss in 2010 resulting from research and development, selling, general, administrative and other expenses. The 2010 net loss was partially offset by non-cash charges of $0.9 million in stock-based compensation, $0.2 million in amortization of deferred financing costs and discount on loans and $0.2 million of depreciation and amortization expense. The 2010 net loss was also partially offset by a $5.0 million increase in deferred revenue in connection with the Ceplene® European marketing and distribution agreement with Meda, a $0.9 million expense for excess inventory of Ceplene® that we believe will not be sold prior to reaching its product expiration date and $0.5 million in foreign exchange loss.  Inventory increased by $0.5 million as we prepared for the launch of Ceplene® in Europe and deferred revenue decreased by $0.8 million to account for the portion of the deferred revenue received from our strategic partners that was recognized as revenue. Accounts payable and accrued expenses also decreased by $0.9 million as a result of payments to our vendors.

Investing Activities

Net cash provided by investing activities was $0.1 million in 2011 compared with net cash provided by investing activities was $0.1 million in 2010  and net cash used in investing activities was $0.1 million in 2009.  Cash was provided by the release of $0.1 million of restricted cash to pay interest on the February 2009 convertible notes in 2011.  Cash was provided by the release of $38,000 from restricted cash to pay for interest on the February 2009 convertible notes and $27,000 from the sale of equipment in our San Diego research facility in 2010. We do not anticipate significant capital expenditures in the near future.

Financing Activities

Net cash provided by financing activities was $17.8 million in 2011 compared to $7.6 million in 2010 and $33.9 million in 2009.  We borrowed $8.6 million in May 2011 through a senior secured term loan and issued common stock purchase warrants, which was offset by transaction related payments of $0.2 million.  We sold approximately 7.1 million shares of common stock and warrants to purchase 5.7 million shares of common stock for gross proceeds of $4.6 million, $4.3 million net of $0.3 million in transaction costs in March 2011.  We sold approximately 8.9 million shares of common stock and warrants to purchase 4.0 million shares of common stock for gross proceeds of $7.1 million, $6.6 million net of $0.5 million in transaction costs in February 2011.

We raised $6.7 million in gross proceeds, $6.2 million net of $0.5 million in transaction costs, in connection with the issuance of common stock and warrants in June 2010.  We raised $2.0 million gross proceeds, $1.9 million net of $0.1 million in transaction costs, in connection with the issuance of common stock and warrants in November 2010.  We sold approximately 31,000 shares of common stock through our at-the-market program for gross proceeds of $0.1 million in 2010.  We also received proceeds of $0.8 million related to the exercise warrants in 2010 and paid $0.9 million towards the remaining balance of our loan with tbg.

Contractual Obligations

The annual amounts of future minimum payments under debt obligations, interest, lease obligations and other long term liabilities consisting of research, development, consulting and license agreements (including maintenance fees) are as follows as of December 31, 2011 (in thousands of U.S. dollars, using exchange rates where applicable in effect at December 31, 2011):

	Less than			More than
	1 Year	1 - 3 Years	3 - 5 Years	5 Years	Total
Notes and loans payable	$3,392	$4,993	$—	$—	$8,385
Interest expense	796	460	—	—	1,256
Operating leases	880	778	—	—	1,658
Other obligations	2,995	2,434	—	—	5,429
Total	$8,063	$8,665	$—	$—	$16,728

$0.8 million Due 2012. Maxim, our wholly-owned subsidiary, issued a six-year non-interest bearing promissory note in July 2006,  in the amount of $0.8 million to Pharmaceutical Research Associates, Inc., or PRA, as compensation for PRA assuming the liability on a lease in San Diego, CA. The note is payable in seventy-two equal installments of approximately $11,000 per month. We terminated our lease of certain property in San Diego, CA as part of our exit plan upon the completion of the merger with Maxim on January 4, 2006.  Our loan balance is $0.1 million at December 31, 2011.

Senior Secured Term Loan. We entered into a senior secured term loan in the amount of $8.6 million in May 2011 with Midcap Financial, LLC., (“Midcap”).  We had the option to borrow an additional $2.0 million from Midcap on or before December 31, 2011 upon meeting certain conditions, including the commencement of a Phase III clinical trial, which we did not exercise. The interest rate on the loan is 11.5% per year. In addition, we issued five-year common stock purchase warrants to Midcap granting them the right to purchase 1.1 million shares of our common stock at an exercise price of $0.63 per share. The basic terms of the loan require monthly payments of interest only through November 1, 2011, with 30 monthly payments of principal and interest which commenced on December 1, 2011. Any outstanding balance of the loan and accrued interest is to be repaid on May 27, 2014. In connection with the terms of the loan agreement, we granted Midcap a security interest in substantially all of our personal property including our intellectual property.

We allocated the $8.6 million in proceeds between the term loan and the warrants based on their relative fair values. We calculated the fair value of the warrants at the date of the transaction at approximately $0.5 million with a corresponding amount recorded as a debt discount. The debt discount is being accreted over the life of the outstanding term loan using the effective interest method. At the date of the transaction, the fair value of the warrants of $0.5 million was determined utilizing the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%, risk free interest rate of 1.71%, volatility of 110% and an expected life of five years.  We recognized approximately $0.2 million and $0 in 2011 and 2010, respectively, of non-cash interest expense related to the accretion of the debt discount.

Our term loan with Midcap contains a subjective acceleration clause, which allows the lender to accelerate the loan’s due date in the event of a material adverse change in our ability to pay our obligations when due.  We believe that our losses from operations, our stockholders’ deficit and a cash balance that is lower than our loan payable increase the likelihood of the due date being accelerated in this manner, and therefore we have classified loan repayments due more than twelve months from the date of these financial statements as a short term liability. The original deferred financing fees and debt discount continue to be amortized over the life of the debt that was assumed when the obligation was originally recorded.

Other Commitments. Our long-term commitments under operating leases shown above consist of payments relating to our facility lease in Tarrytown, New York, which expired in February 2012 and has been extended to August 2012, and Munich, Germany, which expires in July 2014. Long-term commitments under operating leases for facilities leased by Maxim and retained by us relate primarily to the research and development site at 6650 Nancy Ridge Drive in San Diego, which is leased through October 2013. We defaulted on our lease agreement for the premises located in San Diego, California in June 2008 by failing to make the monthly rent payment.  As a result, the landlord exercised their right to draw down the full letter of credit, amounting to approximately $0.3 million, and applied approximately $0.2 million to unpaid rent.  The remaining balance of $0.1 million is classified as prepaid rent.  We are current with our lease payments on this facility at December 31, 2011. We discontinued our drug discovery activities at this location and are currently looking to sublease the premises located in San Diego, California.

We have a number of research, consulting and license agreements that require us to make payments to the other party to the agreement upon us attaining certain milestones as defined in the agreements. We may be required to make future milestone payments, totaling approximately $5.4 million as of December 31, 2011, under these agreements, depending upon the success and timing of future clinical trials and the attainment of other milestones as defined in the respective agreement. Our current estimate as to the timing of other research, development and license payments, assuming all related research and development work is successful, is listed in the table above in “Other obligations.”

We are also obligated to make future royalty payments to three of our collaborators under existing license agreements, based on net sales of Ceplene®, AmiKetTM and crolibulinTM, to the extent revenues on such products are realized. We cannot reasonably determine the amount and timing of such royalty payments and they are not included in the table above.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The financial currency of our German subsidiary is the euro. As a result, we are exposed to various foreign currency risks. First, our consolidated financial statements are in U.S. dollars, but a portion of our consolidated assets and liabilities is denominated in euros. Accordingly, changes in the exchange rate between the euro and the U.S. dollar will affect the translation of our German subsidiary’s financial results into U.S. dollars for purposes of reporting consolidated financial results. Historically, fluctuations in exchange rates resulting in transaction gains or losses have had a material effect on our consolidated financial results. We have not engaged in any hedging activities to minimize this exposure, although we may do so in the future.

Our exposure to interest rate risk is limited to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because the majority of our investments are in short-term debt securities and bank deposits. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive without significantly increasing risk. To minimize risk, we maintain our portfolio of cash and cash equivalents in a variety of interest- bearing instruments, primarily bank deposits and money market funds, which may also include U.S. government and agency securities, high-grade U.S. corporate bonds and commercial paper. Due to the nature of our short-term and restricted investments, we believe that we are not exposed to any material interest rate risk.  We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. Therefore, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships. We do not have relationships or transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Management and Board of Directors

We have a strong team of experienced business executives, scientific professionals and medical specialists. Our executive officers and directors, their ages and positions as of March 23, 2012 are as follows:

Name	Age	Position/Affiliation

John V. Talley	56	President, Chief Executive Officer and Director
Robert W. Cook	56	Chief Financial Officer — Senior Vice President, Finance and Administration, and Secretary
Stephane Allard, M.D.	58	Chief Medical Officer
Dileep Bhagwat, Ph.D.	61	Senior Vice President, Pharmaceutical Development
Alan W. Dunton, M.D.	57	Non-Executive Chairman
Keith L. Brownlie	59	Director

Robert G. Savage	58	Director
A. Collier Smyth, M.D.	66	Director
Gerhard Waldheim	64	Director
Wayne P. Yetter	66	Director

Executive Officers and Key Employees

John V. Talley has been our President, Chief Executive Officer and a Director since October 2001. Mr. Talley has more than 30 years of experience in the pharmaceutical industry. Prior to joining us, Mr. Talley was the Chief Executive Officer of Consensus Pharmaceuticals, a biotechnology drug discovery start-up company that developed a proprietary peptide-based combinatorial library screening process. Prior to joining Consensus, Mr. Talley led Penwest Ltd.’s efforts in its spin-off of its subsidiary Penwest Pharmaceuticals Co. in 1998 and served as President and Chief Operating Officer of Penwest Pharmaceuticals. Mr. Talley started his career at Sterling Drug Inc., where he was responsible for all U.S. marketing activities for prescription drugs, helped launch various new pharmaceutical products and participated in the 1988 acquisition of Sterling Drug by Eastman Kodak Co. Mr. Talley received his B.S. in Chemistry from the University of Connecticut and completed coursework towards an M.B.A. in Marketing from New York University, Graduate School of Business. Based on Mr. Talley’s familiarity with the Company as an incumbent member of the Company’s Board of Directors and as our Chief Executive Officer, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Talley has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

Robert W. Cook has been our Chief Financial Officer and Senior Vice President, Finance and Administration since April 2004. Prior to joining us, Mr. Cook was Vice President, Finance and Chief Financial officer of Pharmos Corporation since January 1998 and became Executive Vice President of Pharmos in February 2001. From May 1995 until his appointment as Pharmos’s Chief Financial Officer, he was a vice president in GE Capital’s commercial finance subsidiary, based in New York. From 1977 until 1995, Mr. Cook held a variety of corporate finance and capital markets positions at The Chase Manhattan Bank, both in the United States of America (“U.S.”) and in several overseas locations. He was named a managing director of Chase and several of its affiliates in January 1986. Mr. Cook received his B.S. in International Finance from The American University, Washington, D.C.

Stephane Allard, M.D., has been our Chief Medical Officer since March 2007. Prior to that he was Chief Executive Officer, President and a Director of Biovest International.  Dr. Allard also served in executive positions at Sanofi-Synthelabo, Synthelabo, Inc. and Lorex Pharmaceuticals.  Dr. Allard received his medical doctorate from Rouen Medical College and received a Diplomate of CESAM (Certificate of Statistical Studies Applied to Medicine) and a PhD in Clinical Pharmacology and Pharmacokinetics (Pitie Salpetriere Hospital); Paris, France.

Dileep Bhagwat, Ph.D., has been our Senior Vice President of Pharmaceutical Development since February 2004 and has more than 25 years of pharmaceutical experience developing and commercializing various dosage forms. Prior to joining us in 2004, Dr. Bhagwat worked at Bradley Pharmaceuticals, as Vice President, Research and Development and Chief Scientific Officer. From November 1994 through September 1999, Dr. Bhagwat was employed at Penwest Pharmaceuticals in various capacities, including Vice President, Scientific Development and Regulatory Affairs and at Purdue Frederick Research Center as Assistant Director of Pharmaceutical Development. Dr. Bhagwat holds many U.S. and foreign patents and has presented and published on dosage form development and drug delivery. Dr. Bhagwat holds a B.S. in Pharmacy from Bombay University, an M.S. and Ph.D. in Industrial Pharmacy from St. John’s University in New York and an M.B.A. in International Business from Pace University in New York.

Board of Directors

Alan W. Dunton, M.D.,  joined our board of directors in January 2012 and serves as Non-Executive Chairman.  Dr. Dunton is the Founder of Danerius, LLC, a consulting company that advises pharmaceutical and biotechnology companies on issues related to drug development, licensing and regulatory matters.  He is currently a Director at Targacept, Inc., Palatin Technologies and Oragenics, Inc.  From 2007 to 2009 Dr. Dunton served as President and CEO of Panacos Pharmaceuticals Inc., a NASDAQ-listed biotechnology company.  At Panacos he guided an HIV product into late-stage clinical development and its subsequent sale.  From 2003 to 2005 Dr. Dunton was President, CEO and a Director of Metaphore Pharmaceuticals, Inc., and served as Chairman of ActivBiotics, Inc. in 2006 after the two companies merged.  In 2002 he was President and COO of Emisphere Technologies, Inc.  From 1994 to 2002 Dr. Dunton was a senior executive in various capacities within the Pharmaceuticals Group of Johnson & Johnson, including President of The Janssen Research Foundation where he was responsible for the development and regulatory activities for such blockbuster drugs as

Levaquin®, Topamax® and Risperdal® line extensions.  Earlier in his career he held clinical research and clinical pharmacology positions at Syntex Corporation, Ciba-Geigy Corporation, Hoffmann La Roche Inc. and Revlon Health Care Group. Based on his extensive knowledge of, and experience in, the pharmaceutical industry, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Dr. Dunton has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

Keith L. Brownlie has served as a member of our board of directors since April 2011.  Mr. Brownlie spent his entire career with the accounting firm of Ernst & Young LLP, retiring from the New York/New Jersey offices in 2010 after 36 years with the firm. At Ernst & Young, he served as audit partner for numerous public companies and was the Life Sciences Industry Leader for the New York Metro Area.  Mr. Brownlie received a B.S. in Accounting from Lehigh University and is a Certified Public Accountant. Mr. Brownlie co-founded the New Jersey Entrepreneur of the Year Program and was co-chair of the BIONJ/PABIO Annual Symposium.  Based on Mr. Brownlie’s roles, experience and responsibilities which qualify him as a financial expert, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Brownlie has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

Robert G. Savage has been a member of our Board since December 2004 and served as the Chairman of the Board through December 2011. Mr. Savage has been a senior pharmaceutical executive for over twenty five years. He held the position of Worldwide Chairman of the Pharmaceuticals Group at Johnson & Johnson and was both a company officer and a member of the Executive Committee. He also served Johnson & Johnson in the capacity of a Company Group Chairman and President of Ortho-McNeil Pharmaceuticals. Most recently, Mr. Savage was President of the Worldwide Inflammation Group for Pharmacia Corporation and is presently President and CEO of Strategic Imagery LLC, a consulting company of which he is the principal. He has held multiple positions leading marketing, business development and strategic planning at Hoffmann-La Roche and Sterling Drug. Mr. Savage is a director of The Medicines Company, a specialty pharmaceutical company, and is a member of the compensation committee and the corporate governance and nominating committee. Mr. Savage received a B.S. in Biology from Upsala College and an M.B.A. from Rutgers University. Based on Mr. Savage’s familiarity with the Company as an incumbent member of the Company’s Board of Directors, his membership on the board of directors of other public companies and his knowledge of the pharmaceutical industry, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Savage has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

A. Collier Smyth, M.D., has served as a member of our board of directors since April 2009, following his retirement from Bristol-Myers Squibb Company, or BMS, where he served as Senior Vice President of Medical Strategy, Oncology. Prior to his recent retirement from BMS, Dr. Smyth led oncology medical affairs in the U.S., including the U. S. life-cycle development of paclitaxel (Taxol®), carboplatin (Paraplatin®) and ifosfamide (Ifex®). Most recently, he participated in the launch of multiple BMS oncology drugs, including cetuximab (Erbitux®), dasatinib (Sprycel®) and ixabepilone (Ixempra®). During his thirteen-year tenure with BMS, Dr. Smyth oversaw key aspects of medical strategy, medical liaison, medical information, clinical operations, regulatory affairs, quality assurance and compliance in the oncology division of BMS. At times, medical affairs for virology and immunoscience were added to his oncology responsibilities. Prior to joining BMS, Dr. Smyth served as vice president of medical affairs with American Oncology Resources, Inc., now U.S. Oncology, where he was responsible for establishing the strategic priorities of the country’s largest oncology physician group practice. Previously, Dr. Smyth was the founder and president of New Hampshire Oncology/Hematology, the first office-based medical oncology practice in New Hampshire. Dr. Smyth also serves on the Board of Directors of Ariad Pharmaceuticals, Inc.  Based on Dr. Smyth’s knowledge of oncology and the pharmaceutical industry and his familiarity with the Company as an incumbent member of the Company’s Board of Directors, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Dr. Smyth has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

Gerhard Waldheim has been a member of our board since July 2005. Since 2000, he has co-founded and built Petersen, Waldheim & Cie. GmbH, Frankfurt, which focuses on private equity and venture capital fund management, investment banking and related financial advisory services. Biotech and pharma delivery systems are among the focal points of the funds managed by his firm. Prior to that, Mr. Waldheim held senior executive and executive board positions with Citibank, RZB Bank Austria, BfG Bank in Germany and Credit Lyonnais in Switzerland; over the years, his banking focus covered lending, technology, controlling, investment banking and distressed equity. Prior to that, he worked for the McKinsey banking practice. He received an MBA from Harvard Business School in 1974 and a JD from the Vienna University School of Law in 1972. Based on Mr. Waldheim’s familiarity with the Company as an incumbent member of the Company’s Board of Directors and as a member of our Audit Committee, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Waldheim has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

Wayne P. Yetter has served as a member of our board of directors since January 2006, and prior thereto served as a member of Maxim’s board of directors. From September 2005 to August 2008, Mr. Yetter was the Chief Executive Officer of Verispan LLC (health care information). From 2003 to 2005 he was the founder of BioPharm Advisory LLC and served on the Advisory Board of Alterity Partners (mergers and acquisition advisory firm) which is now part of FTN Midwest Securities. From November 2004 to September 2005, Mr. Yetter served as the interim Chief Executive Officer of Odyssey Pharmaceuticals, Inc., the specialty pharmaceutical division of Pliva d.d. From September 2000 to June 2003, Mr. Yetter served as Chairman and Chief Executive Officer of Synavant Inc. (pharmaceutical marketing/technology services). From 1999 to 2000, he served as Chief Operating Officer at IMS Health, Inc. (information services for the healthcare industry). He also served as President and Chief Executive Officer of Novartis Pharmaceuticals Corporation, the U.S. Division of the global pharmaceutical company Novartis Pharma AG, and as President and Chief Executive Officer of Astra Merck. Mr. Yetter began his career with Pfizer and later joined Merck & Co., holding a variety of marketing and management positions including Vice President, Marketing Operations, responsible for global marketing functions and Vice President, Far East and Pacific. Mr. Yetter serves as Chairman of NuPathe Inc. and serves on the board of directors of InfuSystem Holdings Inc. (a healthcare services company) and Strategic Diagnostics Inc. Based on Mr. Yetter’s familiarity with the Company as an incumbent member of the Company’s Board of Directors and as a member of our Audit Committee, his prior membership on the board of directors of other public companies and his knowledge of the pharmaceutical industry, the Corporate Governance and Nominating Committee of the Board of Directors concluded that Mr. Yetter has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors.

Board Composition and Leadership Structure

Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. A majority of the members of our board of directors are “independent” of us and our management. Directors Dunton, Yetter and Brownlie are in the class of directors whose term expires at the 2012 annual meeting of stockholders. Directors Waldheim and Smyth is in the class of directors whose term expires at the 2013 annual meeting of stockholders.  Directors Talley and Savage are in the class of directors whose term expires at the 2014 annual meeting of stockholders.

Dr. Dunton is the Chairman of the Board.  Our Chief Executive Officer, Mr. Talley, serves as a director, though he is not a member of any standing committee of the board.

Meetings and Meeting Attendance

During the fiscal year ended December 31, 2011, there were 9 meetings of the board of directors. All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. All directors attended the 2011 annual meeting of stockholders.

Committees of the Board

Our board of directors has established three standing committees: the audit committee, the compensation committee and the corporate governance and nominating committee. Each standing committee has a charter, accessible on our website at http://www.epicept.com, or by sending a request in writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook. Our website, and the information contained in our website, is not part of this prospectus.

Audit Committee. Our Audit Committee is responsible for the oversight of such reports, financial statements or charters as may be required by The Nasdaq OMX Stockholm Exchange, the OTCQX or U.S. federal securities laws, as well as, among other things:

•                  overseeing and monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, and our internal accounting and financial controls and risk management;

•                  preparing the report that SEC rules require be included in our annual proxy statement;

•                  overseeing and monitoring our independent registered public accounting firm’s qualifications, independence and performance;

•                  providing the board with the results of our monitoring and recommendations; and

•                  providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.

Messrs. Brownlie, Waldheim and Yetter are currently members of the audit committee, each of whom is a non-employee member of the board of directors. Mr. Brownlie serves as Chairman of the Audit Committee and also qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. The board has determined that each member of our audit committee meets the current independence and financial literacy requirements under the Sarbanes-Oxley Act, the OTCQX and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee. Our Compensation Committee is composed of Messrs. Smyth, Savage and Brownlie, all of whom are a non-employee member of our board of directors. Mr. Smyth serves as Chairman of our Compensation Committee. Each member of our Compensation Committee is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and the rules of The OTCQX. The Compensation Committee is responsible for, among other things:

•                  reviewing and approving for the chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensations, compensation policies or arrangements;

•                  reviewing and making recommendations to the board regarding the compensation policy for such other officers as directed by the board;

•                  preparing a report to be included in the annual proxy statement, if required, that describes: (a) the criteria on which compensation paid to the chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee’s executive compensation policies applicable to executive officers; and

•                  reviewing our current benefit plans and making recommendations to the board with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other benefit plans proposed for adoption.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee is composed of Messrs. Yetter, Smyth and Waldheim, each of whom is a non-employee member of the board of directors and independent in accordance with the applicable rules of the Sarbanes-Oxley Act and the OTCQX. Mr. Yetter serves as chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for, among other things:

•                  reviewing board structure, composition and practices, and making recommendations on these matters to the board;

•                  reviewing, soliciting and making recommendations to the board and stockholders with respect to candidates for election to the board;

•                  overseeing compliance by the chief executive officer and senior financial officers with the Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and

•                  overseeing compliance by employees with the Code of Business Conduct and Ethics.

In making its recommendations to the board, the committee considers, among other things, the qualifications of individual director candidates. While the committee has no specific policy with regard to the consideration of diversity in identifying director candidates, the committee works with the board to determine the appropriate characteristics, skills, and experiences for the board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience in business, finance, and medicine. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the board. In evaluating the suitability of individual board members, the board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of our business and technology; educational and professional background; personal accomplishment; and gender, age, and diversity. The board evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board, and the results of the most recent board self-evaluation. The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders submitted in accordance with our by-laws.

The information contained in this prospectus with respect to the charters of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee and the independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing. Our website, and the information contained in our website, is not a part of this prospectus.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our employees, and a Supplemental Code of Ethics that specifically applies to chief executive officer and chief financial officer. This Code of Ethics is designed to comply with the OTCQX marketplace rules related to codes of conduct. A copy of this Supplemental Code of Ethics may be obtained on our website at http://www.epicept.com. We intend to post on our website any amendments to, or waiver from, our Code of Business Conduct and Ethics or our Supplemental Code of Ethics for the benefit of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing a similar function, and other named executives. Our website, and the information contained in our website, is not a part of this prospectus.

Section 16(a) Beneficial Ownership Reporting Compliance

No person who, during the fiscal year ended December 31, 2011, was a “Reporting Person” defined as a director, officer or beneficial owner of more than ten percent of the our common stock which is the only class of securities of the Company registered under Section 12 of the Exchange Act, failed to file on a timely basis reports required by Section 16 of the Exchange Act during the most recent fiscal year. The foregoing is based solely upon a review by us of Forms 3 and 4 during the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Exchange Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by us from any reporting person that no Form 5 is required.

EXECUTIVE COMPENSATION

Executive Compensation

The following table sets forth the compensation earned for services rendered to us in all capacities by our chief executive officer and certain executive officers whose total cash compensation exceeded $100,000 for the year ended December 31, 2011, collectively referred to in this prospectus as the “named executive officers.”

Summary Compensation Table

Name/Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)		Total ($)
John V. Talley	2011	443,700	—	—	392,606	—	—	44,923	(3)	881,229
President and	2010	435,000	119,625	—	300,054	—	—	40,705	(3)	895,384
Chief Executive Officer	2009	435,000	119,625	—	345,573	—	—	37,175	(3)	937,373

Robert W. Cook	2011	284,082	—	—	130,869	—	—	24,955	(4)	439,906
Chief Financial Officer,	2010	278,512	37,599	—	112,520	—	—	22,020	(4)	450,651
Senior Vice President Finance & Administration	2009	270,400	83,120	—	93,039	—	—	20,202	(4)	466,761

Stephane Allard	2011	283,662	—	—	130,869	—	—	34,940	(4)	439,471
Chief Medical Officer	2010	278,100	50,058	—	112,520	—	—	22,605	(4)	463,283
	2009	270,000	93,150	—	106,330	—	—	20,788	(4)	490,268

Dileep Bhagwat	2011	283,662	—	—	130,869	—	—	34,051	(4)	448,582
Senior Vice President,	2010	278,100	37,543	—	112,520	—	—	29,757	(4)	457,920
Pharmaceutical Development	2009	270,000	68,850	—	106,330	—	—	26,724	(4)	471,904

(1)          Annual cash bonus awards are determined based on the executive’s performance during the year and paid the following year.

(2)       This column represents the grant date fair values of the stock options awarded in 2011, 2010 and 2009, respectively.  The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2011 Annual Report (Note 10, Share-Based Payments).

(3)       Includes premiums for health benefits, life and disability insurance and automobile allowance paid on behalf of Mr. Talley.

(4)       Includes premiums for health benefits and for life and disability insurance paid on behalf of the named executive officer.

Outstanding Equity Awards at December 31, 2011

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised	Option	Option	Number of Shares or Units of Stock That have	Market Value of Shares or Units of Stock That have	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights
Name	Number Exercisable	Number Unexercisable	Unearned Options	Exercise Price	Expiration Date	Not Vested	Not Vested	That have Not Vested	That have Not Vested
John V. Talley	695	—	—	$3.60	1/1/2012	—	—	—	—
	27,778	—	—	$3.60	1/1/2012	—	—	—	—
	414,219	—	—	$17.52	1/4/2016	—	—	—	—
	91,222	—	—	$4.38	1/8/2017	—	—	—	—
	116,667	—	—	$4.02	1/7/2018	—	—	—	—
	25,000	—	—	$1.89	9/8/2018	—	—	—	—
	81,250	27,084	—	$1.89	1/5/2019	—	—	—	—
	42,250	98,584	—	$1.68	2/20/2019	—	—	—	—
	95,830	104,170	—	$2.11	2/11/2020	—	—	—	—
	74,992	225,008	—	$0.87	1/10/2021	—	—	—	—
	—	300,000	—	$0.87	1/18/2021	—	—	—	—
Robert Cook	70,523	—	—	$17.52	1/4/2016	—	—	—	—
	20,750	—	—	$4.38	1/8/2017	—	—	—	—
	42,567	—	—	$4.02	1/7/2018	—	—	—	—
	5,000	—	—	$1.89	9/8/2018	—	—	—	—
	21,875	7,292	—	$1.89	1/5/2019	—	—	—	—
	11,376	26,541	—	$1.68	2/20/2019	—	—	—	—
	35,936	39,064	—	$2.11	2/11/2020	—	—	—	—
	24,997	75,003	—	$0.87	1/10/2021	—	—	—	—
	—	100,000	—	$0.87	1/18/2021	—	—	—	—
Stephane Allard	33,334	—	—	$4.89	3/23/2017	—	—	—	—
	42,567	—	—	$4.02	1/7/2018	—	—	—	—
	16,667	—	—	$1.89	9/8/2018	—	—	—	—
	25,000	8,334	—	$1.89	1/5/2019	—	—	—	—
	13,000	30,334	—	$1.68	2/20/2019	—	—	—	—
	35,936	39,064	—	$2.11	2/11/2020	—	—	—	—
	24,997	75,003	—	$0.87	1/10/2021	—	—	—	—
	—	100,000	—	$0.87	1/18/2021	—	—	—	—
Dileep Bhagwat	37,500	—	—	$17.52	1/4/2016	—	—	—	—
	31,922	—	—	$4.38	1/8/2017	—	—	—	—
	42,567	—	—	$4.02	1/7/2018	—	—	—	—
	16,667	—	—	$1.89	9/8/2018	—	—	—	—
	25,000	8,334	—	$1.89	1/5/2019	—	—	—	—
	13,000	30,334	—	$1.68	2/20/2019	—	—	—	—
	35,936	39,064	—	$2.11	2/11/2020	—	—	—	—
	24,997	75,003	—	$0.87	1/10/2021	—	—	—	—
	—	100,000	—	$0.87	1/18/2021	—	—	—	—

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

We believe that reasonable and appropriate severance and change-in-control benefits are appropriate to protect our named executives against circumstances over which they have no control. Furthermore, we believe change-in-control severance payments align the named executives’ interests with our own by enabling the named executive to evaluate a transaction in the best interests of our shareholders and our other constituents without undue concern over whether the transaction may jeopardize the named executive’s own employment.

We have entered into employment agreements with Messrs. John V. Talley and Robert W. Cook, each dated as of October 28, 2004. For 2012, Messrs. Talley and Cook will receive a base salary of $443,700, and $284,082, respectively. Each employment agreement also provides for discretionary bonuses and stock option awards and reimbursement of reasonable expenses incurred in connection with services performed under each officer’s respective employment agreement. The discretionary bonuses and stock options are based on performance standards determined by our Board. Individual performance is determined based on quantitative and qualitative objectives, including our operating performance relative to budget and the achievement of certain milestones largely related to the clinical development of our products and licensing activities. The future objectives will be established by our Board. In addition, Mr. Talley’s employment agreement provides for automobile benefits and term life and long term disability insurance coverage. Both employment agreements expired on December 31, 2007 but are automatically extended for unlimited additional one-year periods.

We entered in to an Amended and Restated Employment Agreement with John V. Talley, Jr. and Robert W. Cook on June 9, 2010 and July 21, 2010, respectively. Pursuant to their employment agreements Messrs. Talley and Cook received an annual base salary of $435,000 and $278,512 in 2010, respectively, which is reviewed no less frequently than annually for increase in the discretion of the Board of Directors or our compensation committee. Messrs. Talley and Cook shall also be eligible for an annual incentive award, with a target incentive opportunity equal to 55% and 30%, respectively, of his base salary.  The agreements expired on December 31, 2011; provided, however, that the term of the agreement shall thereafter be automatically extended for unlimited additional one-year periods unless, at least three months prior to the then-scheduled date of expiration, either we or Mr. Talley or Mr. Cook give notice that we/he are electing not to so extend the term of the agreement. Upon the occurrence of a change in control, the term shall automatically be extended for one additional year from the date of the change in control.

The information below describes and quantifies certain compensation that would become payable under Messrs. Talley and Cook’s respective employment agreement if, as of December 31, 2011, his employment had been terminated or there was a change in control. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

Mr. Talley and Mr. Cook would be entitled to the compensation described below in the event of termination of his employment under the agreement:

Termination for any Reason. Upon termination for any reason and in addition to any other payments disbursed in connection with termination, Mr. Talley and Mr. Cook are entitled to:

•                        receive payment of his applicable base salary through the termination date;

•                        the balance of any annual, long-term or incentive award earned in any period prior to the termination date; and

•                        a lump-sum payment for any accrued but unused vacation days.

Termination due to Death or Disability. If termination occurs due to death or disability, Mr. Talley is or his estate is entitled to:

•                        a lump-sum payment equal to one-third of his base salary times a fraction, the numerator being the number of days he was employed in the calendar year of termination and the denominator being the number of days in that year;

•                        have 50% of outstanding stock options that are not then vested or exercisable become vested and exercisable as of the termination date;

•                        have the remaining outstanding stock options that are not then vested or exercisable become vested and exercisable ratably and quarterly for two years following the termination date; and

•                        have each outstanding stock option remain exercisable for all securities for the later of (i) the 90th day following the date that the option becomes fully vested and exercisable and (ii) the first anniversary of the termination date.

If termination occurs due to death or disability, Mr. Cook or his estate is entitled to receive the same benefits as Mr. Talley, except the equation for his lump-sum payment is based on one-fourth of his base salary.

Termination Without Cause. If Mr. Talley is terminated without cause, he is entitled to receive payments equal to:

•                        a lump-sum payment equal to one and one-half (1.5) times his base salary provided, however, that in the case of a termination resulting from the expiration of the agreement pursuant to a notice of non-extension from us, the amount shall equal one and one-quarter (1.25) times his base salary;

•                        each stock option that was granted prior to the effective date and is outstanding as of the termination date shall (A) become fully vested as of the termination date, (B) become exercisable as of the termination date with respect to fifty percent (50%) of any securities and other property subject to it for which it is not then exercisable, (C) become exercisable with respect to the remainder of any such securities and other property ratably and monthly over the two years immediately following the termination date, and (D) remain exercisable, for all securities and other property for which it is or becomes exercisable, through at least the later of the ninetieth (90th) day following the date upon which such stock option becomes fully exercisable and the first anniversary of the termination date, but in no event beyond its maximum stated term;

•                        each stock option that is granted on or after the effective date and is outstanding as of the termination date shall be fully vested and exercisable, as of the termination date, to the extent that it is then scheduled to become vested or exercisable within eighteen months following the termination date (had his employment hereunder continued indefinitely), and shall remain exercisable through the first anniversary of the termination date (but in no event beyond its maximum stated term);

•                        each time-vested equity award that is outstanding as of the termination date shall vest, and become non-forfeitable, as of the termination date to the extent that it is then scheduled to become vested within eighteen months following termination date (had his employment hereunder continued indefinitely);

•                        each performance-vesting equity award that is outstanding as of the termination date shall become vested, and non-forfeitable, to the extent that the applicable performance vesting criteria are achieved within eighteen months following the termination date; and

•                        continued participation, for 18 months immediately following the termination date, in all employee welfare benefit plans, programs and arrangements, on terms and conditions that are no less favorable to him than those applied immediately prior to the termination date, and with COBRA benefits commencing thereafter; provided, however, that in the case of a termination due to expiration of the term pursuant to notice of non-extension from us, the continuation period shall be 12 months rather than 18 months.

If Mr. Cook is terminated without cause, he is entitled to receive the same benefits as Mr. Talley, except the equation for his lump-sum payment is based on three quarters (0.75) of his base salary provided, however, that in the case of a termination resulting from the expiration of the agreement pursuant to a notice of non-extension from us, the amount shall equal one half (0.5) times his base salary and he is entitled to nine months of continued participation in all employee well fare benefit plans, programs and arrangements.

Termination in Connection With a Change in Control. If Mr. Talley is terminated within six months prior to, or within one year and a day following, a change in control, he is entitled to:

•                        a lump sum payment equal to two times the sum of (x) his base salary and (y) the greater of (I) his target for the year in which the termination occurs and (II) the annual incentive award awarded to him for the most recently completed calendar year;

•                        have each outstanding stock option (including both time-vesting and performance-vesting awards) become fully vested and exercisable as of the termination date and remain exercisable through the first anniversary of the termination date, but in no event beyond its maximum stated term;

•                        have each other equity-based award (including both time-vesting and performance-vesting awards) become fully vested, and non-forfeitable, as of the termination date; and

•                        continued participation, for 24 months immediately following the termination date, in all employee welfare benefit plans, programs and arrangements, in which he was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable to him than those applied immediately prior to the termination date, and with COBRA benefits commencing thereafter.

If Mr. Cook is terminated within six months prior to, or within one year and a day following, a change in control, he is entitled to receive the same benefits as Mr. Talley, except the equation for his lump-sum payment is based on the sum of (x) his base salary and (y) the greater of (I) his target for the year in which the termination occurs and (II) the annual incentive award awarded to him for the most recently completed calendar year and he is entitled to 12 months of continued participation in all employee well fare benefit plans, programs and arrangements.

On July 21, 2010, we entered in to a severance agreement with each of Stephane Allard, M.D., the Chief Medical Officer of EpiCept, and Dileep Bhagwat, Ph.D. Senior Vice President of EpiCept. The terms of the Severance Agreements for each of the two executives are identical and are summarized below.

The agreement expired on December 31, 2011; provided, however, that the term of the agreement shall thereafter be automatically extended for unlimited additional one-year periods unless, at least three months prior to the then-scheduled date of expiration, either we or the executive gives notice that we/he are electing not to so extend the term of the agreement. Upon the occurrence of a change in control, the term shall automatically be extended for one additional year from the date of the change in control.  The executive would be entitled to the compensation described below in the event of termination of his employment under the agreement:

Termination for any Reason. Upon termination for any reason and in addition to any other payments disbursed in connection with termination, the executive is entitled to:

•                  receive payment of his applicable base salary through the termination date;

•                  the balance of any annual, long-term or incentive award earned in any period prior to the termination date;

•                  a lump-sum payment for any accrued but unused vacation days at his base salary rate in effect as of the termination date; provided that no payment shall be made in respect of more than forty (40) accrued but unused vacation days;

•                  other or additional benefits in accordance with the terms of the applicable plans, programs and arrangements of the company; and

•                  payment, promptly when due, of all amounts due in connection with the termination.

Termination Without Cause. If the executive is terminated without cause, he is entitled to receive payments equal to:

•                        a lump-sum payment equal to three quarters (0.75) times his base salary provided, however, that in the case of a termination resulting from the expiration of the agreement pursuant to a notice of non-extension from EpiCept, the amount shall equal one half (0.5) times his base salary; and

•                        continued participation, for nine months immediately following the termination date, in all employee welfare benefit plans, programs and arrangements, on terms and conditions that are no less favorable to him than those applied immediately prior to the termination date, and with COBRA benefits commencing thereafter; provided, however, that in the case of a termination due to expiration of the term pursuant to notice of non-extension from us, the continuation period shall be six months rather than nine months.

Termination in Connection With a Change in Control. If the executive is terminated within six months prior to, or within one year and a day following, a change in control, he is entitled to:

•                        a lump sum payment equal to the sum of (x) his base salary and (y) the greater of (I) his target for the year in which the termination occurs and (II) the annual incentive award awarded to him for the most recently completed calendar year;

•                        have each outstanding stock option (including both time-vesting and performance-vesting awards) become fully vested and exercisable as of the termination date and remain exercisable through the first anniversary of the termination date, but in no event beyond its maximum stated term;

•                        have each other equity-based award (including both time-vesting and performance-vesting awards) become fully vested, and non-forfeitable, as of the termination date; and

•                        continued participation, for 12 months immediately following the termination date, in all employee welfare benefit plans, programs and arrangements, in which he was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable to him than those applied immediately prior to the termination date, and with COBRA benefits commencing thereafter.

The following table summarizes the potential payments to our named executive officers with whom we have entered into employment and severance agreements, assuming that such events occurred as of December 31, 2011.

	Severance Amounts	Benefits	Benefit Continuation	Vested Incentive Units	Accelerated Vesting of Incentive Units	Total
	($)	($)	($)	($)	($)	($)
John V. Talley
Termination for any reason (other than without cause)	$68,262	$—	$—	$—	$—	$68,262
Termination due to death or disability	147,900	—	—	—	132,098	279,998
Termination without cause	665,550	—	49,418	—	164,196	879,164
Change in control	1,375,470	—	65,890	—	264,196	1,705,556

Robert W. Cook
Termination for any reason (other than without cause)	43,705	—	—	—	—	43,705
Termination due to death or disability	71,021	—	—	—	43,383	114,404
Termination without cause	213,062	—	17,748	—	86,765	317,575
Change in control	369,307	—	23,665	—	86,765	479,737

Stephane Allard
Termination for any reason (other than without cause)	35,458	—	—	—	—	35,458
Termination without cause	212,747	—	17,737	—	—	230,484
Change in control	368,761	—	23,650	—	88,457	480,868

Dileep Bhagwat
Termination for any reason (other than without cause)	32,048	—	—	—	—	32,048
Termination without cause	212,747	—	24,053	—	—	236,800
Change in control	368,761	—	32,071	—	88,457	489,289

Director Compensation

We compensate our non-employee directors in cash, stock options and/or restricted stock units.  We also reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings.

For 2011, the compensation committee retained Radford to analyze the Company’s non-executive director and chairman compensation. The committee determined that cash compensation should be benchmarked to the 50th percentile and that equity-based compensation should be benchmarked to the 75th percentile for comparable companies in the biotechnology and specialty pharmaceutical industries. As a result of that analysis, the board approved a 2011 annual equity grant in the form of restricted stock units vesting monthly over one year for each named director and for the chairman of 45,000 shares and 78,750 shares, respectively.

The following table set forth all material Director compensation information during the year ended December 31, 2011:

Director Compensation Table

					Change in pension value and
	Fees				nonqualified
	Earned	Stock	Option	Non-equity	deferred
	or Paid in	Awards	Awards ($)	Incentive plan	compensation	All Other
	Cash (1)	($)(2)	(3)	compensation($)	earnings($)	Compensation	Total
Robert G. Savage	$56,000	$40,950	$—	$—	$—	$—	$96,950
Keith L. Brownlie	30,214	23,400	26,276	—	—	—	79,890
Guy C. Jackson (4)	27,250	—	—	—	—	—	27,250
Gerhard Waldheim	36,750	23,400	—	—	—	—	60,150
A. Collier Smyth	44,250	23,400	—	—	—	—	67,650
Wayne P. Yetter	47,750	23,400	—	—	—	—	71,150

(1)	This column reports the amount of cash compensation earned in 2011 for Board and committee service.

(2)	Restricted stock unit awards were granted to the named directors in 2011.

(3)

This column represents the grant date fair values of the stock options awarded to the named directors in 2011, The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2011 Annual Report (Note 10, Share-Based Payments).

(4)	Mr. Jackson resigned from the Board effective June 14, 2011.

In 2011, the chairperson of the board received an annual retainer of $40,000, while each other non-employee director received an annual retainer of $25,000. In addition, the chairperson of the audit committee received an annual retainer of $10,000 and the chairperson of each of the other committees received an annual retainer of $7,500. Each non-employee director also received $1,500 for their attendance at each board meeting, $750 for their participation in each telephonic board meeting, $750 for their attendance at each committee meeting and $500 for their participation in a telephonic committee meeting. We have in the past granted non-employee directors restricted stock units and options to purchase our common stock pursuant to the terms of our 2005 Equity Incentive Plan upon joining the board and annually thereafter as determined by the Compensation Committee after considering market data.  Typically annual equity compensation vests monthly over two years. The value of the options granted to non-employee directors set forth in the Director Compensation Table above reflect grants of options to compensate for their service and were issued at the market value of our common stock at the date of grant.

Tax Implications of Executive Compensation

We do not believe that Section 162(m) of the Internal Revenue Code, which limits deductions for executive compensation paid in excess of $1.0 million, is applicable to us, and accordingly, our Compensation Committee did not consider its impact in determining compensation levels for our named executive officers in 2011.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 2011 were independent directors and none of them were our employees or our former employees. During the fiscal year ended December 31, 2011, none of our executive officers served on the Compensation Committee (or equivalent), or the board of directors, of another entity whose executive officers served on the Compensation Committee of our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2011.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Total equity compensation plans approved by stockholders	4,418,602	$4.77	9,195,834
Equity compensation plans not approved by stockholders	—	$—	—

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 23, 2012, regarding the beneficial ownership of the Company’s common stock by:

•                  each stockholder known by EpiCept to own beneficially more than five percent of EpiCept common stock;

•                  each of the named executive officers;

•                  each of EpiCept’s directors; and

•                  all of EpiCept’s directors and the named executive officers as a group.

Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is in care of EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, NY 10591.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned(1)(2)

5% Stockholders
Försäkringsaktiebolaget Avanza Pension	8,382,956	10.36
Hudson Bay Master Fund (3)	8,377,961	8.88

Executive Officers and Directors
John V. Talley(4)	1,117,781	1.36
Robert W. Cook(5)	296,488	*
Dr. Dileep Bhagwat(6)	267,695	*
Dr. Stephane Allard(7)	267,593	*
Robert G. Savage(8)	269,572	*
Dr. Alan W. Dunton(9)	16,664	*
Gerhard Waldheim(10)	149,399	*
Wayne P. Yetter(11)	137,133	*
Dr. A. Collier Smyth(12)	54,468	*
Keith L. Brownlie(13)	16,806	*
All directors and named executive officers as a group (10 persons)(14)	2,593,599	3.12

*                  Represents beneficial ownership of less than one percent (1%) of the outstanding shares of EpiCept common stock.

(1)

Beneficial ownership is determined with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(2)	Percentage ownership is based on 81,001,370 shares of common stock outstanding on March 23, 2012.

(3)

Includes 8,377,961 shares exercisable upon the exercise of warrants. The Investment Manager, which serves as the investment manager to Hudson Bay Master Fund Ltd., may be deemed to be the beneficial owner of all shares of Common Stock held by Hudson Bay Master Fund Ltd. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Each of Hudson Bay Master Fund Ltd. and Mr. Gerber disclaims beneficial ownership of these securities. Hudson Bay Master Fund Ltd. is named as a Beneficial Owner herein solely to report the securities held in its name.

(4)	Includes 151,004 shares of common stock and 966,777 shares exercisable upon the exercise of options that are exercisable within 60 days.

(5)	Includes 54,957 shares of common stock and 241,531 shares exercisable upon the exercise of options that are exercisable within 60 days.

(6)	Includes 67,513 shares of common stock and 200,182 shares issuable upon the exercise of options that are exercisable within 60 days.

(7)	Includes 31,323 shares of common stock and 236,270 shares issuable upon the exercise of options that are exercisable within 60 days.

(8)	Includes 36,550 shares of common stock and 233,022 shares issuable upon the exercise of options that are exercisable within 60 days.

(9)	Includes 16,664 shares issuable upon the exercise of options that are exercisable within 60 days.

(10)	Includes 30,010 shares of common stock 119,389 shares issuable upon the exercise of options that are exercisable within 60 days.

(11)	Includes 6,667 shares of common stock and 130,466 shares issuable upon the exercise of options that are exercisable within 60 days.

(12)	Includes 2,500 shares of common stock and 51,968 shares issuable upon the exercise of options that are exercisable within 60 days.

(13)	Includes 16,806 shares issuable upon the exercise of options that are exercisable within 60 days.

(14)	Includes 2,593,599 shares issuable upon the exercise of restricted stock units and stock options that are exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

None

Director Independence

Each of our non-executive directors is independent under the standards set forth by the OTCQX trading platform.

LEGAL MATTERS

The validity of the issuance of securities offered by this prospectus will be passed upon for us by Eilenberg & Krause LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to (1) the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements, and (2) the Company’s adoption of FASB Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220) — Presentation of Comprehensive Income). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding EpiCept and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.epicept.com. Information contained in our website does not constitute part of this prospectus.

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

Copies of the registration statement, and any of our other SEC reports, proxy statements and other information are available from us upon request. We will provide a copy of any and all of these documents and other information, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations

EpiCept Corporation

777 Old Saw Mill River Road

Tarrytown, NY 10591

(914) 606-3500

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Epicept Corporation

Tarrytown, NY

We have audited the accompanying consolidated balance sheets of EpiCept Corporation and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of EpiCept Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of presenting comprehensive income in 2011 due to the adoption of FASB Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220) —  Presentation of Comprehensive Income. The change in presentation has been applied retrospectively to all periods presented.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 30, 2012

EpiCept Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$6,378	$2,435
Inventory	57	179
Prepaid expenses and other current assets	302	333
Total current assets	6,737	2,947
Restricted cash	70	189
Property and equipment, net	120	222
Long-term inventory	303	825
Deferred financing costs	291	506
Total assets	$7,521	$4,689

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Accounts payable	$1,123	$1,244
Accrued research contract costs	929	859
Other accrued liabilities	1,281	1,286
Notes and loans payable, current portion	8,022	524
Deferred revenue, current portion	882	921
Total current liabilities	12,237	4,834
Notes and loans payable	—	62
7.5556% Convertible Subordinated Notes Due 2014	—	386
Deferred revenue	12,065	12,905
Deferred rent and other noncurrent liabilities	365	637
Total liabilities	24,667	18,824

Commitments and contingencies

Common stock, $.0001 par value; authorized 225,000,000 shares; issued 71,003,667 shares and 54,991,535 shares at December 31, 2011 and 2010, respectively	7	5
Additional paid-in capital	218,955	210,540
Warrants	31,156	27,227
Accumulated deficit	(266,238)	(250,582)
Accumulated other comprehensive loss	(951)	(1,250)
Treasury stock, at cost (4,167 shares)	(75)	(75)
Total stockholders’ deficit	(17,146)	(14,135)
Total liabilities and stockholders’ deficit	$7,521	$4,689

The accompanying notes are an integral part of these consolidated financial statements.

EpiCept Corporation and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2011	2010	2009
Revenue:
Net product sales	$39	$158	$—
Licensing and other revenue	905	836	414
Total revenue	944	994	414

Costs and expenses:
Costs of goods sold	692	997	—
Selling, general and administrative	6,452	7,244	7,548
Research and development	7,853	8,127	11,603
Total costs and expenses	14,997	16,368	19,151
Loss from operations	(14,053)	(15,374)	(18,737)
Other income (expense):
Interest income	12	7	32
Foreign exchange (loss) gain	(340)	(538)	221
Interest expense (See note 2)	(1,271)	(361)	(20,021)
Other income (See note 2)	—	733	—
Change in value of warrants and derivatives	—	—	(305)
Other expense, net	(1,599)	(159)	(20,073)
Loss before income tax expense	(15,652)	(15,533)	(38,810)
Income tax expense	(4)	(4)	(4)
Net loss	$(15,656)	$(15,537)	$(38,814)

Basic and diluted loss per common share	$(0.23)	$(0.32)	$(0.97)
Weighted average common shares outstanding	68,313,381	47,853,560	40,139,299

Net loss	$(15,656)	$(15,537)	$(38,814)
Other comprehensive income (loss), net of income tax expense:
Foreign currency translation adjustments	299	661	(293)
Other comprehensive income (loss), net of $0 income tax expense	299	661	(293)
Comprehensive loss	$(15,357)	$(14,876)	$(39,107)

The accompanying notes are an integral part of these consolidated financial statements.

EpiCept Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

(In thousands, except share and per share amounts)

For the Years Ended December 31, 2009, 2010 and 2011

	Common Stock		Additional Paid-In		Accumulated	Accumulated Other Comprehensive	Treasury	Stockholders’
	Shares	Amount	Capital	Warrants	Deficit	(Loss) Income	Stock	Deficit
Balance at January 1, 2009	27,485,718	3	165,547	14,644	(196,231)	(1,618)	(75)	(17,730)
Net loss	—	—	—	—	(38,814)	—	—	(38,814)
Foreign currency translation adjustment	—	—	—	—	—	(293)	—	(293)
Reclass warrants from liability to equity	—	—	—	2,288	—	—	—	2,288
Issuance of common stock warrants in connection with 7.5556% convertible subordinated notes	—	—	—	8,777	—	—	—	8,777
Issuance of common stock and warrants, net	4,000,000	—	6,900	—	—	—	—	6,900
Issuance of restricted common stock and restricted stock units, net	22,670	—	55	—	—	—	—	55
Issuance of common stock under ESPP	49,065	—	75	—	—	—	—	75
Conversion of 7.5556% convertible subordinated notes into Common Stock	9,074,065	1	24,499	—	—	—	—	24,500
Exercise of warrants	3,361,375	—	4,976	(1,206)	—	—	—	3,770
Exercise of stock options	58,889	—	53	—	—	—	—	53
Amortization of deferred stock compensation	—	—	1,340	—	—	—	—	1,340
Balance at December 31, 2009	44,051,782	$4	$203,445	$24,503	$(235,045)	$(1,911)	$(75)	$(9,079)
Net loss	—	—	—	—	(15,537)	—	—	(15,537)
Foreign currency translation adjustment	—	—	—	—	—	661	—	661
Issuance of common stock and warrants, net of issuance costs	9,445,554	1	4,483	3,604	—	—	—	8,088
Issuance of common stock resulting from reverse split	3,828	—	—	—	—	—	—	—
Issuance of restricted common stock and restricted stock units, net	22,349	—	30	—	—	—	—	30
Issuance of common stock under ESPP	32,821	—	23	—	—	—	—	23
Exercise of warrants	1,435,201	—	1,653	(880)	—	—	—	773
Amortization of deferred stock compensation	—	—	906	—	—	—	—	906
Balance at December 31, 2010	54,991,535	$5	$210,540	$27,227	$(250,582)	$(1,250)	$(75)	$(14,135)
Net loss	—	—	—	—	(15,656)	—	—	(15,656)
Foreign currency translation adjustment	—	—	—	—	—	299	—	299
Issuance of common stock and warrants, net of issuance costs	16,001,924	2	7,485	3,385	—	—	—	10,872
Issuance of restricted common stock and restricted stock units, net	14,375	—	—	—	—	—	—	—
Issuance of warrants	—	—	—	544	—	—	—	544
Amortization of deferred stock compensation	—	—	930	—	—	—	—	930
Balance at December 31, 2011	71,007,834	$7	$218,955	$31,156	$(266,238)	$(951)	$(75)	$(17,146)

The accompanying notes are an integral part of these consolidated financial statements.

EpiCept Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net loss	$(15,656)	$(15,537)	$(38,814)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	129	170	368
Gain on disposal of assets, net	(5)	(27)	(115)
Foreign exchange loss (gain)	340	538	(221)
Stock-based compensation expense	930	935	1,395
Amortization and write-off of deferred financing costs and discount on loans	898	151	10,508
Change in value of warrants and derivatives	—	—	305
Excess inventory expense	660	852	—
Change in operating assets and liabilities:
Increase in inventory	(16)	(541)	(1,315)
Decrease (increase) in prepaid expenses and other current assets	31	81	(19)
Decrease in other assets	—	—	26
Decrease in accounts payable	(122)	(602)	(769)
Increase (decrease) in accrued research contract costs	70	(314)	100
(Decrease) increase in other accrued liabilities	(112)	19	(1,035)
Increase in deferred revenue	—	5,000	—
Recognition of deferred revenue	(878)	(796)	(368)
(Decrease) increase in other liabilities	(271)	(329)	501
Net cash used in operating activities	(14,002)	(10,400)	(29,453)
Cash flows from investing activities:
Restricted cash from issuance of 7.5556% convertible subordinated notes	—	—	(9,444)
Release of restricted cash in connection with conversion of 7.5556% convertible subordinated notes	118	38	9,288
Purchase of property and equipment	(26)	(2)	(27)
Proceeds from sale of property and equipment	5	27	131
Net cash provided by (used in) investing activities	97	63	(52)
Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	—	796	3,899
Proceeds from issuance of common stock and warrants, net	10,872	8,088	8,759
Proceeds from loans and warrants	8,600	—	25,000
Repayment of loans	(1,350)	(888)	(2,096)
Debt issuance costs	(282)	(359)	(1,688)
Net cash provided by financing activities	17,840	7,637	33,874
Effect of exchange rate changes on cash and cash equivalents	8	(7)	(17)
Net increase (decrease) in cash and cash equivalents	3,943	(2,707)	4,352
Cash and cash equivalents at beginning of year	2,435	5,142	790
Cash and cash equivalents at end of year	$6,378	$2,435	$5,142

Supplemental disclosure of cash flow information:
Cash paid for interest	$646	$137	$9,477
Cash paid for income taxes	4	4	4
Supplemental disclosure of non-cash financing activities:
Conversion of 7.5556% convertible subordinated notes into common stock	—	—	24,500
Reclassification of warrants from liability to equity	—	—	2,288
Unpaid financing costs	301	233	—

The accompanying notes are an integral part of these consolidated financial statements.

EPICEPT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2011, 2010 and 2009

1. Organization and Description of Business

EpiCept is a specialty pharmaceutical company focused on the development and commercialization of pharmaceutical products for the treatment of pain and cancer. The Company’s strategy is to focus on topically delivered analgesics targeting peripheral nerve receptors and on innovative cancer therapies.  The Company’s lead product is Ceplene®, which when used concomitantly with low dose interleukin-2 (“IL-2”) is intended as remission maintenance therapy in the treatment of acute myeloid leukemia (AML) for adult patients who are in their first complete remission.  In addition to Ceplene®, the Company has AmiKet™, a late-stage pain product candidate for the treatment of peripheral neuropathies, and two other oncology compounds in clinical development.  The Company believes this portfolio of pain management and oncology product candidates lessens its reliance on the success of any single product or product candidate.

The Company engaged SunTrust Robinson Humphrey in January 2012 to assist in exploring strategic alternatives to maximize the commercial opportunity of AmiKet™, the Company’s prescription topical cream intended for the treatment of chemotherapy-induced peripheral neuropathy (CIPN) following taxane-based therapy. The engagement will focus on the identification and implementation of a strategy designed to optimize AmiKet’s value for the Company’s shareholders, which includes the evaluation of potential transactions involving the sale of the Company.

Ceplene® is licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries, and to MegaPharm Ltd. to market and sell in Israel.  Ceplene® is currently on the list of pre-approved products in Germany, England, Sweden, Denmark, and Italy (a temporary approval); additionally, it is available on a named patient basis in many other countries in the European Union.  Reimbursement is being negotiated in France and Spain among other countries in the European Union.  Ceplene® is currently available on a named-patient basis in Israel.  Following Ministry of Health approval of labeling and other technical matters, Megapharm Ltd. is expected to commence the commercial launch of Ceplene® in Israel.

In order to obtain marketing approval in the United States of America (“U.S.”), the Food and Drug Administration (“FDA”) is requiring that EpiCept undertake an additional Phase III study having overall survival as the primary endpoint.  In May 2011, EpiCept submitted to the FDA a detailed Phase III protocol and a request for Special Protocol Assessment (“SPA”). The Company received initial written responses from the FDA in June 2011.  Among those responses, the FDA noted that in contrast to its earlier position it is now proposing that the trial attempt to isolate Ceplene’s effect by including an IL-2 monotherapy arm in the trial protocol.  The Company met with the FDA to reconcile the major protocol elements in September 2011.  At the meeting, the FDA indicated that as part of a registration study, the effect of Ceplene® must be isolated from the effect of IL-2, and that to meet that requirement the preferred study design is a comparison of Ceplene®/IL-2 vs. IL-2 monotherapy.  The FDA also recommended that the patients in the IL-2 monotherapy group receive the same IL-2 dosing regimen as those patients receiving Ceplene®/IL-2 in combination.  At this time, EpiCept does not intend to proceed with a Phase III trial for Ceplene®.

The Company’s other oncology compounds include crolibulinTM, a novel small molecule vascular disruption agent (“VDA”) and apoptosis inducer for the treatment of patients with solid tumors.  In December 2010, the National Cancer Institute (“NCI”) initiated a Phase Ib/II clinical trial for crolibulinTM to assess the drug’s efficacy and safety in combination with cisplatin in patients with anaplastic thyroid cancer (“ATC”).  Trial enrollment has progressed to the second dosing cohort and the combination is demonstrating good tolerability.  AzixaTM, an apoptosis inducer with VDA activity licensed by the Company to Myrexis, Inc., as part of an exclusive, worldwide development and commercialization agreement, is currently in Phase II development for the treatment of brain cancer.  Myrexis announced in February 2012 that it has suspended company-wide operations pending the outcome of an evaluation of available strategic alternatives to enhance shareholder value that is being undertaken by the investment bank Stifel Nicolaus Weisel on behalf of Myrexis’ Board of Directors.  Myrexis is initiating an alignment of resources consistent with its decision to suspend further development activities. The Company is closely monitoring the developments and intends to enforce its rights as appropriate under its license agreement with Myrexis.

The Company’s late-stage pain product candidate, AmiKetTM cream (formerly known as EpiCeptTM NP-1), is a prescription topical analgesic cream designed to provide effective long-term relief of pain associated with peripheral neuropathies.  The Company presented data from a Phase IIb trial for AmiKetTM in chemotherapy-induced peripheral neuropathy (“CIPN”) in February 2011.  The multi-center, double-blind, randomized, placebo-controlled study was conducted within a network of approximately 25 sites under the direction of the NCI funded Community Clinical Oncology Program (“CCOP”).  More than 460 cancer survivors suffering from painful CIPN were enrolled in the six-week study. The results of the trial in the intent to treat (“ITT”) population demonstrated that the change in average daily neuropathy intensity scores in the AmiKetTM group achieved a statistically significant reduction in CIPN intensity versus placebo (p<0.001), which was the trial’s primary endpoint. Secondary efficacy endpoints confirmed the superiority of AmiKetTM vs. placebo. Furthermore, the safety profile of AmiKetTM was comparable to placebo.

In December 2011, the Company met with the FDA and was granted permission by the FDA to initiate immediately the Phase III clinical development of AmiKetTM.  The Company received the final meeting minutes from its meeting with the FDA in January 2012 that included further encouraging guidance for the Phase III clinical and nonclinical development and subsequent New Drug Application (NDA) filing of AmiKetTM in the treatment of CIPN.  The FDA indicated that a CIPN treatment protocol submitted by the Company will be reviewed expeditiously for a SPA. In the final meeting minutes, the FDA acknowledged that painful symptoms due to CIPN represent a significant unmet medical need and encouraged the Company to apply for Fast Track designation. Further, the FDA waived several expensive and time consuming non-clinical toxicology studies, and indicated that a single four-arm factorial trial might suffice for regulatory approval if combined with other pivotal data in another neuropathy such as diabetic peripheral neuropathy.

The key element of the proposed Phase III clinical program is a 12-week, four-arm, factorial designed trial in CIPN that would seek to demonstrate AmiKet’s superiority compared with placebo and with each of the component drugs of AmiKet™, amitriptyline and ketamine. The Company intends to submit the protocol for this trial to the FDA via a SPA. An additional two-arm efficacy study in another painful peripheral neuropathy may be performed as an alternative strategy to a second factorial-designed trial for the NDA filing, which could potentially lead to a broader label in the treatment of peripheral neuropathic pain. In addition to the positive outcome previously reported for AmiKet™ in CIPN, the Company has reported statistically significant positive results in the treatment of pain from post-herpetic neuralgia in several Phase II studies, the non-inferiority of AmiKet™ compared with gabapentin in another placebo controlled study, and a positive trend in the treatment of pain in a diabetic neuropathy Phase II study.

Other than the marketing approval of Ceplene® in the EU and Israel, none of the Company’s drug candidates has received FDA or foreign regulatory marketing approval. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that the Company’s clinical data and that of its collaborators establish the safety and efficacy of its drug candidates. Furthermore, the Company’s strategy includes entering into collaborative arrangements with third parties to participate in the clinical development and commercialization of its products. In the event that third parties have control over the preclinical development or clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under the Company’s control. The Company cannot forecast with any degree of certainty which of its drug candidates will be subject to future collaborations or how such arrangements would affect the Company’s development plan or capital requirements.

The Company transferred the listing of its common stock in the U.S. from the Nasdaq Capital Market to the OTCQX® U.S. trading platform in September 2011.  Additionally, the Company changed its listing on the Nasdaq OMX Stockholm Exchange from a secondary listing to a primary listing.

The Company has prepared its consolidated financial statements under the assumption that it is a going concern. The Company has devoted substantially all of its cash resources to research and development programs and selling, general and administrative expenses, and to date it has not generated any significant revenues from the sale of products. Since inception, the Company has incurred significant net losses each year. As a result, the Company has an accumulated deficit of $266.2 million at December 31, 2011. The Company’s recurring losses from operations and the accumulated deficit raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  The Company’s losses have resulted principally from costs incurred in connection with its development activities and from selling, general and administrative expenses. Even if the Company succeeds in developing and commercializing one or more of its product candidates, the Company may never become profitable. The Company expects to continue to incur significant expenses over the next several years as it:

•                  continues to conduct clinical trials for its product candidates;

•                  seeks regulatory approvals for its products and product candidates;

•                  develops, formulates, and commercializes its product candidates;

•                  implements additional internal systems and develops new infrastructure;

•                  acquires or in-licenses additional products or technologies or expand the use of its technologies; and

•                  maintains, defends and expands the scope of its intellectual property.

The Company believes that its cash and cash equivalents at December 31, 2011 of $6.4 million, plus $1.8 million of cash, net of $0.2 million in transaction costs, received in February 2012 from the issuance of 2,000 shares of the Company’s Series A 0% Convertible Preferred Stock, at a price of $1,000 per share, and warrants to purchase 5.0 million shares of the Company’s Common Stock,  will be sufficient to fund the Company’s operations and meet its debt service requirements into the third quarter of 2012.  The Company is considering various financing opportunities to obtain additional cash resources to fund operations and clinical trials.

2.     Significant Accounting Policies

Consolidation

The accompanying consolidated financial statements include the accounts of EpiCept Corporation and the Company’s 100%-owned subsidiaries. All inter-company transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue relating to its collaboration agreements in accordance with the U.S. Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin No. 104, Revenue Recognition, Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-25, “Revenue Recognition -  Multiple Element Arrangements” (“ASC 605-25”), and Accounting Standards Update (“ASU”) 2009-13, “Multiple Revenue Arrangements - a Consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”).  ASU 2009-13 supersedes certain guidance in ASC 605-25, and requires an entity to allocate arrangement consideration to all of its deliverables at the inception of an arrangement based on their relative selling prices (i.e., the relative-selling-price method).  The Company adopted the provisions of ASU 2009-13 beginning on January 1, 2011.  The adoption of ASU 2009-13 did not have a material effect on the Company’s financial statements.  Revenue under collaborative arrangements may result from license fees, milestone payments, research and development payments and royalty payments.

The Company’s application of these standards requires subjective determinations and requires management to make judgments about the value of the individual elements and whether they are separable from the other aspects of the contractual relationship. The Company evaluates its collaboration agreements to determine units of accounting for revenue recognition purposes. To date, the Company has determined that its upfront non-refundable license fees cannot be separated from its ongoing collaborative research and development activities and, accordingly, does not treat them as a separate element. The Company recognizes revenue from non-refundable, upfront licenses and related payments, not specifically tied to a separate earnings process, either on the proportional performance method or ratably over either the development period in which the Company is obligated to participate on a continuing and substantial basis in the research and development activities outlined in the contract, or the later of 1) the conclusion of the royalty term on a jurisdiction by jurisdiction basis or 2) the expiration of the last EpiCept licensed patent. Ratable revenue recognition is only utilized if the research and development services are performed systematically over the development period. Proportional performance is measured based on costs incurred compared to total estimated costs to be incurred over the development period which approximates the proportion of the value of the services provided compared to the total estimated value over the development period. The Company periodically reviews its estimates of cost and the length of the development period and, to the extent such estimates change, the impact of the change is recorded at that time.

EpiCept recognizes milestone payments as revenue upon achievement of the milestone only if (1) it represents a separate unit of accounting as defined in ASC 605-25; (2) the milestone payments are nonrefundable; (3) substantive effort is involved in achieving the milestone; and (4) the amount of the milestone is reasonable in relation to the effort expended or the risk associated with the achievement of the milestone. If any of these conditions is not met, EpiCept will recognize milestones as revenue in accordance with its accounting policy in effect for the respective contract. For current agreements, EpiCept recognizes revenue for milestone payments based upon the portion of the development services that are completed to date and defers the remaining portion and recognizes it over the remainder of the development services on the proportional or ratable method, whichever is applicable. Deferred revenue represents the excess of cash received compared to revenue recognized to date under licensing agreements.

EpiCept chose early adoption of the milestone method of Revenue Recognition as defined in ASC 605-28, “Revenue Recognition - Milestone Method” on a prospective basis as of January 1, 2010. Under this method of revenue recognition, the Company will recognize into revenue research-related milestone payments for which there is substantial uncertainty at the date the arrangement is entered into that the event will be achieved, when that event can only be achieved based in whole or in part on EpiCept’s performance or a specific outcome resulting from EpiCept’s performance and, if achieved, would result in additional payments being due to EpiCept. This accounting will be applicable to research milestones under the license agreement entered into with Meda AB in 2010 and all future agreements.

Revenue from the sale of product is recognized when title and risk of loss of the product is transferred to the customer.  Provisions for discounts, early payments, rebates, sales returns and distributor chargebacks under terms customary in the industry, if any, are provided for in the same period the related sales are recorded.

Royalty revenue is recognized in the period in which the sales occur, provided that the royalty amounts are fixed or determinable, collection of the related receivable is reasonably assured and the Company has no remaining performance obligations under the arrangement providing for the royalty. If royalties are received when the Company has remaining performance obligations, they would be attributed to the services being provided under the arrangement and, therefore, recognized as such obligations are performed under either the proportionate performance or ratable methods, as applicable.

Foreign Currency

The financial statements of the Company’s foreign subsidiary are translated into U.S. dollars using the period-end exchange rate for all balance sheet accounts and the average exchange rates for all statement of comprehensive loss accounts. Adjustments resulting from translation have been reported in other comprehensive loss.

Gains or losses from foreign currency transactions relating to inter-company debt are recorded in the consolidated statements of operations and comprehensive loss in other income (expense).

Share-Based Payments

The Company has various stock-based compensation plans for employees and outside directors, which are described more fully in Note 10 “Shares-Based Payments.”

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes.” The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company’s income tax returns for tax years after 2007 are still subject to review. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

The Company accounts for its income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized based upon the differences arising from carrying amounts of the Company’s assets and liabilities for tax and financial reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in the period when the change in tax rates is enacted. A valuation allowance is established when it is determined that it is more likely than not that some portion or all of the deferred tax assets will not be realized.  A full valuation allowance has been applied against the Company’s net deferred tax assets at December 31, 2011 and 2010, because it is not more likely than not that the Company will realize future benefits associated with these deferred tax assets (See Note 11).

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of operating expense. The Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the years ended December 31, 2011, 2010 and 2009. Income tax expense for the years ended December 31, 2011, 2010 and 2009 is primarily due to minimum state and local income taxes.

Loss Per Share

Basic and diluted loss per share is computed by dividing loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted weighted average shares outstanding excludes shares underlying stock options, restricted stock, restricted stock units and warrants, since the effects would be anti-dilutive. Accordingly, basic and diluted loss per share is the same. Such excluded shares are summarized as follows:

	Year Ended December 31,
	2011	2010	2009
Common stock options	4,418,602	3,044,073	2,412,780
Restricted stock (unvested)	—	—	9,956
Restricted stock units (unvested)	319,816	75,441	92,999
Shares issuable upon conversion of convertible debt	—	185,185	185,185
Warrants	32,534,119	23,704,930	12,989,703
Total shares excluded from calculation	37,272,537	27,009,629	15,690,623

Interest Expense

Interest expense consisted of the following:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)

Interest expense	$(785)	$(210)	$(9,513)
Amortization of debt issuance costs and discount	(486)	(151)	(10,508)
Total interest expense	$(1,271)	$(361)	$(20,021)

Amortization of debt issuance costs was accelerated in December 2010 as a result of the termination of the Equity Distribution Agreement with Maxim Group LLC, which established an at-the-market program through which the Company had the right to sell, from time to time and at its sole discretion, shares of its common stock having an aggregate offering price of up to $15 million.  Amortization of debt issuance costs and discount and interest expense were both accelerated in 2009 as a result of the conversion of $24.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 9.1 million shares of the Company’s common stock in 2009.  Interest expense in 2009 included $10.5 million in amortization of debt issuance costs and discount and $9.3 million in interest expense paid from escrowed cash that represented the make-whole interest payment that would have been due at maturity of such notes.

Other Income

The Company was notified by the Internal Revenue Service in October 2010 that its application for the Qualifying Therapeutic Discovery Project Program was certified and a grant in the amount of $0.7 million was approved.  This grant was provided under a new section of the Internal Revenue Code that was enacted as part of the Patient Protection and Affordable Care Act of 2010.  The program, which provides for grants and tax credits, is intended to benefit discovery projects that show a reasonable potential to result in new therapies to treat areas of unmet medical need, or detect or treat chronic or acute diseases and conditions; reduce long-term growth of health care costs in the U.S.; or significantly advance the goal of curing cancer within 30 years.  The Company received the grant in November 2010 which was recorded as income in other income (expense).

Cash Equivalents

The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

Restricted Cash

The Company has lease agreements for the premises it occupies.  Letters of credit in lieu of lease deposits for leased facilities totaling $0.1 million are secured by restricted cash in the same amount at December 31, 2011 and 2010. The Company failed to make certain payments on its lease agreement for the premises located in San Diego, California in 2008. As a result, the landlord exercised their right to draw down the full letter of credit, amounting to approximately $0.3 million, and applied approximately $0.2 million to unpaid rent.  The remaining balance of $0.1 million is classified as prepaid expense.

The Company issued $25.0 million in principal aggregate amount of 7.5556% convertible subordinated notes due 2014 on February 4, 2009.  In connection with the issuance of these notes, the Company was required to deposit approximately $9.4 million in escrow for up to twenty-four months for the purposes of paying the interest on the notes and the make-whole payments upon conversion or redemption.  As the result of the conversion of $24.5 million of these notes in 2009, approximately $9.3 million was released from restricted cash to fund the make-whole interest payment.  The remaining $0.5 million in principal aggregate amount was prepaid in 2011 and $0.1 million was released from restricted cash to fund the make-whole interest payment.

Inventory

Inventories are valued at the lower of cost (first-in, first-out) or market. The Company periodically evaluates its inventories and will reduce inventory to its net realizable value depending on certain factors, such as product demand, remaining shelf life, future marketing plans, obsolescence and slow-moving inventories.

Inventory consists of the following:

	At December 31,
	2011	2010
	(in thousands)
Raw materials	$158	$144
Work-in-process	202	860
Finished goods	—	—
Total inventory	$360	$1,004

Recognized as:
Inventory	$57	$179
Long-term inventory	303	825

The Company expensed $0.7 million and $0.9 million in 2011 and 2010, respectively, of Ceplene® inventory as it believes such inventory will not be sold prior to reaching its product expiration date.  The portion of inventory classified as short-term is expected to be consumed in 2012 for commercial sales and our ongoing post-approval clinical trial.  The portion of inventory classified as long-term is not expected to be realized in cash or sold or consumed during the normal operating cycle of the Company, but is anticipated to be used to make additional Ceplene® inventory.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets include the following:

	At December 31,
	2011	2010
	(in thousands)
Prepaid expenses	$150	$151
Prepaid insurance	84	158
Other	68	24
Total prepaid expenses and other current assets	$302	$333

Property and Equipment

Property and equipment consists of furniture, office and laboratory equipment, and leasehold improvements stated at cost. Furniture and office and laboratory equipment are depreciated on a straight-line basis over their estimated useful lives ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.  Maintenance and repairs are charged to expense as incurred.

Deferred Financing Costs

Deferred financing costs represent legal and other costs and fees incurred to negotiate and obtain debt financing. Deferred financing costs are capitalized and amortized using the effective interest method over the life of the applicable financing. Deferred financing costs were approximately $0.3 million and $0.5 million at December 31, 2011 and 2010, respectively.  Amortization expense was $0.5 million, $0.2 million and $1.8 million in 2011, 2010 and 2009, respectively.  Approximately $0.4 million of deferred financings costs related to a financing that was not completed were expensed to general and administrative expense in 2011.  The Company incurred approximately $1.6 million in deferred financing costs from the issuance of $25.0 million in principal aggregate amount of 7.5556% convertible subordinated notes due 2014 in 2009.  Additionally, as a result of the conversion of $24.5 million of these notes, amortization of the deferred financing costs was accelerated and amortization expense of $1.6 million was recorded in 2009.

Identifiable Intangible Asset

Identifiable intangible asset consisted of the assembled workforce acquired in the merger with Maxim Pharmaceuticals Inc. (“Maxim”) in January 2006. The assembled workforce was being amortized on the greater of the straight-line basis or actual assembled workforce turnover over six years. The gross carrying amount of the assembled workforce was $0.5 million, which was fully amortized in 2010 resulting in a remaining balance of zero at December 31, 2011 and 2010.  Approximately $0.2 million of amortization was recorded in 2009 due to the layoff of most of the Company’s employees at its facility in San Diego, California in the first half of 2009.  Assembled workforce amortization was recorded in research and development expense. The Company recorded assembled workforce amortization of zero, $28,000 and $0.2 million in 2011, 2010 and 2009, respectively.

Deferred Rent and Other Noncurrent Liabilities

Deferred rent and other noncurrent liabilities represents deferred rent expense on our facilities in Tarrytown, NY and San Diego, CA.  In accordance with accounting principles generally accepted in the U.S., the Company recognizes rental expense, including tenant improvement allowances, on a straight-line basis over the life of the leases or useful life, whichever is shorter, irrespective of the timing of payments to or from the lessor.  The Company ceased use of its discovery research facility in San Diego, CA as a result of the Company’s decision to discontinue its drug discovery activities in 2009.  In accordance with ASC 420-10, “Exit or Disposal Cost Activities” (“ASC 420-10”), the Company recorded a liability of $0.8 million, included in research and development expense on the consolidated statements of operations and comprehensive loss, on the cease-use date based on the fair value of the costs that are expected to be incurred under the lease of the facility.  The fair value of the liability at the cease-use date was determined based on the remaining rental payments, reduced by estimated sublease rental income that could be reasonably obtained for the property. The Company had deferred rent of $0.4 million and $0.6 million at December 31, 2011 and 2010, respectively, that is being amortized through October 2013.

Impairment of Long-Lived Assets

The Company performs impairment tests on its long-lived assets when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. If the carrying value is not recoverable, the asset or asset group is written down to fair value. No such impairments have been identified with respect to the Company’s long-lived assets, which consist primarily of property and equipment at December 31, 2011.

Derivatives

The Company accounts for its derivative instruments in accordance with ASC 815-10, “Derivatives and Hedging” (“ASC 815-10”).  ASC 815-10 establishes accounting and reporting standards requiring that derivative instruments, including derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. ASC 815-10 also requires that changes in the fair value of derivative instruments be recognized currently in results of operations unless specific hedge accounting criteria are met. The Company has not entered into hedging activities to date. As a result of certain financings, derivative instruments were created that were measured at fair value and marked to market at each reporting period. Changes in the derivative value were recorded as change in value of warrants and derivatives on the consolidated statements of operations and comprehensive loss.

Accumulated Other Comprehensive Loss

The Company’s only element of accumulated other comprehensive loss was foreign currency translation adjustments of ($1.0) million and ($1.3) million at December 31, 2011 and 2010, respectively.

Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to all financial instruments that are being measured and reported on a fair value basis, non-financial assets and liabilities measured and reported at fair value on a non-recurring basis, and disclosures of fair value of certain financial assets and liabilities.

The following fair value hierarchy is used in selecting inputs for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs).  The hierarchy consists of three levels:

•                  Level 1 — Quoted prices in active markets for identical assets or liabilities.

•                  Level 2 — Inputs other than Level 1 that are observable for similar assets or liabilities either directly or indirectly.

•                  Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable.

The financial instruments recorded in the Company’s Consolidated Balance Sheets consist primarily of cash and cash equivalents, accounts payable and the Company’s debt obligations.  The carrying amounts of the Company’s cash and cash equivalents and accounts payable approximate fair value due to their short-term nature.  The fair market value of the Company’s convertible and non-convertible loans is based on the present value of their cash flows discounted at a rate that approximates current market returns for issues of similar risk.

The carrying amount and estimated fair values of the Company’s debt instruments are as follows:

	At December 31,
	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In millions)
Non-convertible loans	$8.4	$8.3	$0.6	$0.6
Convertible loans	—	—	0.5	0.6

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income” which amends ASC 220, “Comprehensive Income”.  ASU 2011-05 gives an entity the option to present the total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  The Company adopted the provisions of ASU 2011-05 on a retrospective basis in the year ended December 31, 2011. The adoption of ASU 2011-05 did not have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and IFRS”, which amends ASC 820 “Fair Value Measurement”.  ASU 2011-04 improves the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards. The amended guidance changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements.  ASU 2011-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  The Company adopted the provisions of ASU 2011-04 beginning on January 1, 2012. The adoption of ASU 2011-04 did not have a material impact on the Company’s consolidated financial statements.

On October 7, 2009, the FASB issued ASU 2009-13, “Multiple Revenue Arrangements - a Consensus of the FASB Emerging Issues Task Force” which supersedes certain guidance in ASC 605-25, “Revenue Recognition-Multiple Element Arrangements,” and requires an entity to allocate arrangement consideration to all of its deliverables at the inception of an arrangement based on their relative selling prices (i.e., the relative-selling-price method). The use of the residual method of allocation will no longer be permitted in circumstances in which an entity recognized revenue for an arrangement with multiple deliverables subject to ASC 605-25. ASU 2009-13 also requires additional disclosures. The Company adopted the provisions of ASU 2009-13 beginning on January 1, 2011.

Based on the Company’s current revenue arrangements, the adoption of ASU 2009-13 did not have a material impact on its financial statements.

3. License Agreements

Meda AB

In January 2010, the Company entered into an exclusive commercialization agreement for Ceplene® with Meda AB (“Meda”), a leading international specialty pharmaceutical company based in Stockholm, Sweden.  Under the terms of the agreement, the Company granted Meda the right to market Ceplene® in Europe and several other countries including Japan, China, and Australia.  The Company received a $3.0 million fee on signing and an additional $2.0 million milestone payment in May 2010 upon the first commercial sale of Ceplene® in a major European market, which have been deferred and are being recognized as revenue ratably over the life of the commercialization agreement with Meda.  Additional potential payments include a $5 million payment upon achievement of a regulatory milestone and up to $30 million in sales-based milestones that commence upon attainment of at least $50 million in annual sales. The Company will also receive an escalating percentage royalty on net sales in the covered territories ranging from the low teens to the low twenties and is responsible for Ceplene®’s commercial supply.  The initial term of this agreement is ten years and is subject to automatic two year extensions at Meda’s option. The agreement can be terminated at any time by Meda upon six months prior written notice.  The agreement can also be terminated by mutual agreement or for cause.  The Company recognized revenue from Meda relating to the signing fee and milestone payment of approximately $0.5 million and $0.4 million in 2011 and 2010, respectively.  The Company recognized revenue relating to commercial sales of Ceplene® of approximately $39,000 and $0.2 million in 2011 and 2010, respectively.  No revenue was recognized from Meda prior to January 2010.

Hellstrand

The Company entered into a royalty agreement with Dr. Kristoffer Hellstrand in October 1999, under which the Company has an exclusive license to certain patents for Ceplene® configured for the systemic treatment of cancer, infectious diseases, autoimmune diseases and other medical conditions. A predecessor company previously paid Dr. Hellstrand $1 million and agreed to pay a royalty of 1% on net sales of Ceplene®.  The Company expanded its collaboration with Dr. Hellstrand in November 2009 by concluding a new agreement in which the Company acquired rights to develop certain new compounds.  As compensation for this agreement and for providing certain ongoing consulting services, the Company awarded Dr. Hellstrand options to purchase 50,000 shares of its common stock having a fair value of $0.1 million and agreed to pay a monthly consulting fee.  This agreement was terminated in 2011.  The Company paid $0.1 million in 2010 and an inconsequential amount in 2011 in royalties to Dr. Hellstrand.  No royalties were paid to Dr. Hellstrand prior to 2010.

Epitome/Dalhousie

The Company entered into a direct license with Dalhousie University in July 2007, under which the Company was granted an exclusive license to certain patents for the topical use of tricyclic anti-depressants and NMDA antagonists as topical analgesics for neuralgia that were licensed to Epitome by Dalhousie University. These, and other patents, cover the combination treatment consisting of amitriptyline and ketamine in AmiKetTM. This technology has been incorporated into AmiKetTM.

The Company has been granted worldwide rights to make, use, develop, sell and market products utilizing the licensed technology in connection with passive dermal applications. The Company is obligated to make payments to Dalhousie upon achievement of specified milestones and to pay royalties based on annual net sales derived from the products incorporating the licensed technology. The Company is obligated to pay Dalhousie an annual maintenance fee until the license agreement expires or is terminated, or an NDA for AmiKetTM is filed with the FDA, or Dalhousie will have the option to terminate the contract. The license agreement with Dalhousie terminates upon the expiration of the last to expire licensed patent.  The Company paid Dalhousie a maintenance fee of $0.5 million in each of the years 2011, 2010 and 2009.  These payments were expensed to research and development in their respective years.

Myrexis, Inc.

In connection with its merger with Maxim Pharmaceuticals on January 4, 2006, EpiCept acquired a license agreement with Myrexis Inc. (“Myrexis”) under which the Company licensed the MX90745 series of caspase-inducer anti-cancer compounds to Myrexis. Under the terms of the agreement, Maxim granted to Myrexis a research license to develop and commercialize any drug candidates from the series of compounds during the Research Term (as defined in the agreement) with a non-exclusive, worldwide, royalty-free license, without the right to sublicense the technology. Myrexis is responsible for the worldwide development and commercialization of any drug candidates from the series of compounds. Maxim also granted to Myrexis a worldwide royalty bearing development and commercialization license with the right to sublicense the technology. The agreement requires that Myrexis make licensing, research and milestone payments to the Company totaling up to $27 million, of which $3.0 million was paid and recognized as revenue by Maxim prior to the merger on January 4, 2006, assuming the successful commercialization of the compound for the treatment of cancer, as well as pay an escalating mid to high single digit percentage royalty on product sales.  The Company received a milestone payment of $1.0 million in March 2008, following dosing of the first patient in a Phase II registration sized clinical trial, which has been deferred and is being recognized as revenue ratably over the life of the last to expire patent that expires in July 2024.  Myrexis announced in February 2012 that it has suspended company-wide operations pending the outcome of an evaluation of available strategic alternatives to enhance shareholder value that is being undertaken by the investment bank Stifel Nicolaus Weisel on behalf of Myrexis’ Board of Directors.  Myrexis is initiating an alignment of resources consistent with its decision to suspend further development activities. The Company is closely monitoring the developments and intends to enforce its rights as appropriate under its license agreement with Myrexis.  The Company recorded revenue from Myrexis of approximately $0.1 million in each of the years 2011, 2010 and 2009.

DURECT Corporation

The Company entered into a license agreement with DURECT Corporation (“DURECT”) in December 2006, pursuant to which it granted DURECT the exclusive worldwide rights to certain of its intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. Under the terms of the agreement, EpiCept received a $1.0 million payment which has been deferred and is being recognized as revenue ratably over the life of the last to expire patent that expires in March 2020. The Company amended its license agreement with DURECT in September 2008.  Under the terms of the amended agreement, the Company granted DURECT royalty-free, fully paid up, perpetual and irrevocable rights to the intellectual property licensed as part of the original agreement in exchange for a cash payment of $2.25 million from DURECT, which has also been deferred and is being recognized as revenue ratably over the last patent life.  The Company recorded revenue from DURECT of approximately $0.3 million in each of the years 2011, 2010 and 2009.

Endo Pharmaceuticals Inc.

The Company entered into a license agreement with Endo Pharmaceuticals Inc. (“Endo”) in December 2003, under which it granted Endo (and its affiliates) the exclusive (including as to the Company and its affiliates) worldwide right to commercialize LidoPAIN BP. The Company also granted Endo worldwide rights to use certain of its patents for the development of certain other non-sterile, topical lidocaine containing patches, including Lidoderm®, Endo’s topical lidocaine-containing patch for the treatment of chronic lower back pain. Upon the execution of the Endo agreement, the Company received a non-refundable payment of $7.5 million, which has been deferred and is being recognized as revenue on the proportional performance method. The Company is eligible to receive payments of up to $52.5 million upon the achievement of various milestones relating to product development and regulatory approval for both the Company’s LidoPAIN BP product and licensed Endo products, including Lidoderm®, so long as, in the case of Endo’s product candidate, the Company’s patents provide protection thereof. The Company is also entitled to receive royalties from Endo based on the net sales of LidoPAIN BP. These royalties are payable until generic equivalents to the LidoPAIN BP product are available or until expiration of the patents covering LidoPAIN BP, whichever is sooner. The Company is also eligible to receive milestone payments from Endo of up to approximately $30.0 million upon the achievement of specified net sales milestones for licensed Endo products, including Lidoderm®, so long as the Company’s patents provide protection thereof. The future amount of milestone payments the Company is eligible to receive under the Endo agreement is $82.5 million. The Company recorded revenue from Endo of approximately $27,000, $14,000 and $24,000 in 2011, 2010 and 2009, respectively.

Under the terms of the license agreement, the Company is responsible for continuing and completing the development of LidoPAIN BP, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials and the preparation and submission of the NDA in order to obtain regulatory approval for LidoPAIN BP. Endo remains responsible for continuing and completing the development of Lidoderm® for the treatment of chronic lower back pain, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials.  No progress in the development of LidoPAIN BP or Lidoderm with respect to back pain has been reported. Accordingly, the Company does not expect to receive any further cash compensation pursuant to this license agreement.

The Company has the option to negotiate a co-promotion arrangement with Endo for LidoPAIN BP or similar product in any country in which an NDA (or foreign equivalent) filing has been made within thirty days of such filing. The Company also has the right to terminate its license to Endo with respect to any territory in which Endo has failed to commercialize LidoPAIN BP within three years of the receipt of regulatory approval permitting such commercialization.

Shire BioChem

Maxim entered into a license agreement reacquiring the rights to the MX2105 series of apoptosis inducer anti-cancer compounds from Shire Biochem, Inc (formerly known as BioChem Pharma, Inc.) in March 2004 and as amended in January 2005, which had previously announced that oncology would no longer be a therapeutic focus of the company’s research and development efforts. Under the agreement, all rights and obligations of the parties under the July 2000 agreement were terminated and Shire BioChem agreed to assign and/or license to the Company rights it owned under or shared under the prior research program. The agreement did not require any up-front payments, however, the Company is required to provide Shire Biochem a portion of any sublicensing payments the Company receives if the Company relicenses the series of compounds or make milestone payments to Shire BioChem totaling up to $26.0 million, assuming the successful commercialization of the compounds by the Company for the treatment of a cancer indication, as well as pay a royalty on product sales. The Company accrued a license fee expense of $0.5 million upon the commencement of a Phase I clinical trial for crolibulinTM in 2006.  This amount, and approximately $0.2 million in interest, remains accrued and unpaid at December 31, 2011.

4. Property and Equipment

Property and equipment consist of the following:

	December 31,
	2011	2010
	(in thousands)
Furniture, office and laboratory equipment	$1,002	$977
Leasehold improvements	763	763
	1,765	1,740
Less accumulated depreciation	(1,645)	(1,518)
	$120	$222

Depreciation expense was approximately $0.1 million, $0.1 million and $0.2 million in 2011, 2010 and 2009, respectively.  The Company sold excess equipment resulting in a gain of $5,000, $27,000 and $0.1 million in 2011, 2010 and 2009, respectively.

5. Other Accrued Liabilities

Other accrued liabilities consist of the following:

	December 31
	2011	2010
	(in thousands)
Accrued professional fees	$345	$277
Accrued salaries and employee benefits	285	554
Unpaid financing costs	301	—
Other accrued liabilities	350	455
	$1,281	$1,286

6.     Notes, Loans and Financing

The Company is a party to several loan agreements in the following amounts:

	December 31
	2011	2010
	(in thousands)
Ten-year, non-amortizing loan due June 30, 2011(1)	$—	$410
7.5556% convertible subordinated notes due February 9, 2014(2)	—	500
July 2006 note payable due July 1, 2012(3)	62	176
May 2011 senior secured term loan due May 27, 2014 (4)	8,323	—
Total notes and loans payable and 7.5556% Convertible Subordinated Notes, before debt discount	8,385	1,086
Less: Debt discount	(363)	(114)
Total notes and loans payable and 7.5556% Convertible Subordinated Notes	8,022	972

Notes and loans payable, current portion	8,022	524
Notes and loans payable and 7.5556% Convertible Subordinated Notes, long-term	$—	$448

(1)         EpiCept GmbH, a wholly-owned subsidiary of EpiCept, entered into a ten-year non-amortizing loan in the amount of €1.5 million with Technologie-Beteiligungs Gesellschaft mbH der Deutschen Ausgleichsbank (“tbg”) in August 1997. The loan initially bore interest at 6% per annum.  The loan was amended several times resulting in extensions of the repayment period and an increase in the interest rate to 7.38%.  The loan was repaid in full in June 2011.

(2)  The Company issued $25.0 million in principal aggregate amount of 7.5556% convertible subordinated notes due February 2014 and five and-a-half year warrants to purchase approximately 4.2 million shares of common stock at an exercise price of $3.105 per share in February 2009.  Each $1,000 in principal aggregate amount of the notes was initially convertible into approximately 371 shares of Common Stock, at the option of the holders or upon specified events, including a change of control, and if the Company’s common stock trades at or greater than $5.10 a share for 20 out of 30 days, beginning February 9, 2010. Upon any conversion or redemption of the notes, the holders would receive a make-whole payment in an amount equal to the interest payable through the scheduled maturity of the converted or redeemed notes, less any interest paid before such conversion or redemption. Interest was due and payable on the notes semi-annually in arrears on June 30 and December 31, beginning on June 30, 2009.

The Company allocated the $25.0 million in proceeds between the convertible subordinated notes and the warrants based on their relative fair values. The Company calculated the fair value of the warrants at the date of the transaction at approximately $8.8 million with a corresponding amount recorded as a debt discount. The debt discount is being accreted over the life of the outstanding convertible subordinated notes using the effective interest method. At the date of the transaction, the fair value of the warrants of $8.8 million was determined utilizing the Black-Scholes option pricing model under the following assumptions: dividend yield of 0%, risk free interest rate of 1.99%, volatility of 118% and an expected life of five years.  The Company recognized approximately $8.6 million of non-cash interest expense in 2009 related to the accelerated accretion of the debt discount as a result of the conversion of $24.5 million of the convertible subordinated notes into approximately 9.1 million shares of the Company’s common stock.

The remaining $0.5 million of convertible subordinated notes plus approximately $0.1 million in make-whole interest was repaid in June 2011, prior to the note’s scheduled maturity.  The Company recognized approximately $0.1 million of non-cash interest expense in 2011 related to the accelerated accretion of the remaining debt discount.

(3)         The Company entered into a six-year non-interest bearing promissory note in the amount of $0.8 million with Pharmaceutical Research Associates, Inc., (“PRA”) in July 2006  as compensation for PRA assuming liability on a lease of premises in San Diego, CA. The fair value of the note (assuming an imputed 11.6% interest rate) was $0.6 million and broker fees amounted to $0.2 million at issuance. The note is payable in seventy-two equal installments of $11,000 per month. The loan balance at December 31, 2011 was $0.1 million.

(4)         The Company entered into a senior secured term loan in the amount of $8.6 million with Midcap Financial, LLC., (“Midcap”) in May 2011.  The Company had the option to borrow an additional $2.0 million from Midcap on or before December 31, 2011 upon meeting certain conditions, including the commencement of a Phase III clinical trial, which it did not exercise. The interest rate on the loan is 11.5% per year. The Company incurred approximately $0.1 million in issuance costs in connection with the loan and is required to pay a $0.3 million fee on the maturity date of the loan.  In addition, the Company issued five year common stock purchase warrants to Midcap granting them the right to purchase 1.1 million shares of the Company’s common stock at an exercise price of $0.63 per share. The basic terms of the loan require monthly payments of interest only through November 1, 2011, with 30 monthly payments of principal and interest that commenced on December 1, 2011. Any outstanding balance of the loan and accrued interest is to be repaid on May 27, 2014. In connection with the terms of the loan agreement, the Company granted Midcap a security interest in substantially all of the Company’s personal property including its intellectual property.

The Company allocated the $8.6 million in proceeds between the term loan and the warrants based on their relative fair values. The Company calculated the fair value of the warrants at the date of the transaction at approximately $0.5 million with a corresponding amount recorded as a debt discount. The debt discount is being accreted over the life of the outstanding term loan using the effective interest method. At the date of the transaction, the fair value of the warrants of $0.5 million was determined utilizing the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%, risk free interest rate of 1.71%, volatility of 110% and an expected life of five years.  The Company recognized approximately $0.2 million of non-cash interest expense in 2011 related to the accretion of the debt discount.

The Company’s term loan with Midcap contains a subjective acceleration clause, which allows the lender to accelerate the loan’s due date in the event of a material adverse change in the Company’s ability to pay its obligations when due.  The Company believes that its losses from operations, its stockholders’ deficit and a cash balance that is lower than its loan payable increase the likelihood of the due date being accelerated in this manner, and therefore the Company has classified loan repayments due more than twelve months from the date of these financial statements as a short term liability. The original deferred financing fees and debt discount continue to be amortized over the life of the debt that was assumed when the obligation was originally recorded.

Contractual principal payments due on loans and notes payable are as follows:

Year Ending	At December 31, 2011
(in thousands)
2012	$3,392
2013	3,329
2014	1,664
Total	$8,385

7. Preferred Stock

The Company has authorized 5 million undesignated preferred shares as of December 31, 2011.  No such preferred stock was issued and outstanding as of December 31, 2011 and 2010, respectively.  The Company issued preferred shares subsequent to December 31, 2011 as described in Note 14.

8. Common Stock and Common Stock Warrants

Upon receipt of the approval of stockholders in July 2009, the Company amended its certificate of incorporation to increase the number of authorized shares of common stock from 175,000,000 to 225,000,000 shares.

The Company issued five-year common stock purchase warrants in the May 2011 Midcap financing, granting Midcap the right to purchase 1.1 million shares of the Company’s common stock at an exercise price of $0.63 per share. The warrants issued to Midcap met the requirements of and are being accounted for as equity in accordance with ASC 815-40. The fair value of the warrants was $0.5 million.

The Company raised $4.6 million in gross proceeds, $4.3 million net of $0.3 million in transaction costs, in March 2011 through a public offering of common stock and common stock purchase warrants registered pursuant to a shelf registration statement on Form S-3 registering the issuance and sale of up to $50.0 million of the Company’s common stock, preferred stock, debt securities, convertible debt securities and/or warrants to purchase the Company’s securities.  Approximately 7.1 million shares of the Company’s common stock were sold at a price of $0.65 per share.  Five year common stock purchase warrants were issued to investors and the placement agent granting them the right to purchase approximately 5.3 million and 0.4 million shares of the Company’s common stock at an exercise price of $0.72 and $0.8125 per share, respectively.  The Company allocated the $4.6 million in gross proceeds between the common stock and the warrants based on their relative fair values.  Approximately $1.7 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with ASC 815-40.

The Company raised $7.1 million in gross proceeds, $6.6 million net of $0.5 million in transaction costs, in February 2011 through a public offering of common stock and common stock purchase warrants registered pursuant to a shelf registration statement on Form S-3 registering the issuance and sale of up to $50.0 million of the Company’s common stock, preferred stock, debt securities, convertible debt securities and/or warrants to purchase the Company’s securities.  Approximately 8.9 million shares of the Company’s common stock were sold at a price of $0.80 per share.  Five year common stock purchase warrants were issued to investors and the placement agent granting them the right to purchase approximately 3.6 million and 0.4 million shares of the Company’s common stock at an exercise price of $0.75 and $1.00 per share, respectively.  The Company allocated the $7.1 million in gross proceeds between the common stock and the warrants based on their relative fair values.  Approximately $1.7 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with ASC 815-40.

The Company raised $2.0 million in gross proceeds, $1.9 million net of $0.1 million in transactions costs, in November 2010 through a public offering of common stock and common stock purchase warrants registered pursuant to a shelf registration statement on Form S-3 registering the issuance and sale of up to $50.0 million of the Company’s common stock, preferred stock, debt securities, convertible debt securities and/or warrants to purchase the Company’s securities.  Approximately 3.3 million shares of the Company’s common stock were sold at a price of $0.61 per share.  Five year common stock purchase warrants were issued to investors granting them the right to purchase approximately 1.3 million and 0.2 million shares of the Company’s common stock at an exercise price of $0.56 and $0.7625 per share, respectively.  The Company allocated the $2.0 million in gross proceeds between the common stock and the warrants based on their relative fair values.  Approximately $0.5 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with ASC 815-40.

The Company raised $6.7 million in gross proceeds, $6.2 million net of $0.5 million in transactions costs, in June 2010 through a public offering of common stock and common stock purchase warrants registered pursuant to a shelf registration statement on Form S-3 registering the issuance and sale of up to $50.0 million of the Company’s common stock, preferred stock, debt securities, convertible debt securities and/or warrants to purchase the Company’s securities.  Approximately 6.1 million shares of the Company’s common stock were sold at a price of $1.10 per share.  Five year common stock purchase warrants were issued to investors granting them the right to purchase approximately 4.6 million and 0.3 million shares of the Company’s common stock at an exercise price of $1.64 and $1.375 per share, respectively.  In addition, one year common stock purchase warrants were issued to investors granting them the right to purchase approximately 6.1 million shares of the Company’s common stock at an exercise price of $1.64 per share.  The Company allocated the $6.7 million in gross proceeds between the common stock and the warrants based on their relative fair values.  Approximately $3.2 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with ASC 815-40.

The Company raised $9.6 million in gross proceeds, $8.9 million net of $0.7 million in transaction costs, in June 2009 through a public offering of common stock and common stock purchase warrants registered pursuant to a shelf registration statement on Form S-3 registering the issuance and sale of up to $50.0 million of the Company’s common stock, preferred stock, debt securities, convertible debt securities and/or warrants to purchase the Company’s securities.  Approximately 4.0 million shares of the Company’s common stock were sold at a price of $2.40 per share.  Two and one-half year common stock purchase warrants were issued to investors granting them the right to purchase approximately 1.4 million shares of the Company’s common stock at an exercise price of $2.70 per share.  The Company allocated the $9.6 million in gross proceeds between the common stock and the warrants based on their relative fair values.  Approximately $2.0 million of this amount was allocated to the warrants. The warrants did not meet the requirements of being accounted for as equity in accordance with ASC 815-40 since the Company did not have an adequate number of authorized shares to reserve for the exercise of the warrants. Therefore, the value of the warrant shares were classified as a liability and were marked to market at June 30, 2009 resulting in a loss of $0.3 million in the statement of operations and comprehensive loss.  The warrants were reclassified from liability to equity in accordance with ASC 815-40 as a result of stockholders approving an increase in the number of authorized shares of the Company’s common stock in July 2009.

9. Commitments and Contingencies

Leases

The Company leases facilities and certain equipment under agreements through 2014 accounted for as operating leases. The leases generally contain renewal options and require the Company to pay all executory costs such as maintenance and insurance. The Company renewed its lease in Munich, Germany in January 2011, through July 2014.  Rent expense approximated $1.1 million, $1.1 million and $1.3 million for the years ended December 31, 2011, 2010, and 2009, respectively.

Future minimum rental payments under non-cancelable operating leases are as follows:

As of December 31,
Year Ending December 31,	2011
(in thousands)
2012	$880
2013	735
2014	43
$1,658

Consulting Contracts and Employment Agreements

The Company is a party to a number of research, consulting, and license agreements, which require the Company to make payments to the other party upon the other party attaining certain milestones as defined in the agreements.  The Company may be required to make future milestone payments as of December 31, 2011, totaling approximately $5.4 million, under these agreements, of which approximately $3.0 million is payable during 2012 and approximately $2.4 million is payable from 2013 through 2015. The Company is obligated to make future royalty payments to three of its collaborators under existing license agreements, including one based on net sales of Ceplene® one based on net sales of AmiKetTM and one based on net sales of crolibulinTM, to the extent revenues on such products are realized. Under the Company’s agreement with Dalhousie University, the Company is obligated to pay an annual maintenance fee so long as no commercial product sales have occurred and the Company desires to maintain its rights under the license agreement.  The Company paid Dalhousie a maintenance fee of $0.5 million in each of the years 2011, 2010 and 2009.

The Company’s Board of Directors ratified the employment agreements between the Company and its chief executive officer and chief financial officer dated as of October 28, 2004. The employment agreements covered the term through December 31, 2010, and provide for base salary, discretionary compensation, stock option awards, and reimbursement of reasonable expenses in connection with services performed under the employment agreements. The agreements also compensate such officers in the event of their death or disability, termination without cause, or termination within one year of an initial public offering or a change of control, as defined in the respective employment agreements.  Both employment agreements were automatically renewed for another year, ending December 31, 2012.

Litigation

On November 25, 2008 plaintiffs Kenton L. Crowley and John A. Flores filed a complaint against EpiCept in the United States District Court, New Jersey, which was transferred on March 20, 2009 to the United States District Court for the Southern District of California.  The complaint alleges breach of contract, breach of covenant of good faith and fair dealing, fraud, and rescission of contract with respect to the development of a topical cream containing ketamine and butamben, known as EpiCept NP-2.  Discovery was conducted in 2010 and 2011 and is now complete.  The Company filed a motion for summary judgment on April 29, 2011, which was granted in the Company’s favor on January 24, 2012.  Therefore, in 2011 the Company reversed the reserve of approximately $0.2 million that was previously recorded.

10. Share-Based Payments

The Company records stock-based compensation expense at fair value in accordance with ASC 718-10, “Compensation — Stock Compensation” (“ASC 718-10”).  The Company utilizes the Black-Scholes valuation method for determination of share-based compensation expense. Certain assumptions need to be made with respect to utilizing the Black-Scholes valuation model, including the expected life, volatility, risk-free interest rate and anticipated forfeiture of the stock options.  The expected life of the stock options was calculated using the method allowed by the provisions of ASC 718-10.  In accordance with ASC 718-10, the simplified method for “plain vanilla” options may be used where the expected term is equal to the vesting term plus the original contract term divided by two. The risk-free interest rate is based on the rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the options. Estimates of pre-vesting option forfeitures are based on the Company’s experience. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

The Company accounts for stock-based transactions with non-employees in which services are received in exchange for the equity instruments based upon the fair value of the equity instruments issued, in accordance with ASC 718-10 and ASC 505-50, “Equity-

Based Payments to Non-Employees.” The two factors that most affect charges or credits to operations related to stock-based compensation are the estimated fair market value of the common stock underlying stock options for which stock-based compensation is recorded and the estimated volatility of such fair market value. The value of such options is periodically remeasured and income or expense is recognized during the vesting terms.

2005 Equity Incentive Plan

The 2005 Equity Incentive Plan (the “2005 Plan”) was adopted on September 1, 2005, approved by stockholders on September 5, 2005 and became effective on January 4, 2006. The 2005 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to EpiCept’s employees and its parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, performance-based awards and cash awards to its employees, directors and consultants and its parent and subsidiary corporations’ employees and consultants. Options are granted and vest as determined by the Board of Directors. A total of 13,000,000 shares of EpiCept’s common stock are reserved for issuance pursuant to the 2005 Plan.  No optionee may be granted an option to purchase more than 1,500,000 shares in any fiscal year. Options issued pursuant to the 2005 Plan have a maximum maturity of 10 years and generally vest over 4 years from the date of grant.  The Company records stock-based compensation expense at fair value.  The Company issued approximately 1.4 million options to purchase common stock at a weighted average exercise price of $0.86 per share to certain of its employees and members of its board of directors and 0.3 million restricted stock units to members of its board of directors in 2011.  The Company estimates that $0.8 million of stock based compensation related to 2011 options and restricted stock units granted will be recognized as compensation expense over the vesting period.

The following table presents the total employee, board of directors and third party stock-based compensation expense resulting from the issuance of stock options, restricted stock, restricted stock units and the Employee Stock Purchase Plan included in the consolidated statement of operations and comprehensive loss:

	Years Ended December 31,
	2011	2010	2009
		(in thousands)
General and administrative	$685	$654	$889
Research and development	245	281	506
Stock-based compensation costs before income taxes	930	935	1,395
Benefit for income taxes (1)	—	—	—
Net compensation expense	$930	$935	$1,395

(1)      The stock-based compensation expense has not been tax-effected due to the recording of a full valuation allowance against net deferred tax assets.

Summarized information for stock option grants in 2011 is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2010	3,044,073	$7.11
Granted	1,445,000	0.86
Exercised	—	—
Forfeited	(15,883)	2.36
Expired	(54,588)	32.31
Options outstanding at December 31, 2011	4,418,602	$4.77	7.16	$—
Vested or expected to vest at December 31, 2011	4,236,907	$4.92	6.14	$—
Options exercisable at December 31, 2011	2,601,650	$7.27	6.14	$—

The following table summarizes information about stock options outstanding at December 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Options Outstanding at December 31, 2011	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Shares Exercisable at December 31, 2011	Weighted- Average Exercise Price
$0.67 — 1.89	2,521,790	8.2 years	$1.13	999,119	$1.30
2.11 — 4.89	1,148,071	6.9 years	$2.99	853,790	$3.29
6.00 — 10.20	72,716	4.6 years	$7.94	72,716	$7.94
17.52 — 24.12	641,991	4.0 years	$17.58	641,991	$17.58
32.07 — 141.21	34,034	1.4 years	$86.25	34,034	$86.25
	4,418,602		$4.77	2,601,650	$7.27

The total intrinsic value of options exercised was approximately $0, $0 and $0.1 million in 2011, 2010 and 2009, respectively. Intrinsic value is measured using the fair market value at the date of exercise (for shares exercised) or at December 31, 2011 (for outstanding options), less the applicable exercise price.

The weighted-average fair value of the stock option awards granted to employees was $0.73, $1.93 and $1.89 in 2011, 2010, and 2009, respectively, and was estimated at the date of grant using the Black-Scholes option-pricing model and the assumptions noted in the following table:

	2011	2010	2009
Expected life	5 years	5 years	5 years
Expected volatility	110.0%	108.0% to 109.0%	110.0% to 118.0%
Risk-free interest rate	1.93% to 2.06%	2.17% to 2.39%	1.67% to 2.52%
Dividend yield	0%	0%	0%

The expected life of the stock options was calculated using the method allowed by the provisions of ASC 718-10.  In accordance with ASC 718-10, the simplified method for “plain vanilla” options may be used where the expected term is equal to the vesting term plus the original contract term divided by two. The Company used its historical volatility rate in 2011, 2010 and 2009, as management believes that this rate will be representative of future volatility over the expected term of the options.  The risk-free interest rate is based on the rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the options. The Company has never paid cash dividends, and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield.

Pre-vesting forfeitures. Estimates of pre-vesting option forfeitures are based on the Company’s experience. Currently, the Company uses a forfeiture rate of 10%. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

Following the departure of a former director in 2011, the Company agreed to extend the period during which he would be entitled to exercise certain vested stock options to purchase the Company’s common stock from three months following the effective date of his resignation, June 14, 2011, to the expiration date of each option granted to the former director.  Additionally, all options that were not vested on the date of his resignation will continue to vest.  The Company recorded compensation expense related to the modification of the exercise period and vesting period of $32,000 in the second quarter of 2011.  Additional compensation expense of $30,000 will be recognized over the remaining vesting period of one year for the non-vested options.

Following the departure of a former director in 2009, the Company agreed to extend the period during which he would be entitled to exercise certain vested stock options to purchase the Company’s common stock from three months following the effective date of his resignation, February 3, 2009, to six months following such effective date. The Company recorded compensation expense related to the modification of the exercise period of $3,000 in the first quarter of 2009.

The total remaining unrecognized compensation cost related to non-vested stock options, restricted stock and restricted stock units amounted to $1.1 million at December 31, 2011, which will be amortized over the weighted-average remaining requisite service period of 2.2 years.

Restricted Stock

Restricted stock was issued to certain employees in 2007, and entitled the holder to receive a specified number of shares of the Company’s common stock over a four year, monthly vesting term.  This restricted stock grant is accounted for at fair value at the date of grant and an expense was recognized during the vesting term. All restricted stock grants vested in 2010.

Restricted Stock Units

Restricted stock units were issued to certain employees and non-employee members of the Company’s Board of Directors in 2011, 2009 and 2008, which entitle the holder to receive a specified number of shares of the Company’s common stock at the end of the one year, two year or four year vesting term.  This restricted stock unit grant is accounted for at fair value at the date of grant and an expense is recognized during the vesting term.

Summarized information for restricted stock unit grants in 2011 is as follows:

	Restricted Stock Units	Weighted Average Grant Date Value Per Share
Nonvested at December 31, 2010	75,441	$3.72
Granted	258,750	0.52
Vested	(14,375)	2.43
Forfeited	—	—
Nonvested at December 31, 2011	319,816	$1.03

2009 Employee Stock Purchase Plan

The 2009 Employee Stock Purchase Plan (the “2009 ESPP”) was adopted by the Board of Directors on December 19, 2008, subject to stockholder approval, and was approved by the stockholders at the Company’s 2009 Annual Meeting held on June 2, 2009. The 2009 ESPP was effective on January 1, 2009 and a total of 1,000,000 shares of common stock have been reserved for sale. The 2009 ESPP is implemented by offerings of rights to all eligible employees from time to time. Unless otherwise determined by the Company’s Board of Directors, common stock is purchased for accounts of employees participating in the 2009 ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of the Company’s common stock on the first day the offering or (ii) 85% of the fair market value of a share of the Company’s common stock on the last trading day of the purchase period. The initial period commenced January 1, 2009 and ended on June 30, 2009.  Each subsequent offering period will have a six-month duration.

The number of shares to be purchased at each balance sheet date is estimated based on the current amount of employee withholdings and the remaining purchase dates within the offering period.  The fair value of share options expected to vest is estimated using the Black-Scholes option-pricing model.  Share options for employees entering the 2009 ESPP were estimated using the Black-Scholes option-pricing model and the assumptions noted on the table below.

	2011	2010	2009
Expected life	n/a	.50 years	.50 years
Expected volatility	n/a	110.0%	114.0%-118.0%
Risk-free interest rate	n/a	0.20%	0.28%-0.33%
Dividend yield	n/a	0%	0%

There were no shares issued under the 2009 ESPP in 2011.  A total of 78,267 shares have been issued under the 2009 ESPP as of December 31, 2011.  The Company recorded an expense of $0, $23,000 and $38,000 in 2011, 2010 and 2009, respectively, based on the estimated number of shares to be purchased.

Warrants

The following table summarizes information about warrants outstanding at December 31, 2011:

	Expiration	Common Shares
Issued in Connection With	Date	Issuable	Exercise Price
December 2006 stock issuance	2012	1,284,933	$4.41
June 2007 stock issuance	2012	889,576	8.79
Termination of sublicense agreement	2012	83,333	5.88
October 2007 stock issuance	2013	709,745	5.64
December 2007 stock issuance	2013	555,555	4.50
March 2008 stock issuance	2013	1,011,744	2.58
2006 senior secured term loan	2013	27,968	1.17
2006 senior secured term loan	2013	325,203	1.23
June 2008 stock issuance	2013	766,667	1.17
July 2008 stock issuance	2013	33,333	1.17
August 1, 2008 stock issuance	2013	92,166	2.04
August 11, 2008 stock issuance	2013	60,409	1.89
August 11, 2008 stock issuance	2013	460,830	2.08
August 11, 2008 stock issuance	2013	86,748	2.85
February 2009 convertible debt (See Note 6)	2014	3,703,704	3.11
February 2009 convertible debt (See Note 6)	2014	462,963	3.38
June 2010 stock issuance	2012	6,136,363	1.64
June 2010 stock issuance	2015	4,602,273	1.64
June 2010 stock issuance	2015	306,818	1.38
November 2010 stock issuance	2015	163,935	0.76
February 2011 stock issuance	2016	3,570,000	0.75
February 2011 stock issuance	2016	446,250	1.00
March 2011 stock issuance	2016	5,307,693	0.72
March 2011 stock issuance	2016	353,847	0.81
May 2011senior secured term loan (See Note 6)	2016	1,092,063	0.63
Total		32,534,119	$2.00

11. Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets relate primarily to its net operating loss carryforwards and other balance sheet basis differences. In accordance with ASC 740, “Income Taxes,” the Company recorded a valuation allowance to fully offset the net deferred tax asset, because it is not more likely than not that the Company will realize future benefits associated with these deferred tax assets at December 31, 2011 and 2010. The change in the valuation allowance for the years ended December 31, 2011 and 2010 was an increase of approximately $5.8 million and $11.9 million, respectively. The increases in the valuation allowance of $11.9 million during the year ended December 31, 2010 were net of an increase in the valuation allowance of $6.2 million as a result of adjustments to the gross deferred tax asset related to the net operating loss carryforward due to an adjustment to the ownership change under Internal Revenue Code Section 382 in 2009, which was subsequently adjusted in 2010. Significant components of the Company’s deferred tax assets at December 31, 2011 and 2010 are as follows:

	December 31,
	2011	2010
	(in thousands)
Deferred tax assets:
Patent costs	$637	$731
Inventory expense	595	—
Share-based payments	5,583	5,318
Accrued liabilities — U.S.	282	275
Accrued liabilities — foreign	347	347
Deferred revenue	4,362	4,882
Property and equipment	749	695
Deferred rent	212	273
Other	6	(76)
Warrant	45	45
Credits	3,693	3,611
Net operating loss carryforwards — U.S.	52,813	47,530
Net operating loss carryforwards — foreign	4,198	4,116
Total deferred tax assets	73,522	67,747
Valuation allowance	(73,522)	(67,747)
Net deferred tax assets	$—	$—

A reconciliation of the federal statutory tax rate and the effective tax rates is as follows:

	Year Ended December 31,
	2011	2010	2009
Statutory tax rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(5.5)	(5.5)	(5.5)
Share-based payments	0.7	0.7	0.5
Foreign deferred tax adjustment	0.2	3.8	0.0
Other	1.7	(1.9)	0.0
Change in valuation allowance	36.9	36.9	39.0
Effective tax rate	(0)%	(0)%	(0)%

The principal differences between the U.S. statutory tax rate of 34% and the Company’s effective tax rates of (0)% for the years ended December 31, 2011, 2010 and 2009 is primarily due to the Company’s valuation allowance and the write-down of net operating loss carryforwards due to an ownership change under Internal Revenue Code Section 382 in 2009.

The Company has approximately $280.3 million of net operating loss carryforwards (federal, state and foreign) and tax credit carryforwards of $3.7 million as of December 31, 2011. The Company reduced its tax attributes (NOL’s and tax credits) as a result of the Company’s ownership changes in 2009 and 2007 and the limitation placed on the utilization of its tax attributes as a substantial portion of the NOL’s and tax credits generated prior to the ownership change will likely expire unused. Accordingly, the federal NOL’s were reduced by approximately $272.0 million and the tax credit carryforwards were reduced by approximately $7.3 million.

	December 31,
	2011	2010
	(in millions)
Federal NOL’s	$134.2	$120.9
State NOL’s	129.4	115.6
Foreign NOL’s	16.7	15.6
Total NOL’s	$280.3	$252.1

	(in thousands)
Federal Credits	$481	$406
State Credits	3,211	3,205
Total Credits	$3,692	$3,611

The Company’s federal NOL’s of $134.2 million and state NOL’s of $129.4 million begin to expire after 2012 up through 2031. The Company’s foreign NOL’s of $16.7 million do not expire. The Company’s federal and state tax credits of $3.7 million begin to expire in 2025 through 2031.

The Company follows the provisions of ASC 740, which prescribes a threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosures.  There was no cumulative effect adjustment upon adoption.  A reconciliation of the beginning and ending unrecognized tax benefits is as follows:

	December 31,	December 31,	December 31,
	2011	2010	2009
	(in thousands)
Balance at January 1,	$—	$—	$115
Reductions related to tax positions	—	—	(115)
Balance at December 31,	$—	$—	$—

12. Segment and Geographic Information

The Company operates as one reportable segment. The Company maintains development operations in the U.S. and Germany.  Geographic information is as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Revenue
U.S.	$943	$993	$412
Germany	1	1	2
	$944	$994	$414
Net loss
U.S.	$14,606	$14,187	$38,505
Germany	1,050	1,350	309
	$15,656	$15,537	$38,814
Total Assets
U.S.	$7,457	$4,564	$7,417
Germany	64	125	97
	$7,521	$4,689	$7,514
Long Lived Assets, net
U.S.	$113	$211	$348
Germany	7	11	12
	$120	$222	$360

13. Quarterly Results (Unaudited)

Summarized quarterly results of operations is as follows (in thousands except per share and share amounts):

	Year Ended December 31, 2011
	First	Second	Third	Fourth
	(in thousands, except for share and per share amounts)
Revenue	$238	$224	$275	$207
Total costs and expenses	3,168	4,303	4,645	2,881
Net loss	(2,466)	(4,342)	(5,397)	(3,451)
Basic and diluted loss per common share(1)	(0.04)	(0.06)	(0.08)	(0.05)
Weighted average shares outstanding	60,102,966	70,993,924	71,003,667	71,003,667

	Year Ended December 31, 2010
	First	Second	Third	Fourth
	(in thousands, except for share and per share amounts)
Revenue	$195	$251	$257	$291
Total costs and expenses	4,124	4,335	4,265	3,644
Net loss	(4,508)	(4,889)	(3,168)	(2,972)
Basic and diluted loss per common share(1)	(0.10)	(0.11)	(0.06)	(0.06)
Weighted average shares outstanding	44,160,266	44,274,642	50,393,488	52,466,655

(1) Basic and diluted loss per common share are computed independently for each of the periods presented. Accordingly, the sum of the quarterly loss per common share amounts may not agree to the total for the year.

14. Subsequent Events (Unaudited)

The Company filed a Certificate of Designation in Delaware on February 8, 2012, which designated 2,000 shares of its authorized preferred shares as Series A 0% Convertible Preferred Stock.

The Company received $1.8 million cash, net of $0.2 million in transaction costs, in February 2012 from the issuance of 2,000 shares of the Company’s Series A 0% Convertible Preferred Stock, at a price of $1,000 per share, and warrants to purchase 5.0 million shares of the Company’s Common Stock.  The Shares of Preferred Stock were convertible into an aggregate of 10.0 million shares of the Company’s Common Stock.  A total of 1,224 shares of Preferred Stock were converted into approximately 6.1 million shares of the Company’s Common Stock as of March 23, 2012.

The Company reduced the exercise price and extended the expiration date of the Company’s outstanding Series B Common Stock Purchase Warrants that were issued in a registered direct offering that closed on June 30, 2010 (the “Series B Warrants”) effective January 9, 2012. The Series B Warrants, which originally would have expired at the close of business on January 9, 2012, are exercisable for up to 6,136,363 shares of the Company’s common stock; the original exercise price was $1.64 per share. The exercise price has been reduced to $0.20 per share, and the expiration date has been extended to the close of business on the earlier of (i) April 9, 2012 or (ii) a date selected by the Company in its sole discretion, with respect to which date the Company provides written notice to the warrant holder not less than ten business days in advance.  A total of 3.8 million warrants were exercised for proceeds of $0.8 million as of March 23, 2012.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 6, 2012

PROSPECTUS

353,171 Shares of Common Stock, par value $0.0001 per share

This prospectus relates solely to the resale of up to an aggregate of 353,171 shares of common stock of EpiCept Corporation (“EpiCept” or the “Company”) by the selling stockholder identified in this prospectus. The shares being offered are issuable upon the exercise of warrants held by the selling stockholder.

The selling stockholder identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time as such selling stockholder may determine through public or private transactions or through other means described in the section of this prospectus entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices.  The prices at which the selling stockholder may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties. We will not receive any of the proceeds from the sale of these shares by the selling stockholder.  If the warrants are exercised by the payment of cash, however, we would receive the exercise price of the warrants, which is, for the 27,968 warrants issued in the private placement by us on June 23, 2008, $1.17 per share; and for the 325,203 warrants issued in the private placement by us on June 23, 2008, $1.23 per share.

However, all the warrants covered by the registration statement of which this prospectus is a part have a cashless exercise provision that allows the holder to receive a reduced number of shares of our common stock, without paying the exercise price in cash. To the extent any of the warrants are exercised in this manner, we will not receive any additional proceeds from such exercise. We have agreed to pay all expenses relating to registering the securities. The selling stockholder will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.

Our common stock is dual-listed on the OTCQX® U.S. trading platform and the Nasdaq OMX Stockholm Exchange under the ticker symbol “EPCT.” The last reported sale price of our common stock on April 3, 2012 was $0.24 per share.

Investing in our securities involves risks. You should read “Risk Factors” beginning on page 7 of this prospectus and the risk factors described in any prospectus supplement or in other documents incorporated by reference herein or therein before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2012.

THE OFFERING

Securities Offered

This prospectus relates solely to the resale by the selling stockholder identified in this prospectus of up to an aggregate of 353,171 shares of our common stock. The shares being offered are issuable upon the exercise of warrants held by the selling stockholder.

Use of Proceeds

We will not receive any of the proceeds from the sale of these shares by the selling stockholder. If the warrants are exercised by the payment of cash, however, we would receive the exercise price of the warrants, which is, for the 27,968 warrants issued in the private placement by us on June 23, 2008, $1.17 per share; and for the 325,203 warrants issued in the private placement by us on June 23, 2008, $1.23 per share. We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of warrants to meet our working capital needs and for general corporate purposes.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the selling stockholder in our term loan financing. We will not receive any proceeds from the resale of our common stock under this offering. We may receive proceeds from the issuance of shares of common stock upon exercise of warrants. If each of the warrants issued in connection with our term loan financing is exercised for cash, we estimate that we may receive up to an additional $432,722. We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of warrants to meet our working capital needs and for general corporate purposes.

If the warrants issued in connection with our term loan financing are exercised pursuant to their cashless exercise provision, we will not receive any additional proceeds from such exercise.

SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholder” in this prospectus, we mean those persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for resale to the public, and the number of shares of common stock that such selling stockholder may offer pursuant to this prospectus. The common stock being offered by the selling stockholder is issuable upon the exercise of warrants that were acquired from us on June 23, 2008 pursuant to the second amendment to our term loan with Hercules. We have agreed to file a registration statement covering the common stock issuable upon exercise of the warrants received by the selling stockholder. Except as noted below, the selling stockholder has not, nor within the past three years has had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not and was not affiliated with registered broker-dealers.

Based on the information provided to us at the time of the initial filing of the registration statement of which this prospectus is a part by the selling stockholder and as of the date the same was provided to us, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Owned After the Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Percentage of
	Number of Shares of	Number of Shares of	Number of Shares of	Common Stock
	Common Stock Owned	Common Stock Being	Common Stock Owned	Owned After
Name of Selling Stockholder	Prior to the Offering	Offered Hereby	After the Offering(1)	the Offering

Hercules Technology Growth Capital, Inc.	353,171	353,171	—	—
525 University Ave., Suite 700
Palo Alto, CA 94301

PLAN OF DISTRIBUTION

Hercules, or the Selling Stockholder, the selling stockholder of the common stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTCQX or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholder may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholder without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 6, 2012

PROSPECTUS

24,968,868 Shares of Common Stock, par value $0.0001 per share

This prospectus relates solely to the continuing offering of up to an aggregate of 24,968,868 shares of common stock of EpiCept Corporation (“EpiCept” or the “Company”) issuable upon the exercise of outstanding warrants previously sold by the Company in ten registered direct transactions using effective shelf registration statements.

The outstanding warrants have a weighted average exercise price of $1.05 per share (which is considerably higher than the current trading price of our common stock), ranging between $0.17 and $5.64.  If the warrants are exercised by the payment of cash, we would receive the exercise price of the warrants.  However, all the warrants covered by the registration statement of which this prospectus is a part have a cashless exercise provision that allows the holder to receive a reduced number of shares of our common stock, without paying the exercise price in cash.  To the extent any of the warrants are exercised in this manner, we will not receive any additional proceeds from such exercise.  We have agreed to pay all expenses relating to registering the securities.

Our common stock is dual-listed on the OTCQX® U.S. trading platform and the Nasdaq OMX Stockholm Exchange under the ticker symbol “EPCT.” The last reported sale price of our common stock on April 3, 2012 was $0.24 per share.

Investing in our securities involves risks. You should read “Risk Factors” beginning on page 7 of this prospectus and the risk factors described in any prospectus supplement or in other documents incorporated by reference herein or therein before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2012.

THE OFFERING

Securities Offered

This prospectus relates solely to the continuing offering of up to an aggregate of 24,968,868 shares of our common stock issuable upon the exercise of outstanding warrants previously sold by us in ten registered direct transactions using effective shelf registration statements.

Use of Proceeds

If the warrants are exercised by the payment of cash, we would receive the exercise price of the warrants. We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of warrants to meet our working capital needs and for general corporate purposes.

USE OF PROCEEDS

If the warrants are exercised by the payment of cash, we would receive the exercise price of the warrants.  We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of warrants to meet our working capital needs and for general corporate purposes.

If the warrants are exercised pursuant to their cashless exercise provisions, we will not receive any additional proceeds from such exercise.

PLAN OF DISTRIBUTION

This prospectus relates solely to the continuing offering of up to an aggregate of 24,968,868 shares of our common stock issuable upon the exercise of outstanding warrants previously sold by us in ten registered direct transactions using effective shelf registration statements.  The outstanding warrants have the following exercise prices and expiration dates:

Number of Warrants	Exercise Price	Expiration Date
709,745	$5.64	4/10/13
555,555	$4.50	6/4/13
903,343	$2.58	3/6/13
666,667	$1.17	6/23/13
60,409	$1.89	8/11/13
460,830	$2.08	8/11/13
4,602,273	$1.64	12/28/15
3,570,000	$0.75	2/7/16
5,307,693	$0.72	9/30/16
5,000,000	$0.20	2/8/17
3,132,353	$0.17	4/2/17

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                        Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with this offering of securities described in this registration statement. All amounts shown are estimates. The Registrant will bear all expenses shown below.

SEC registration fee	$2,903
Printer expenses	2,500
Legal fees and expenses	7,500
Accounting fees and expenses	15,000

Total	$27,903

Item 14.                                        Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Article 6, Section 1, of EpiCept’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of EpiCept (or was serving at EpiCept’s request as a director or officer of another corporation) shall be paid by EpiCept in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by EpiCept as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, EpiCept’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to EpiCept and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to EpiCept for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

EpiCept may enter into indemnification agreements with each of its directors and executive officers and has purchased directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, an individual will receive indemnification for expenses, judgments, fines and amounts paid in settlement if he or she is found to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of EpiCept, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in the indemnification agreement, EpiCept shall not indemnify any such director or executive officer seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by such person unless the initiation thereof was authorized in the specific case by the Board of Directors of EpiCept. The indemnification agreements provide for EpiCept to advance to the individual any and all expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the final disposition thereof. In order to receive an advance of expenses, the individual must submit to EpiCept copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of EpiCept in which indemnification is being sought, nor is EpiCept aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of EpiCept.

Item 15.                                        Recent Sales of Unregistered Securities.

None.

Item 16.                                        Exhibits.

Exhibit Number	Description
2(a)

Agreement and Plan of Merger, dated as of September 6, 2005, among EpiCept Corporation, Magazine Acquisition Corp. and Maxim Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 to Maxim Pharmaceuticals Inc.’s Current Report on Form 8-K filed September 6, 2005).

3(a)	Third Amended and Restated Certificate of Incorporation of EpiCept Corporation (incorporated by reference to Exhibit 3.1 to EpiCept Corporation’s Current Report on Form 8-K filed May 21, 2008).

3(b)	Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to EpiCept Corporation’s Current Report on Form 8-K filed July 9, 2009).

3(c)

Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on January 14, 2010 (incorporated by reference to Exhibit 3.1 to EpiCept Corporation’s Current Report on Form 8-K filed January 14, 2010).

3(d)	Certificate of Designation of Series A 0% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to EpiCept Corporation’s Current Report on Form 8-K filed February 9, 2012).

3(e)	Certificate of Designation of Series B 0% Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to EpiCept Corporation’s Current Report on Form 8-K filed April 3, 2012).

3(f)	Amended and Restated Bylaws of EpiCept Corporation (incorporated by reference to Exhibit 3.1 to EpiCept Corporation’s Current Report on Form 8-K filed February 18, 2010).

4(a)

Form of Indenture for Convertible Debt Securities of EpiCept Corporation (incorporated by reference to Exhibit 4.1 of EpiCept Corporation’s Registration Statement on Form S-3, No. 333-160571, filed on July 14, 2009).

5(a)	Opinion of Eilenberg & Krause LLP (previously filed)

21(a)	List of subsidiaries of EpiCept Corporation (incorporated by reference to Exhibit 21.1 to EpiCept Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Eilenberg & Krause LLP (included as part of Exhibit 5(a) hereto).

24(a)	Powers of Attorney (included in Part II of the original Registration Statement under the caption “Signatures”).

101(a)

The following financial information from EpiCept Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets as of December 31, 2011, and December 31, 2010, (ii) Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2011, and December 31, 2010 (iii) Consolidated Statements of Stockholders’ Deficit for the years ended December 31, 2011, and December 31, 2010 (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2011, and December 31, 2010, and (v) the Notes to Consolidated Financial Statements.

Item 17.                                        Undertakings.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

4. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

6. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a supplement to the prospectus included in this Registration Statement which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment on Form S-1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York on April 6, 2012.

EPICEPT CORPORATION

By:	/s/ John V. Talley
John V. Talley
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date
/s/ John V. Talley	Director, President and Chief Executive Officer	April 6, 2012
John V. Talley	(Principal Executive Officer)

/s/ Robert W. Cook	Chief Financial Officer	April 6, 2012
Robert W. Cook	(Principal Financial and Accounting Officer)

Director
Alan W. Dunton

*	Director	April 6, 2012
Robert G. Savage

*	Director	April 6, 2012
Keith L. Brownlie

*	Director	April 6, 2012
Gerhard Waldheim

*	Director	April 6, 2012
Wayne P. Yetter

*	Director	April 6, 2012
A. Collier Smyth

*By:	/s/ Robert W. Cook
Robert W. Cook
Attorney-in-fact